Exhibit 99.1

Scott Mahoney

Chief Executive Officer

____________, 2019

Dear Taronis Technologies Shareholder:

We are pleased to inform you that the board of directors of Taronis Technologies, Inc. (“Taronis Technologies”) has approved a plan to pursue a separation of its gas and welding supply retail business from Taronis Technologies through a spin-off of its wholly owned subsidiary, Taronis Fuels, Inc. (“Taronis Fuels”). Taronis Technologies will distribute the shares of Taronis Fuels as a dividend to shareholders of Taronis Technologies on or about December 5, 2019. We expect the Taronis Fuels common stock to be quoted on the OTCQX of the OTC Market Group under the symbol “TRNF” at the time of the spin-off and, assuming such quotation, we expect to up list the Taronis Fuels common stock from the OTCQX to The NYSE American (“NYSE American exchange”) under the symbol “TRNF” within six months following the spin-off date.

As a current shareholder of Taronis Technologies, you will receive five (5) shares of common stock of Taronis Fuels for every one (1) share of common stock of Taronis Technologies that you own and hold as of the record date so long as you continue to hold your shares on the distribution date, as further described in the enclosed Information Statement. Shareholder approval of the distribution is not required, nor are you required to take any action to receive your shares of common stock of Taronis Fuels.

Following completion of the spin-off, common stock of Taronis Technologies, which will continue as a leading clean technology company in the renewable resources and environmental solutions industries, will continue to trade on the Nasdaq Capital Market, subject to Taronis Technologies continued compliance with the Nasdaq Listing Rules, under the symbol “TRNX.”

We invite you to learn more about Taronis Fuels by reviewing the enclosed Information Statement, which describes the spin-off and Taronis Fuels in detail and contains important information about Taronis Fuels, including historical audited and unaudited condensed combined carve-out financial statements.

Thank you for your continued support of Taronis Technologies and your future support of Taronis Fuels.

Sincerely,

Scott Mahoney

Chief Executive Officer

Enclosure

Taronis Technologies, Inc.

300 W. Clarendon Avenue, #230

Phoenix, Arizona 85013

United States

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to Completion, dated September 30, 2019

INFORMATION STATEMENT

TARONIS FUELS, INC.

Common Stock

($0.000001 par value)

Taronis Technologies, Inc., (“Taronis Technologies”) is sending this Information Statement (“Information Statement”) to its shareholders in connection with the distribution by Taronis Technologies of 100% of the outstanding common stock of Taronis Fuels, Inc. (“Taronis Fuels”) to holders of Taronis Technologies’ common stock. As of the date of this Information Statement, Taronis Technologies owns all of Taronis Fuel’s outstanding common stock.

On June 24, 2019, Taronis Technologies’ Board of Directors approved a plan to pursue a separation of its gas and welding supply retail business from Taronis Technologies through a spin-off, which will result in the distribution of 100% of Taronis Technologies’ interest in Taronis Fuels to holders of Taronis Technologies’ common stock. Holders of Taronis Technologies’ common stock will be entitled to receive five (5) shares of Taronis Fuels common stock for every one (1) share of Taronis Technologies common stock held as of 5:00 p.m., New York City time, on the record date, November 29, 2019. The distribution date for the spin-off will be on or about December 5, 2019. Immediately after the distribution is completed, Taronis Fuels will be an independent, publicly traded company. The distribution is being conducted on a pro rata basis to the Taronis Technologies shareholders in a manner that is intended to be tax-free for United States federal income tax purposes.

You will not be required to pay any cash or other consideration for the Taronis Fuels common stock that will be distributed to you or to surrender or exchange your Taronis Technologies common stock to receive Taronis Fuels common stock in the spin-off. The distribution will not affect the number of Taronis common stock that you hold. No approval by Taronis Technologies shareholders of the spin-off is required or being sought. You are not being asked for a proxy and you are requested not to send a proxy.

As discussed under “The Spin-off–Trading Between the Record Date and Distribution Date,” if you sell your Taronis Technologies common stock in the “regular way” market after the record date, but before or on the distribution date, you will be selling your right to receive Taronis Fuels common stock in connection with the spin-off. You are encouraged to consult with your financial advisor regarding the specific implications of selling your Taronis Technologies common stock before or on the distribution date.

Taronis Fuels common stock is not publicly traded and there is currently no public market for its common stock. Taronis Fuels will file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and apply to have its common stock authorized for quotation on the OTCQX market of the OTC Markets Group, Inc. but there are no assurances that its common stock will be quoted on the OTCQX or any other quotation service, exchange or trading facility. An active public market for its common stock may not develop or be sustained after the distribution. If an active public market does not develop or is not sustained, it may be difficult for its stockholders to sell their shares of common stock at a price that is attractive to them, or at all. Taronis Fuels intends to request the symbol “TRNF” to be issued in connection with the initiation of quotation on the OTCQX. Assuming Taronis Fuels’ application for quotation is approved, Taronis Fuels expects that a limited market, commonly known as a “when-issued” trading market, for its common stock will begin prior to the distribution date on the record date, November 29, 2019, and Taronis Fuels expects that “regular way” trading of its common stock will begin the first day of trading after the distribution date, on or about December 5, 2019. Following the distribution date, Taronis Fuels intends to apply to up list its common stock to The NYSE American (“NYSE American exchange”) exchange under the symbol “TRNF” and expects such up listing to occur within six months of the distribution date, but there is no assurance that its common stock will be listed on the NYSE American.

In reviewing this Information Statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 14 of this Information Statement.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Taronis Technologies first mailed or made this Information Statement available electronically to its shareholders on or about November 29, 2019.

The date of this Information Statement is ___________, 2019.

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In this Information Statement, unless the context requires otherwise or we specifically indicate otherwise, the terms “Taronis Fuels,” “we,” “our” and “us” when used in a historical context refer to Taronis Fuels, Inc., and its subsidiaries MagneGas Welding Supply – Southeast, LLC, MagneGas Welding Supply – South, LLC, MagneGas Welding Supply – West, LLC, MagneGas Real Estate Holdings, LLC, MagneGas Production, LLC, MagneGas Limited (United Kingdom) and MagneGas Ireland Limited (Republic of Ireland), individually a “subsidiary” and collectively the “subsidiaries”, and when used in the present or future tense refer to Taronis Fuels and its subsidiaries after giving effect to the spin-off. “Taronis Technologies” means Taronis Technologies, Inc., a Delaware corporation, and its subsidiaries, other than Taronis Fuels, Inc. and its subsidiaries, unless the context otherwise requires.

The transaction in which Taronis Technologies will distribute the shares of Taronis Fuels common stock to Taronis Technologies stockholders is referred to in this Information Statement as the “distribution.” The transactions in which Taronis Fuels will be separated from Taronis Technologies and Taronis Fuels will become an independent publicly-traded company, including the distribution, are referred to in this Information Statement collectively as the “spin-off.”

Except as otherwise indicated or unless the context otherwise requires, the information included in this Information Statement about Taronis Fuels assumes the completion of the spin-off.

This Information Statement is being furnished solely to provide information to Taronis Technologies’ stockholders who will receive shares of common stock of Taronis Fuels in the spin-off. It is not provided as an inducement or encouragement to buy or sell any securities of Taronis Technologies or Taronis Fuels. This Information Statement describes our business, our relationship with Taronis Technologies, and how the spin-off affects Taronis Technologies and its stockholders, and provides other information to assist you in evaluating the Taronis Fuels common stock that you will receive in the spin-off. You should not assume that the information contained in this Information Statement is accurate as of any date other than the date set forth on the front cover. Changes will occur after the date of this Information Statement, and neither we nor Taronis Technologies will update the information except in the normal course of our or Taronis Technologies’ respective public disclosure practices or to the extent required pursuant to federal securities laws.

Trademarks, Trade Names and Service Marks

We own or have rights to use the trademarks, trade names and service marks that we use in connection with the operation of our business. Some of the more important marks that we own or have the rights to use in the United States or in other jurisdictions that appear in this Information Statement include: “MagneGas” and “Venturi”. Our rights to some of these trademarks may be limited to select markets. Each trademark, trade name or service mark of any other company appearing in this Information Statement is, to our knowledge, owned by that other company.

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SUMMARY

The following is a summary of some of the information contained in this Information Statement. It does not contain all the details concerning Taronis Fuels or the spin-off transaction, including information that may be important to you. We urge you to read this entire document carefully, including “Risk Factors,” “Selected Historical Consolidated Financial Data” and the “Audited and Unaudited Condensed Combined Carve-Out Financial Statements” and the notes to those financial statements included elsewhere in this Information Statement.

References in this Information Statement to the terms “Taronis Fuels,” “we,” “our” and “us” when used in a historical context refer to Taronis Fuels, Inc., and its subsidiaries MagneGas Welding Supply – Southeast, LLC, MagneGas Welding Supply – South, LLC, MagneGas Welding Supply – West, LLC, MagneGas Real Estate Holdings, LLC, MagneGas Production, LLC, MagneGas Limited (United Kingdom) and MagneGas Ireland Limited (Republic of Ireland), individually a “subsidiary” and collectively the “subsidiaries”, and when used in the present or future tense refer to Taronis Fuels and its subsidiaries after giving effect to the spin-off. References in this Information Statement to our historical assets, liabilities, products, operations or activities of our business generally refer to the historical assets, liabilities, products, operations or activities of our business as it was historically owned, incurred or conducted by Taronis Fuels and its subsidiaries prior to the spin-off.

References in this Information Statement to “Taronis Technologies” means Taronis Technologies, Inc., a Delaware corporation, and its subsidiaries, other than Taronis Fuels and its subsidiaries, unless the context otherwise requires. The transaction in which Taronis Technologies will distribute the shares of Taronis Fuels common stock to Taronis Technologies stockholders is referred to in this Information Statement as the “distribution.” The transactions in which Taronis Fuels will be separated from Taronis Technologies and Taronis Technologies will become an independent publicly-traded company, including the distribution, are referred to in this Information Statement collectively as the “spin-off.” Unless otherwise indicated or the context otherwise requires, the information included in this Information Statement assumes the completion of the spin-off and all of the transactions referred to in this Information Statement as occurring in connection with the spin-off.

Our Company

We are a holding company of various gas and welding supply companies, including MagneGas Welding Supply – Southeast, LLC, MagneGas Welding Supply – South, LLC, MagneGas Welding Supply – West, LLC, MagneGas Limited (United Kingdom) and MagneGas Ireland Limited (Republic of Ireland), that sells and distributes gas production Venturi® units, a full line of industrial gases and welding equipment and services to the retail and wholesale metalworking and manufacturing industries.

In addition to a suite of industrial gases and welding supply equipment offerings, we also create, sell and distribute a synthetic gas called “MagneGas”, which is produced by our wholly owned subsidiary, MagneGas Production, LLC. MagneGas is comprised primarily of hydrogen and created through a patented protected process, which we license from Taronis Technologies under an exclusive worldwide license. The fuel can be used as an alternative to acetylene and other fossil-fuel derived fuels for metal cutting and other commercial uses. After production, the fuel is stored in hydrogen cylinders which are then sold to market on a rotating basis. Independent analyses performed by the City College of New York and Edison Welding Institute have verified that MagneGas cuts metal at a significantly higher temperature and faster than acetylene, which is the most commonly used fuel in metal cutting. The use of MagneGas is substantially similar to acetylene making it easy for end-users to adopt our product with limited training.

Over the last several years we have acquired and maintain a retail distribution network, which allows us to sell and transport MagneGas to customers in various metalworking industries. Since 2017, we have doubled the range we are able to distribute MagneGas and are now able to more efficiently address markets within a 500-mile radius of our production hubs in Florida and Texas. We currently have a Venturi® Plasma Arc gas production unit in Texas that is in the process of being readied for MagneGas production. Within the next year or so, we plan to add one or more production hubs in California to serve the western United States. Finally, we have and intend to continue to acquire complementary gas and welding supply distribution businesses in order to expand the distribution and use of MagneGas, other industrial gases and related equipment. We have sold to over 30,000 customers in the public and private sectors.

As of September 30, 2019, we sell industrial gas and welding equipment and services through our 22 retail locations located throughout California, Texas, Louisiana and Florida. Prior to the proposed spin-off, we have been a wholly-owned subsidiary of Taronis Technologies.

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Proprietary Product – MagneGas Fuel

In addition to the other industrial gases and welding supplies we sell, we have one proprietary product that we market and sell which is derived from our core licensed technology. “MagneGas” is our clean, renewable alternative cutting fuel which is sold at our various locations to retail end users as an alternative product to acetylene. MagneGas is created by passing the MagneGas feed stock through the patented submerged Venturi® Plasma Arc System.

● Our patented (licensed) system enables fluid to efficiently pass through a submerged plasma arc.

● To create synthetic fuel, the fluid must contain hydrogen and oxygen – carbon supply can be facilitated by the electrodes.

● As the fluid passes through the arc, hydrogen, carbon and oxygen molecules are liberated and gasified.

● A wide range of feedstocks can produce different gases, with differing flame and heating properties

● Typically, our fuels are 40-60% ionized hydrogen and 30-40% other synthetic hydrocarbon and carbon compounds.

Strategy

We strive to be a top independent industrial gas and welding supply company. We aim to accomplish this goal through commercialization of our existing proprietary product MagneGas, increasing marketing/sales and awareness of our MagneGas and through increasing our customer base. To help commercialize the use of MagneGas, over the last several years we have acquired and integrated a number of independent welding supply and gas distribution businesses, which now offer MagneGas as an alternative to acetylene in 22 retail locations across the United States. We have also expanded internationally and have aligned ourselves with reputable industry leaders in product application, testing and safety. Finally, we will continue to evaluate potential strategic acquisition targets to enhance our organic based growth model and to market and sell our Venturi® Plasma Arc units abroad.

Distribution

We distribute and sell our MagneGas fuel, other gases and welding supplies at our retail locations in California, Texas, Louisiana and Florida and through our subsidiaries and in some cases through a select network of independent welding supply distributors. We primarily sell our Venturi® Plasma Arc units directly for commercial application of MagneGas production outside the United States.

Competitive Business Conditions

The competitive landscape in which our welding supply and gas distribution businesses operates is comprised of several major international conglomerates, such as Airgas, Linde, Air Products and Praxair, to name a few, and a number of smaller independent distributors which compete for market share in certain geographical areas. We believe that the superior qualities of MagneGas and our dedicated staff are a market differentiator which allows us to compete with both large conglomerates and smaller distributors.

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Governmental Approval

Most of our welding supply products and the applications for which they are used are not subject to governmental approval, although we are subject to state and local licensing requirements.

Governmental Regulations

We are regulated by the United States Department of Transportation and state transportation agencies in the method of storage and transportation of the gases we make and sell. We believe that our current operations are fully compliant with applicable local, state and federal regulations.

Key Factors Affecting Performance

Sales of Gases and Welding Supplies

We generate substantially all of our revenue through the sale of industrial gases and welding equipment for the retail and wholesale metalworking and manufacturing industries. In some cases, we generate revenue from the sale of services.

Utilization of Our Products

We believe there is significant opportunity to increase awareness and the use of MagneGas as an alternative to acetylene and propane. Our product is green, renewable and burns clean. We believe that as more of our present and future customers realize the potential of MagneGas, as well as the greater market, our sales will continue to grow and diversify.

Investment in Infrastructure and Growth

Our ability to increase our sales of industrial gases and welding equipment and the ancillary services we offer and to further penetrate our target markets is dependent in large part on our ability to invest in our infrastructure and in our sales and marketing efforts. We continue to invest in value-add infrastructure, such as gas fill plants and gas cylinders. In order to drive future growth, we plan to hire additional sales personnel and invest in marketing our products to our target customers both in the United States and internationally. We believe this will lead to corresponding increases in our operating expenses, and thus may negatively impact our operating results in the short term, although we believe that these investments will grow and improve our business and financial condition over the long term.

Increased System Efficiency for Greater Fuel Output

We continue to conduct ongoing research to discover methods to increase efficiency and reduce the cost of the production of our fuels. Since 2012, we have reduced our production costs by 88% and are working diligently to reduce costs by another 50% in the next 12 months, which we believe will enable us to out-price acetylene producers. During the last two fiscal years, we typically had 3 to 6 full-time employees working on research and development projects. We will receive the benefit of continued research and development results and initiatives pursuant to our intellectual property license with Taronis Technologies. For more information, see the section entitled “Material Agreements Between Taronis Technologies and Us”.

Employees

As of September 30, 2019, we employed approximately 145 full-time employees. We have occasionally used temporary employees and independent contractors to perform production and other duties. We consider our relationship with our employees to be excellent.

Properties

In the spring of 2019, we transitioned our executive team to new corporate headquarters located at 16165 N. 83rd Avenue, Suite 200, Peoria, Arizona 85382. We also have a research and development facility located at 11885 44th Street North, Clearwater, Florida.

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Nearly all of our retail locations are subject to lease arrangements, some of which provide us the option to purchase the subject real estate in the future. We are planning to or are otherwise in the process of purchasing parcels of real estate encompassing one or more of our retail locations.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those described in “Risk Factors” immediately following this Information Statement summary and elsewhere in this Information Statement. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include, but are not limited to, the following:

●	our history of operating losses;

●	the state of the metal working and manufacturing industries;

●	competition in the gas and welding supply retail and wholesale markets;

●	the fluctuation in prices of the products we supply and distribute;

●	product shortages and relationships with key suppliers;

●	product liability and warranty claims, and other claims related to our business; and

●	our ability to attract key employees; and

●	general economic and financial conditions.

In addition, the report of our independent registered public accounting firm for the years ended December 31, 2018 and 2017 contains a statement with respect to substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations and negative cash flows.

The Spin-Off

We are a wholly-owned subsidiary of Taronis Technologies. On July 15, 2019, Taronis Technologies announced that it intended to spin-off Taronis Fuels and its gas and welding supply business from the remainder of its businesses through a tax-free distribution of 100% of the issued and outstanding shares of common stock of Taronis Fuels to the stockholders of Taronis Technologies on a pro rata basis. The entity being spun-off is composed of Taronis Fuels and its subsidiaries. On June 24, 2019, Taronis’ Board of Directors approved the distribution of the issued and outstanding shares of Taronis Fuels common stock in the spin-off on a 1 for 1 basis. On August 21, 2019, the Board of Directors of Taronis Technologies, Inc., in anticipation of the 1:5 reverse split that was effected on August 22, 2019, revised and increased the Taronis Fuels, Inc. dividend ratio to 5:1, such that Taronis Technologies shareholders will receive five (5) shares of Taronis Fuels common stock for every one (1) share of Taronis Technologies common stock held as of the close of business on November 29, 2019, the record date for the spin-off. The purpose of the increase was to provide Taronis Technologies’ shareholders with the same number of shares they would have received if not for the reverse split. All common share numbers in this Form 10 as it relates to Taronis Technologies, Inc. have been retroactively restated for the 1:5 reverse split that was effected on August 22, 2019 as if it was in effect for all periods presented.

Our Post Spin-Off Relationship with Taronis Technologies

In connection with the spin-off, we and Taronis Technologies will enter into a number of agreements that will govern our future relationship. As a result of these agreements, among other things, following the spin-off (i) we and Taronis Technologies will indemnify the other’s past and present directors, officers and employees, and each of their successors and assigns, against certain liabilities incurred in connection with the spin-off and our and Taronis Technologies’ respective businesses, (ii) we will be liable for all pre-distribution U.S. federal income taxes, foreign income taxes and non-income taxes attributable to our business as well as for all other taxes attributable to us after the distribution, (iii) we and Taronis Technologies will provide and/or make available various administrative services and assets to each other, and (iv) we and Taronis Technologies will lease or sublease certain office space to each other. For more information, see the section entitled “Relationship with Taronis Technologies After the Spin-off–Material Agreements between Taronis Technologies and Us.”

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Reasons for the Spin-Off

As a result of a comprehensive evaluation process performed by Taronis Technologies’ Board of Directors, Taronis Technologies’ Board of Directors believes that separating Taronis Technologies into two independent, publicly traded companies is in the best interests of Taronis Technologies and its shareholders, and has concluded that the spin-off will provide each company with certain opportunities and benefits. Such opportunities and benefits include:

-	Investor Perspectives. Improving the market’s understanding of the unique industry-leading business and financial characteristics of both Taronis Technologies and Taronis Fuels and facilitating independent valuation assessments for each company. This is expected to provide investors with a more targeted investment opportunity.

-	Strategic Focus. Enhancing the flexibility of the management team of each company to implement its distinct corporate strategy and make business and operational decisions that are in the best interests of its independent business and shareholders and to allocate capital and corporate resources in a manner that focuses on achieving its own strategic priorities independent of varying business cycles.

-	Management & Employee Incentives. Incentivizing management performance through equity-based compensation that is aligned with the performance of its own operations and designed to attract and retain key employees.

-	Access to Capital. Removing the competition for capital between the businesses. Instead, both companies will have direct access to the debt and equity capital markets to fund their respective growth strategies and to establish an appropriate capital structure for their business needs.

-	Flexibility. Providing each independent company increased strategic and financial flexibility to pursue acquisitions, unencumbered by considerations of the potential impact on the business of the other company.

The Taronis Technologies Board of Directors also considered the probability of successful execution of the spin-off and the risks associated therewith, including the: potential loss of synergies from operating as a consolidated entity; potential loss of joint purchasing power; potential disruptions to the businesses as a result of the spin-off, including information technology or other disruptions; risk of being unable to achieve the benefits expected to be attained by the spin-off; risk that the spin-off might not be completed; potential impact on both companies’ ability to continue to demonstrate civic and charitable leadership in their respective communities; and one-time costs of executing the spin-off. The Taronis Technologies Board of Directors concluded that, notwithstanding these potentially negative factors, the spin-off would be in the best interests of its shareholders. For more information, see the section entitled “The Spin-Off – Reasons for the Spin-off” included elsewhere in this information statement.

Reason for Furnishing this Information Statement

This Information Statement is being furnished solely to provide information to stockholders of Taronis Technologies who will receive shares of Taronis Fuels common stock in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Taronis Technologies’ or Taronis Fuels’ shares of common stock or other securities. The information contained in this Information Statement is believed by Taronis Fuels to be accurate as of the date on the cover. Changes may occur after that date, and neither we nor Taronis Technologies will update the information except in the normal course of our and Taronis Technologies’ respective disclosure practices or to the extent required pursuant to federal securities laws.

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Corporate History

We were initially organized as a Delaware limited liability company on February 1, 2017, under the name MagneGas Welding Supply, LLC, to be a holding company for Taronis Technologies welding supply companies, including our subsidiaries. On April 9, 2019, the Company was converted from a limited liability company to a corporation in accordance with the Delaware General Corporation Law. In conjunction with the conversion, we changed the name of the Company to Taronis Fuels, Inc.

Company Information

After the spin-off, our principal office will be located at 16165 N. 83rd Avenue, Suite 200, Peoria, Arizona 85382 and our phone number will be 866-370-3835. Our corporate website address is www.taronisfuels.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this Information Statement.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have elected to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We will be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although we will lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

Summary of the Spin-off

The following is a brief summary of the terms of the spin-off. Please see the section entitled “The Spin-Off” for a more detailed description of the matters described below.

Distributing Company	Taronis Technologies, which is the parent company of Taronis Fuels. After the distribution, Taronis Technologies will not retain any of the issued and outstanding shares of Taronis Fuels’ common stock.

Distributed Company	Taronis Fuels, which is currently a wholly owned subsidiary of Taronis Technologies. After the distribution, Taronis Fuels will be an independent, publicly traded company.

Shares to be Distributed	Approximately 90,280,000 shares of common stock of Taronis Fuels, subject to adjustment on the record date. Our common stock to be distributed on a pro rata basis will constitute 100% of our issued and outstanding common stock immediately after the spin-off.

Distribution Ratio

Each holder of existing Taronis Technologies common stock will receive five (5) shares of Taronis Fuels common stock for every one (1) share of Taronis Technologies common stock held on the record date and retained by the shareholder up to the distribution date.

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Distribution Procedures	On or about the distribution date, the distribution agent identified below will distribute our common stock by crediting those shares to book-entry accounts established by the transfer agent for persons who were existing shareholders of Taronis Technologies as of 5:00 p.m., New York City time, on the record date. Shareholders may also participate in the spin-off if they purchase Taronis Technologies common stock in the “regular way” market after the record date and retain the Taronis Technologies common stock through the distribution date. Taronis Technologies shareholders will not be required to make any payment or surrender or exchange their Taronis Technologies common stock or take any other action to receive our common stock.

Distribution Agent, Transfer Agent and Registrar for our Common Stock	Corporate Stock Transfer, Inc., which currently serves as the transfer agent and registrar for Taronis Technologies’ common stock.

Record Date	November 29, 2019, which will be the effective date of the registration statement on Form 10 of which this Information Statement forms a part. Holders of record of Taronis Technologies common stock on the record date will become entitled to receive Taronis Fuels common stock as outlined above. In addition, their rights as holders of common stock of Taronis Technologies will continue.

Distribution Date	5:00 p.m., New York city time, on or about December 5, 2019.

Assets and Liabilities Transferred to the Distributed Company

Before the distribution date, we and Taronis Technologies will enter into separation and distribution agreements that will contain key provisions relating to the separation of our business from Taronis Technologies and the distribution of our common stock. The separation and distribution agreements will identify the assets to be transferred (if any), liabilities to be assumed and contracts to be assigned to us by Taronis Technologies in the spin-off and describe when and how these transfers, assumptions and assignments will occur. See “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us–Separation and Distribution Agreement.”

Relationship with Taronis Technologies after the Spin-Off

Before the distribution date, we and Taronis Technologies will enter into several agreements to govern our relationship following the distribution, including a tax sharing agreement, a transition services agreement and other agreements governing other ongoing commercial relationships. See “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us.”

Indemnities	The separation and distribution agreements to be entered into in connection with the spin-off will provide for cross-indemnification between Taronis Technologies and us. See “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us–Separation and Distribution Agreement.” In addition, we will indemnify Taronis Technologies under the tax sharing agreement that we will enter into in connection with the spin-off for the taxes resulting from any acquisition or issuance of our shares that triggers the application of Section 355(e) of the U.S. Internal Revenue Code of 1986, as amended, the “Code”. We will also indemnify Taronis Technologies for certain taxes incurred before and after the distribution date. See “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us-Tax Sharing Agreement.”

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Conditions to the Spin-Off	We expect that the spin-off will be completed on the distribution date, provided that the conditions set forth under the caption “The Spin-off Conditions and Termination” have been satisfied in Taronis’ Technologies sole and absolute discretion.

Reasons for the Spin-Off	Taronis Technologies’ Board of Directors and management believe that our separation from Taronis Technologies will provide the following benefits: (i) improving the market’s understanding and valuation of both principal businesses; (ii) enhancing the ability of the management team of each company to pursue more focused strategies that are in the best interests of its business and shareholders, respectively; (iii) providing the ability to better align incentive compensation with the financial performance of each business, as well as the ability to attract and retain key employees; (iv) creating the opportunity to employ appropriate capital structures within each business adhering to their respective financial profiles and optimal fiscal policies; and (v) increasing the flexibility to independently evaluate and finance organic and inorganic growth opportunities without limitations of operating as a consolidated entity. See “The Spin-off–Reasons for the Spin-off.”

Stock Exchange Listing	Currently there is no public market for our common stock. We will file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and apply to have our common stock authorized for quotation on the OTCQX market of the OTC Markets Group, Inc. but there are no assurances that our common stock will be quoted on the OTCQX or any other quotation service, exchange or trading facility. Assuming our application for quotation is approved, we anticipate that trading will commence on a “when-issued” basis approximately two trading days before the record date. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. Generally, common stock may trade on the OTCQX on a when-issued basis after they have been authorized but not yet formally issued, which is often initiated by the OTCQX prior to the record date relating to the issuance of such common stock. When-issued transactions are settled after our common stock have been issued to Taronis Technologies’ shareholders. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and regular way trading will begin. “Regular way” trading refers to trading after a security has been issued. We cannot predict the trading price for our common stock following the spin-off. Following the distribution date, we intend to apply to up list our common stock to NYSE American exchange under the symbol “TRNF” and expect such up listing to occur within six months of the distribution date, but there is no assurance that our common stock will be listed on the NYSE American. In addition, following the spin-off, Taronis Technologies common stock will remain outstanding and will continue to trade on the Nasdaq Capital Market under the symbol “TRNX”, subject to Taronis Technologies continued compliance with the Nasdaq Listing Rules.

Dividend Policy	We expect to pay dividends on our common stock at the discretion of our board of directors and dependent upon then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Risk Factors	You should review the risks relating to the spin-off, our industry and our business and ownership of our common stock described in “Risk Factors.”

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QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:	What is the Spin-Off?

A:	The spin-off is the method by which Taronis Fuels will separate from Taronis Technologies. To complete the spin-off, Taronis Technologies will distribute, as a dividend, to its shareholders on a pro rata basis 100% of the common stock of Taronis Fuels that it owns. Following the spin-off, we will be an independent, publicly traded company. You do not have to pay any consideration or give up any portion of your Taronis Technologies common stock to receive our common stock in the spin-off.

Q:	What is the expected date for the completion of the spin-off?

A:	The completion and timing of the spin-off is dependent on a number of conditions, but if such conditions are timely met, we expect the spin-off to be completed on or about December 5, 2019. See “The Spin-off Conditions and Termination.”

Q:	What are the reasons for and benefits of separating from Taronis Technologies?

A:	Taronis Technologies’ Board of Directors and management believe that our separation from Taronis Technologies will provide the following benefits: (i) improving the market’s understanding and valuation of the principal businesses, respectively; (ii) enhancing the ability of the management team of each company to pursue more focused strategies that are in the best interests of its business and shareholders; (iii) providing the ability to better align incentive compensation with the financial performance of each business, as well as the ability to attract and retain key employees; (iv) creating the opportunity to employ appropriate capital structures within each business adhering to their respective financial profiles and optimal fiscal policies; and (v) increasing the flexibility to independently evaluate and finance organic and inorganic growth opportunities without limitations of operating as a consolidated entity. For a more detailed discussion of the reasons for the spin-off, see “The Spin-Off-Reason for Spin-Off.”

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Q:	What is the Company?

A:	Taronis Fuels, Inc. is a Delaware corporation that was initially formed as a Delaware limited liability company called MagneGas Welding Supply, LLC on February 1, 2017. On April 9, 2019, the Company was converted to a Delaware corporation and the name of the Company was changed to Taronis Fuels, Inc.

Q:	Who will manage Taronis Fuels after the separation?

A:	We will be led by Scott Mahoney, who will be our Chief Executive Officer and President, and will oversee the rest of our experienced management team, including Tyler Wilson, our Chief Financial Officer, General Counsel and Secretary; and Eric Newell, our Treasurer and Vice President of Corporate Operations as well as certain other key employees. We will also benefit from the knowledge, experience and skills of our board of directors. For more information regarding our management team and our board of directors following the separation, see “Management.”

Q:	What is being distributed in the Spin-Off?

A:	Taronis Technologies will distribute five (5) shares of Taronis Fuels common stock for every one (1) share of Taronis Technologies common stock outstanding as of the record date for the spin-off. The number of shares of Taronis Technologies you own and your proportionate interest in Taronis Technologies will not change as a result of the spin-off. Immediately following the spin-off, your proportionate interest in Taronis Fuels will be identical to your proportionate interest in Taronis Technologies (as adjusted for any fractional shares).

Q:	What is the record date for the Spin-Off, and when will the Spin-Off occur?

A:	The record date is November 29, 2019, and ownership is determined as of 5:00 p.m., New York City time, on that date. Taronis Fuels common stock will be distributed on or about December 5, 2019, which we refer to as the distribution date.

Q:	Can Taronis Technologies decide to cancel the Spin-Off even if all the conditions have been met?

A:	Yes. The spin-off is subject to the satisfaction or waiver by Taronis Technologies of certain conditions, including, among others, approval of the Taronis Technologies Board of Directors, effectiveness of our registration statement on Form 10 of which this Information Statement is a part and receipt of an opinion from our tax counsel, regarding the tax-free nature of the spin-off. See “The Spin-off Conditions and Termination.” Even if all such conditions are met, Taronis Technologies has the right to cancel the spin-off if, at any time prior to the distribution, the Board of Directors of Taronis Technologies determines, in its sole discretion, that the spin-off is not in the best interests of Taronis Technologies or its shareholders, that a sale or other alternative is in the best interests of Taronis Technologies or its shareholders, or that market conditions or other circumstances are such that it is not advisable to separate the welding supply and gas distribution business from Taronis Technologies at that time. In the event the Taronis Technologies Board of Directors waives a material condition or amends, modifies or abandons the spin-off, Taronis Technologies will notify its shareholders in a manner reasonably calculated to inform them of such modifications with a press release, Current Report on Form 8-K or other similar means.

Q:	As a holder of Taronis Technologies common stock as of the record date, what do I have to do to participate in the Spin-Off?

A:

Nothing. You are not required to take any action to participate in the spin-off, although you are urged to read this entire document carefully. You will receive five (5) shares of Taronis Fuels common stock for every one (1) share of Taronis Technologies common stock you hold as of the record date and retain through the distribution date. You may also participate in the spin-off if you purchase Taronis Technologies common stock in the “regular way” market after the record date and retain your Taronis Technologies common stock through the distribution date. See “The Spin-off–Trading Between the Record Date and Distribution Date.”

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Q:	If I sell my Taronis Technologies common stock before or on the distribution date, will I still be entitled to receive Taronis Fuels common stock in the Spin-Off?

A:	Potentially not. If you sell your Taronis Technologies common stock in the “regular way” market after the record date and before or on the distribution date, you may also be selling your right to receive Taronis Fuels common stock. See “The Spin-off–Trading Between the Record Date and Distribution Date.” You are encouraged to consult with your financial advisor regarding the specific implications of selling your Taronis Technologies common stock before or on the distribution date.

Q:	How will fractional shares be treated in the Spin-Off?

A:	The distribution agent will not distribute any fractional shares of our common stock in connection with the spin-off. When calculating the shares to distribute, all fractional shares will be deleted from the shareholders total issuance, creating a “round down” effect.

Q:	Will the Spin-Off affect the trading price of my Taronis Technologies common stock?

A:	Most likely. The trading price of Taronis Technologies common stock immediately following the spin-off is expected to be lower than immediately prior to the spin-off because the trading price of Taronis Technologies’ common stock will no longer reflect the value of the combined businesses. However, we cannot provide you with any guarantees as to the prices at which the Taronis Technologies common stock or Taronis Fuels common stock will trade following the spin-off.

Q:	Will my Taronis Technologies common stock continue to trade on a stock market?

A:	Yes, Taronis Technologies common stock will continue to be listed on the Nasdaq Capital Market under the symbol “TRNX”, subject to Taronis Technologies’ continued compliance with the Nasdaq Listing Rules.

Q:	What are the U.S. federal income tax consequences of the distribution of our common stock to U.S. shareholders?

A:	Taronis Technologies expects to obtain an opinion of counsel that the distribution of Taronis Fuels common stock to Taronis Technologies shareholders in the spin-off will qualify as a tax-free distribution for United States federal income tax purposes. Taronis Technologies will provide its U.S. shareholders with information to enable them to compute their tax basis in both Taronis Technologies and Taronis Fuels common stock, but such shareholders will not be parties to or be permitted to rely on the tax opinion. This information will be posted on Taronis Technologies’ website, www.taronistech.com, promptly following the distribution date. Certain U.S. federal income tax consequences of the spin-off are described in more detail under “The Spin-off–Material U.S. Federal Income Tax Consequences of the Spin-off.” You should consult your own tax advisor as to the application of the tax basis allocation rules and the particular consequences of the spin-off to you, including the applicability and effect of any U.S. federal, state, local and foreign tax laws, which may result in the spin-off distribution being taxable to you in whole or in part.

Q:	When will I receive my Taronis Fuels common stock? Will I receive a stock certificate for Taronis Fuels common stock distributed as a result of the spin-off?

A:	Registered holders of Taronis Technologies common stock who are entitled to participate in the spin-off will receive a book-entry account statement reflecting their ownership of Taronis Fuels common stock. For additional information, registered shareholders in the United States, Canada or Puerto Rico should contact Taronis Technologies’ transfer agent, Corporate Stock Transfer, Inc., at 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209 or through its website at www.corporatestock.com or by calling (303) 282-4800. If you would like to receive physical certificates evidencing your Taronis Fuels common stock, please contact Taronis Fuels’ transfer agent. See “The Spin-off–When and How You Will Receive Taronis Fuels Shares.”

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Q:	What if I hold my common stock through a broker, bank or other nominee?

A:	Taronis Technologies shareholders who hold their common stock through a broker, bank or other nominee will have their brokerage account credited with Taronis Fuels common stock. For additional information, those shareholders should contact their broker or bank directly.

Q:	What if I have stock certificates reflecting my Taronis Technologies common stock? Should I send them to the transfer agent or to Taronis Technologies?

A:	No, you should not send your stock certificates to the transfer agent or to Taronis Technologies. You should retain your Taronis Technologies stock certificates.

Q:	Why is the separation of the two companies structured as a Spin-Off as opposed to a sale?

A:	A U.S. tax-free distribution of shares in Taronis Fuels is an efficient way to separate the gas and welding supply retail business in a manner that is expected to create long-term value for Taronis Technologies, Taronis Fuels and their respective shareholders.

Q:	What are the conditions to the Spin-Off?

A:

The spin-off is subject to a number of conditions, including, among others, the effectiveness the registration statement of which this Information Statement forms a part. See “The Spin-off Conditions and Termination.”

Q:	Will Taronis Fuels incur any debt prior to or at the time of the Spin-Off?

A:	We currently expect that on the distribution date we will have approximately an aggregate of $6,345,253 of borrowings and other long-term debt. Based on historical performance and current expectations, we believe that the cash generated from our operations and available cash and cash equivalents will be sufficient to service this debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources.”

Q:	Are there risks to owning common stock of Taronis Fuels?

A:	Yes. Taronis Fuels’ business is subject both to general and specific business risks relating to its operations. In addition, the spin-off presents risks relating to Taronis Fuels being an independent, publicly traded company. See “Risk Factors.”

Q:	Does Taronis Fuels intend to pay cash dividends?

A:	Potentially. We expect to pay dividends on our common stock at the discretion of our board of directors and dependent upon then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. See “Dividend Policy.”

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Q:	Will Taronis Fuels common stock trade on a stock market?

A:

There is currently no public market for our common stock. We will file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and apply to have our common stock quoted on the OTCQX market of the OTC Markets Group, Inc. but there are no assurances that our common stock will be quoted on the OTCQX or any other quotation service, exchange or trading facility. An active public market for our common stock may not develop or be sustained after the distribution. If an active public market does not develop or is not sustained, it may be difficult for our stockholders to sell their shares of common stock at a price that is attractive to them, or at all. We intend to request the symbol “TRNF” to be issued in connection with the initiation of quotation on the OTCQX. Following the distribution date, we intend to apply to up list our common stock to NYSE American exchange under the symbol “TRNF” and expect such up listing to occur within six months of the distribution date, but there is no assurance that our common stock will be listed on the NYSE American.

Q:	What will happen to Taronis Technologies stock options, restricted stock, performance shares, restricted stock units and deferred share awards?

A:	Each outstanding Taronis Technologies stock option, restricted share, performance share, restricted stock unit and deferred share award will generally be treated in a manner similar to that experienced by Taronis Technologies shareholders with respect to their Taronis Technologies common stock. More specifically, each of these awards will generally be deemed bifurcated into two separate awards: (1) a modified award covering Taronis Technologies common stock; and (2) a new award of the same type covering Taronis Fuels common stock. Strategic performance shares (performance-based restricted stock units) will not be bifurcated. Instead, performance under the applicable metrics will be determined by the Compensation Committee of the board of directors of Taronis Technologies, or the Taronis Technologies Compensation Committee, and will be settled in cash at the time the award would have otherwise been settled. See “The Spin-off–Stock-Based Plans.”

Q:	What will the relationship between Taronis Technologies and Taronis Fuels be following the Spin-Off?

A:

In connection with the spin-off, we and Taronis Technologies will enter into a number of agreements that will govern our future relationship. As a result of these agreements, among other things, following the spin-off (i) we and Taronis Technologies will indemnify the other’s past and present directors, officers and employees, and each of their successors and assigns, against certain liabilities incurred in connection with the spin-off and our and Taronis Technologies’ respective businesses, (ii) we will be liable for all pre-distribution U.S. federal income taxes, foreign income taxes and non-income taxes attributable to our business as well as for all other taxes attributable to us after the distribution, (iii) we and Taronis Technologies will provide and/or make available various administrative services and assets to each other and (iv) we and Taronis Technologies will lease or sublease certain office space to each other. In addition, we have entered into an exclusive license agreement, whereby we and Taronis Technologies will exclusively license the intellectual property related to the creation of “MagneGas” and the production and sale of Venturi® Plasma Arc units. See “Relationship with Taronis Technologies After the Spin-off–Material Agreements between Taronis Technologies and Us.”

Q:	Will I have appraisal rights in connection with the Spin-Off?

A:	No. Holders of Taronis Technologies common stock are not entitled to appraisal rights in connection with the spin-off.

Q:	Who is the transfer agent for your common stock?

A:	Corporate Stock Transfer, Inc.

Q:	Who is the distribution agent for the Spin-Off?

A:	Corporate Stock Transfer, Inc.

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Q:	Who can I contact for more information?

A:	If you have questions relating to the mechanics of the distribution of Taronis Fuels common stock, you should contact the distribution agent:

Corporate Stock Transfer, Inc.

3200 Cherry Creek South Drive, Suite 430

Denver, Colorado 80209

Telephone: (303) 282-4800

Toll Free: (877) 309-2764

Before the spin-off, if you have questions relating to the spin-off, you should contact Taronis at:

Taronis Technologies, Inc.

16165 N. 83rd Avenue, Suite 200

Peoria, Arizona 85382

Attention: Michael Khorassani – Investor Relations

Telephone: 866-370-3835

After the spin-off, if you have questions relating to Taronis Fuels, you should contact us at:

Taronis Fuels Inc.

16165 N. 83rd Avenue, Suite 200

Peoria, Arizona 85382

Attention: Michael Khorassani – Investor Relations

Telephone: 866-370-3835

RISK FACTORS

The following are certain risk factors that could affect our business, financial condition and results of operations. The risks that are highlighted below are not the only ones that we face. You should carefully consider each of the following risks and all of the other information contained in this Information Statement. Some of these risks relate principally to our spin-off from Taronis Technologies, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be negatively affected.

Risks Relating to the Spin-Off

We may not realize the potential benefits from the spin-off.

We may not realize the potential benefits that we expect from our spin-off from Taronis Technologies. We have described those anticipated benefits elsewhere in this Information Statement. See “The Spin-off–Reasons for the Spin-off.” In addition, we expect to incur one-time transaction costs of approximately $250,000 or less (Taronis Technologies is expected to bear substantially all of the estimated one-time transaction costs to effectuate the spin-off). We will incur additional ongoing costs related to the transition to becoming an independent public company and replacing the services previously provided by Taronis Technologies, which may exceed our estimates, and we will likely incur some negative effects from our separation from Taronis Technologies.

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Our historical audited and unaudited condensed combined carve-out financial information is not necessarily indicative of our future financial condition, results of operations or cash flows nor do they reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented.

The historical audited and unaudited condensed combined carve-out financial information we have included in this Information Statement does not reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented and is not necessarily indicative of our future financial condition, future results of operations or future cash flows. This is primarily a result of the following factors:

●	our historical audited and unaudited condensed combined carve-out financial results reflect allocations of expenses for services historically provided by Taronis Technologies, Inc. and those allocations may be significantly lower than the comparable expenses we would have incurred as an independent company;

●	our working capital requirements and capital expenditures historically have been satisfied as part of Taronis Technologies’ corporate-wide capital allocation and cash management programs; as a result, our debt structure and cost of debt and other capital may be significantly different from that reflected in our historical audited and unaudited condensed combined carve-out financial statements;

●	the historical audited and unaudited condensed combined carve-out financial information may not fully reflect the increased costs associated with being an independent public company, including significant changes that will occur in our cost structure, management, financing arrangements and business operations as a result of our spin-off from Taronis Technologies; and

●	the historical audited and unaudited condensed combined carve-out financial information may not fully reflect the effects of certain liabilities that will be incurred or assumed by us and may not fully reflect the effects of certain assets that will be transferred to, and liabilities that will be assumed by, Taronis Technologies, Inc.

We have no history operating as an independent public company. We will incur additional expenses to create the corporate infrastructure necessary to operate as an independent public company and we will experience increased ongoing costs in connection with being an independent public company.

We have historically used Taronis Technologies’ corporate infrastructure to support our business functions. The expenses related to establishing and maintaining this infrastructure were spread among all of the Taronis Technologies businesses. Except as described under the caption “Relationship with Taronis Technologies Following the Spin-off,” we will no longer have access to Taronis Technologies’ infrastructure after the distribution date, and we will need to establish our own. We expect to incur costs beginning in 2019 to establish the necessary infrastructure.

Taronis Technologies performs many important corporate functions for us, including some treasury, tax administration, accounting, financial reporting, human resource services, marketing and communications, information technology, incentive compensation, legal and other services. We currently pay Taronis Technologies for many of these services on a cost-allocation basis. Following the spin-off, Taronis Technologies will continue to provide some of these services to us on a transitional basis pursuant to a transition services agreement we will enter into with Taronis Technologies. For more information regarding the transition services agreement, see “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us – Transition Services Agreement.” However, we cannot assure you that all these functions will be successfully executed by Taronis Technologies during the transition period or that we will not have to expend significant efforts or costs materially in excess of those estimated in the transition services agreement. Any interruption in these services could have a material adverse effect on our financial condition, results of operation and cash flows. In addition, at the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf. It is currently estimated that the additional ongoing costs to be incurred after the spin-off related to the transition to becoming an independent public company and replacing the services previously provided by Taronis Technologies will range from approximately $250,000 to $500,000. The costs associated with performing or outsourcing these functions may exceed the amounts reflected in our historical combined carve-out financial statements or that we have agreed to pay Taronis Technologies during the transition period. A significant increase in the costs of performing or outsourcing these functions could materially and adversely affect our business, financial condition, results of operations and cash flows.

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We will be subject to continuing contingent liabilities of Taronis Technologies following the Spin-Off.

After the spin-off, there will be several significant areas where the liabilities of Taronis Technologies may become our obligations. The separation and distribution agreements generally provide that we are responsible for substantially all liabilities that may exist that relate to our gas and welding supply retail business activities, whether incurred prior to or after the spin-off, as well as those liabilities of Taronis Technologies specifically assumed by us. See “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us.” In addition, under the Code and the related rules and regulations, each corporation that was a member of the Taronis Technologies consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the completion of the spin-off is jointly and severally liable for the federal income tax liability of the entire Taronis Technologies consolidated tax reporting group for that taxable period. In connection with the spin-off, we will enter into a tax sharing agreement with Taronis Technologies that will allocate the responsibility for prior period taxes of the Taronis Technologies consolidated tax reporting group between us and Taronis Technologies. See “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us–Tax Sharing Agreement.” However, if Taronis Technologies is unable to pay any prior period taxes for which it is responsible, we could be required to pay the entire amount of such taxes. Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans as well as other contingent liabilities.

If the spin-off does not qualify as a tax-free transaction, Taronis Technologies could be subject to material amounts of taxes and, in certain circumstances, we could be required to indemnify Taronis Technologies for material taxes pursuant to indemnification obligations under the tax sharing agreement.

The spin-off is conditioned on Taronis Technologies’ receipt of an opinion from our special tax counsel to Taronis Technologies (or other nationally recognized tax counsel), in form and substance satisfactory to Taronis Technologies, that the distribution of Taronis Fuels common stock in the spin-off will qualify as tax-free to us, Taronis Technologies and Taronis Technologies shareholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and related provisions of the Code. Such opinion is expected to be delivered to us by special tax counsel prior to the spin-off. The opinion will rely on, among other things, various assumptions and representations as to factual matters made by Taronis Technologies and us which, if inaccurate or incomplete in any material respect, could jeopardize the conclusions reached by such counsel in its opinion. Neither we nor Taronis Technologies are aware of any facts or circumstances that would cause the assumptions or representations that will be relied on in the opinion of counsel to be inaccurate or incomplete in any material respect. The opinion will not be binding on the Internal Revenue Service, or IRS, or the courts, and there can be no assurance that the qualification of the spin-off as a transaction under Sections 355 and 368(a) of the Code will not be challenged by the IRS or by others in court, or that any such challenge would not prevail.

If, notwithstanding receipt of the opinion of counsel, the spin-off were determined not to qualify under Section 355 of the Code, each U.S. holder of Taronis Technologies common stock who receives our common stock in the spin-off would generally be treated as receiving a taxable distribution of property in an amount equal to the fair market value of our common stock received. That distribution would be taxable to each such shareholder as a dividend to the extent of such shareholder’s share of Taronis Technologies’ current and accumulated earnings and profits. For each such shareholder, any amount that exceeded its share of Taronis Technologies’ earnings and profits would be treated first as a non-taxable return of capital to the extent of such shareholder’s tax basis in his or her or its Taronis Technologies common stock with any remaining amount being taxed as a capital gain. Taronis Technologies would be subject to tax as if it had sold common stock in a taxable sale for their fair market value and would recognize taxable gain in an amount equal to the excess of the fair market value of such shares over its tax basis in such shares.

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With respect to taxes and other liabilities that could be imposed on Taronis Technologies in connection with the spin-off (and certain related transactions) under the terms of the tax sharing agreement we will enter into with Taronis Technologies prior to the spin-off, we will be liable to Taronis Technologies for any such taxes or liabilities attributable to actions taken by or with respect to us, any of our affiliates, or any person that, after the spin-off, is an affiliate thereof. See “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us – Tax Sharing Agreement.” We may be similarly liable if we breach specified representations or covenants set forth in the tax sharing agreement. If we are required to indemnify Taronis Technologies for taxes incurred as a result of the spin-off (or certain related transactions) being taxable to Taronis Technologies, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Potential liabilities associated with certain assumed obligations under the tax sharing agreement cannot be precisely quantified at this time.

Under the tax sharing agreement with Taronis Technologies, we will be responsible generally for all taxes paid after the spin-off attributable to us or any of our subsidiaries, whether accruing before, on or after the spin-off. We have also agreed to be responsible for, and to indemnify Taronis Technologies with respect to, all taxes arising as a result of the spin-off (or certain internal restructuring transactions) failing to qualify as transactions under Sections 368(a) and 355 of the Code for U.S. federal income tax purposes (which could result, for example, from a merger or other transaction involving an acquisition of our shares) to the extent such tax liability arises as a result of any breach of any representation, warranty, covenant or other obligation by us or certain affiliates made in connection with the issuance of the tax opinion relating to the spin-off or in the tax sharing agreement. As described above, such tax liability would be calculated as though Taronis Technologies (or its affiliate) had sold its common stock of our company in a taxable sale for their fair market value, and Taronis Technologies (or its affiliate) would recognize taxable gain in an amount equal to the excess of the fair market value of such shares over its tax basis in such shares. That tax liability could have a material adverse effect on our company. For a more detailed discussion, see “Relationship with Taronis Technologies Following the Spin-off – Material Agreements Between Taronis Technologies and Us – Tax Sharing Agreement.”

We may not be able to engage in desirable strategic or equity raising transactions following the Spin-Off. In addition, under some circumstances, we could be liable for any adverse tax consequences resulting from engaging in significant strategic or capital raising transactions.

Even if the spin-off otherwise qualifies as a tax-free distribution under Section 355 of the Code, the spin-off may result in significant U.S. federal income tax liabilities to Taronis Technologies under applicable provisions of the Code if 50% or more of Taronis Technologies’ shares or our shares (in each case, by vote or value) are treated as having been acquired, directly or indirectly, by one or more persons (other than the acquisition of our common stock by Taronis Technologies shareholders in the spin-off) as part of a plan (or series of related transactions) that includes the spin-off. Under those provisions, any acquisitions of Taronis Technologies shares or our shares (or similar acquisitions), or any understanding, arrangement or substantial negotiations regarding an acquisition of Taronis Technologies shares or our shares (or similar acquisitions), within two years before or after the spin-off are subject to special scrutiny. The process for determining whether an acquisition triggering those provisions has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If a direct or indirect acquisition of Taronis Technologies shares or our shares resulted in a change in control as contemplated by those provisions, Taronis Technologies (but not its shareholders) would recognize taxable gain. Under the tax sharing agreement, there are restrictions on our ability to take actions that could cause the separation to fail to qualify as a tax-free distribution, and we will be required to indemnify Taronis Technologies against any such tax liabilities attributable to actions taken by or with respect to us or any of our affiliates, or any person that, after the spin-off, is an affiliate thereof. We may be similarly liable if we breach certain other representations or covenants set forth in the tax sharing agreement. See “Relationship with Taronis Technologies Following the Spin-off – Material Agreements Between Taronis Technologies and Us – Tax Sharing Agreement.” As a result of the foregoing, we may be unable to engage in certain strategic or capital raising transactions that our shareholders might consider favorable, including use of Taronis Fuels common stock to make acquisitions and equity capital market transactions, or to structure potential transactions in the manner most favorable to us, without adverse tax consequences, if at all.

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Potential indemnification liabilities to Taronis Technologies pursuant to the separation and distribution agreements could materially and adversely affect our business, financial condition, results of operations and cash flows.

We will enter into a separation agreement and a distribution agreement with Taronis Technologies that will provide for, among other things, the principal corporate transactions required to effect the spin-off, certain conditions to the spin-off and provisions governing the relationship between our company and Taronis Technologies with respect to and resulting from the spin-off. For a description of the separation and distribution agreements, see “Relationship with Taronis Technologies Following the Spin-off – Material Agreements Between Taronis Technologies and Us – Separation and Distribution Agreements.” Among other things, the separation and distribution agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our gas and welding supply retail business activities, whether incurred prior to or after the spin-off, as well as those obligations of Taronis Technologies assumed by us pursuant to the separation and distribution agreement. If we are required to indemnify Taronis Technologies under the circumstances set forth in the separation and distribution agreement, we may be subject to substantial liabilities.

In connection with our separation from Taronis Technologies, Taronis Technologies will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Taronis Technologies’ ability to satisfy its indemnification obligations will not be impaired in the future.

Pursuant to the separation and distribution agreements, Taronis Technologies will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Taronis Technologies has agreed to retain, and there can be no assurance that the indemnity from Taronis Technologies will be sufficient to protect us against the full amount of such liabilities, or that Taronis Technologies will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Taronis Technologies any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. If Taronis Technologies is unable to satisfy its indemnification obligations, the underlying liabilities could have a material adverse effect on our business, financial condition, results of operations and cash flows. After the spin-off, Taronis Technologies’ insurers may deny coverage to us for liabilities associated with occurrences prior to the spin-off. Even if we ultimately succeed in recovering from such insurance providers, we may be required to temporarily bear such loss of coverage.

Management has not completed a proper evaluation, risk assessment and monitoring of the Company’s internal controls over financial reporting for the years ended December 31, 2017 and 2018, and the six months ended June 30, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). As a result, management has concluded controls were not effective and identified material weaknesses in internal controls over financial reporting. Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spin-off. If we are unable to achieve and maintain effective internal controls, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our financial results are currently included within the consolidated results of Taronis Technologies, and we believe that our reporting and control systems are appropriate for a subsidiary of a public company. However, prior to the spin-off, we were not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. As a result of the spin-off, we will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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Several members of our board of directors and management may have actual or potential conflicts of interest because of their ownership of Taronis Technologies common stock or their current or prior relationships with Taronis Technologies.

Several members of our board of directors and management own Taronis Technologies common stock and/or options to purchase Taronis Technologies common stock because of their current or prior relationships with Taronis Technologies, which could create, or appear to create, potential conflicts of interest when our directors and executive officers are faced with decisions that could have different implications for us and Taronis Technologies. It is possible that some of our directors might be current or former directors of Taronis Technologies following the spin-off. This may create, or appear to create, potential conflicts of interest if these directors are faced with decisions that could have different implications for Taronis Technologies then the decisions have for us. See “Management.”

We may incur restructuring and impairment charges that could materially affect our profitability.

Changes in business or economic conditions, or our business strategy, may result in actions that require us to incur restructuring or impairment charges in the future, which could have a material adverse effect on our earnings.

Risks Relating to Our Business and Industry

We have a relatively limited history of operations and a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

The Company has limited history, which makes it difficult to accurately forecast our earnings and cash flows. Our lack of significant history makes it likely that there are risks inherent to our business that are yet to be recognized by us or others, or not fully appreciated, and that could result in us earning less than we anticipate or even suffering further losses. For the fiscal years ended December 31, 2018 and 2017, carved-out financial statements show Taronis Fuels, Inc. and subsidiaries generated revenues of $9,713,183, and $3,719,452, respectively, and reported net losses of $4,497,424 and $3,120,713, respectively, and negative cash flow from operating activities of $5,286,174 and $1,664,336, respectively. For the six months ended June 30, 2019, carved-out financial statements show the Company generated revenues of $10,773,393, reported a net loss of $2,545,868, and had negative cash flow from operating activities of $1,643,419. As of June 30, 2019, the aggregate parent’s net investment was $28,223,386. We anticipate that we will continue to report losses and negative cash flow. As a result of these net losses and cash flow deficits and other factors, our independent auditors issued an audit opinion with respect to our carved-out financial statements for the fiscal years ended December 31, 2018 and 2017 that indicated that there is a substantial doubt about our ability to continue as a going concern.

The carved-out financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources – Going Concern.”

We may need to raise additional capital that may not be available, which could harm our business.

Our growth will require that we generate additional capital either through retained earnings or the issuance of additional debt or equity securities. Additional capital may not be available on terms acceptable to us, if at all. Any equity financings could result in dilution to our stockholders or reduction in the earnings available to our common stockholders. If adequate capital is not available or the terms of such capital are not attractive, we may have to curtail our growth and our business, and our business, prospects, financial condition and results of operations could be adversely affected.

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Ours is a low-margin business, and our profitability is directly affected by cost deflation or inflation, commodity volatility and other factors.

Gas sales and welding supply distribution is characterized by relatively high inventory turnover with relatively low profit margins. Volatile commodity costs have a direct impact on our industry. We make a significant portion of our sales at prices that are based on the cost of products we sell, plus a percentage margin. As a result, our profit levels may be negatively affected during periods of product cost deflation, even though our gross profit percentage may remain relatively constant. Prolonged periods of product cost inflation also may reduce our profit margins and earnings, if product cost increases cannot be passed on to customers because they resist paying higher prices. In addition, periods of rapid inflation may have a negative effect on our business. There may be a lag between the time of the price increase and the time at which we are able to pass it along, as well as the impact it may have on discretionary spending by consumers.

Competition in our industry is intense, and we may not be able to compete successfully.

Gas sales and welding supply distribution is highly competitive. Many of our competitors have greater financial and other resources than we do. Furthermore, there are a large number of local and regional distributors. These companies often align themselves with other smaller distributors through purchasing cooperatives and marketing groups. The goal is to enhance their geographic reach, private label offerings, overall purchasing power, cost efficiencies, and ability to meet customer distribution requirements. These suppliers also rely on local presence as a source of competitive advantage, and they may have lower costs and other competitive advantages due to geographic proximity. We generally do not have exclusive service agreements with our customers, and they may switch to other suppliers that offer lower prices, differentiated products or customer service that is perceived to be superior. The cost of switching suppliers is very low as are the barriers to entry into the gas and welding supply distribution industry. We believe most purchasing decisions in the gas and welding supply distribution industry are based on the quality and price of the product, plus a distributor’s ability to completely and accurately fill orders and provide timely deliveries.

Increased competition has caused the gas and welding supply distribution industry to change, as distributors seek to lower costs, further increasing pressure on the industry’s profit margins. Heightened competition among our suppliers, significant pricing initiatives or discount programs established by competitors, new entrants, and trends toward vertical integration could create additional competitive pressures that reduce margins and adversely affect our business, financial condition and results of operations.

We rely on third-party suppliers, and our business may be affected by interruption of supplies or increases in product costs.

We get substantially all of our gas and welding supplies and related products from third-party suppliers. We typically do not have long-term contracts with suppliers. Although our purchasing volume can provide leverage when dealing with suppliers, they may not provide the gas and welding products and supplies we need in the quantities and at the prices requested. We do not control the actual production of the products we sell. This means we are also subject to delays caused by interruption in production and increases in product costs based on conditions outside our control. These conditions include work slowdowns, work interruptions, strikes or other job actions by employees of suppliers; severe weather; product recalls; transportation interruptions; unavailability of fuel or increases in fuel costs; competitive demands; and natural disasters or other catastrophic events. Our inability to obtain adequate supplies of gas and welding equipment and related products because of any of these or other factors could mean that we could not fulfill our obligations to our customers and, as a result, our customers may turn to other distributors.

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Our relationships with key long-term customers may be materially diminished or terminated.

We have long-standing relationships with a number of our customers, many of whom could unilaterally terminate their relationship with us or materially reduce the amount of business they conduct with us at any time. Market competition, customer requirements, customer financial condition and customer consolidation through mergers or acquisitions also could adversely affect our ability to continue or expand these relationships. There is no guarantee that we will be able to retain or renew existing agreements, maintain relationships with any of our customers on acceptable terms or at all or collect amounts owed to us from insolvent customers. Our customer agreements are generally terminable upon advance written notice (typically ranging from 30 days to six months) by either us or the customer, which provides our customers with the opportunity to renegotiate their contracts with us or to award more business to our competitors. The loss of one or more of our major customers could adversely affect our business, financial condition and results of operations.

We must consummate and effectively integrate the businesses we acquire.

Historically, a portion of our growth has come through acquisitions. If we are unable to find, consummate, and integrate acquired businesses successfully or realize anticipated economic, operational and other benefits and synergies in a timely manner, our profitability may decrease. Integrating acquired businesses may be more difficult in a region or market in which we have limited expertise. A significant expansion of our business and operations, in terms of geography or magnitude, could strain our administrative and/or operational resources. Significant acquisitions may also require incurring additional debt. This could increase our interest expense and make it difficult for us to get favorable financing for other acquisitions or capital investments in the future.

We may be subject to or affected by liability claims related to products we distribute.

As any seller of products, we may be exposed to liability claims in the event that the products we sell cause injury or illness. We believe we have sufficient primary or excess umbrella liability insurance to cover product liability claims. However, our current insurance may not continue to be available at a reasonable cost or, if available, may not be adequate to cover all of our liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying products to us. But this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification available, the liability related to defective products could adversely affect our results of operations.

Any negative media exposure or other event that harms our reputation could hurt our business.

Maintaining a good reputation is critical to our business, particularly in selling our MagneGas fuel. Any event that damages our reputation, justified or not, could quickly affect our revenues and profits. This includes adverse publicity about the quality, safety or integrity of our products. In addition, concerns unrelated to our products, can result in negative publicity about the gas and welding supply distribution industry and dramatically reduce our sales.

If our competitors implement a lower cost structure, they may be able to offer reduced prices to customers. We may be unable to adjust our cost structure to compete profitably.

Over the last several decades, the gas and welding supply retail industry has undergone a significant change. Companies such as Airgas and Praxair have developed a lower cost structure, so they can provide their customers with an everyday low-cost product offering. To the extent more of our competitors adopt an everyday low-price strategy, we would potentially be pressured to offer lower prices to our customers. That would require us to achieve cost savings to offset these reductions. We may be unable to change our cost structure and pricing practices rapidly enough to successfully compete in that environment.

Most of our customers are not obligated to continue purchasing products from us.

Most of our customers buy from us pursuant to individual purchase orders, and we often do not enter into long-term agreements with these customers. Because such customers are not obligated to continue purchasing products from us, we cannot assure you that the volume and/or number of our customers’ purchase orders will remain constant or increase or that we will be able to maintain our existing customer base. Significant decreases in the volume and/or number of our customers’ purchase orders or our inability to retain or grow our current customer base may have a material adverse effect on our business, financial condition, or results of operations.

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Our business may be subject to significant environmental, health and safety costs.

Our operations face a broad range of federal, state and local laws and regulations relating to the protection of the environment or health and safety. These laws govern numerous issues, including discharges to air, soil and water; the handling and disposal of hazardous substances; the investigation and remediation of contamination resulting from the release of petroleum products and other hazardous substances; employee health and safety; and fleet safety. In the course of our operations, we operate and maintain vehicle fleets, we use and dispose of hazardous substances, and we store fuel in on-site aboveground and underground storage tanks. We cannot be sure that compliance with, or liability under, existing or future environmental, health and safety laws, will not adversely affect our future operating results.

If we fail to comply with requirements imposed by applicable law or other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

We are subject to governmental regulation at the federal, state and local levels in many areas of our business, including gas storage, trade, anticorruption, transportation, employment and other areas of safety and compliance. If we fail to comply with applicable laws and regulations or encounter disagreements with respect to our contracts subject to governmental regulations, including those referred to above, we may be subject to investigations, criminal sanctions or civil remedies, including fines, injunctions, prohibitions, seizures or debarments from contracting with the government. The cost of compliance or the consequences of non-compliance, including debarments, could have a material adverse effect on our business and results of operations. In addition, governmental units may make changes in the regulatory frameworks within which we operate that may require us to incur substantial increases in costs in order to comply with such laws and regulations.

We rely heavily on technology, and any disruption in existing technology or delay in implementing new technology could adversely affect our business.

Our ability to control costs and maximize profits, as well as to serve customers most effectively, depends on the reliability of our information technology systems and related data entry processes in our transaction intensive business. We rely on software and other information technology to manage significant aspects of our business. These include to make purchases, process orders, manage our retail locations, load trucks in the most efficient manner, and optimize the use of storage space. Any disruption to this information technology could negatively affect our customer service, decrease the volume of our business, and result in increased costs. We have invested and continue to invest in technology security initiatives, business continuity, and disaster recovery plans. However, these measures cannot fully insulate us from technology disruption that could impair operations and profits. Information technology evolves rapidly. To compete effectively, we are required to integrate new technologies in a timely and cost-effective manner. If competitors implement new technologies before we do, allowing them to provide lower priced or enhanced services of superior quality compared to those we provide, our operations and profits could be affected.

A cybersecurity incident and other technology disruptions could negatively affect our business and our relationships with customers.

We rely upon information technology networks and systems to process, transmit and store electronic information, to process payments, and to manage or support virtually all of our business processes and activities. We also use mobile devices, social networking and other online activities to connect with our employees, suppliers, business partners and our customers. These uses give rise to cybersecurity risks, including security breach, espionage, system disruption, theft, online platform hijacking that could redirect online credit card payments to another credit card processing website, and inadvertent or unauthorized release of information. Our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including customers’ and suppliers’ personal information, private information about employees, and financial and strategic information about us and our business partners. Further, we are also expanding and improving our information technologies, resulting in a larger technological presence and corresponding increase in exposure to cybersecurity risk. Additionally, while we have implemented measures to prevent security breaches and cyber incidents, our preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage.

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Extreme weather conditions and natural disasters may interrupt our business, or our customers’ businesses, which could have a material adverse effect on our business, financial condition, or results of operations.

Some of our facilities and our customers’ facilities are located in areas that may be subject to extreme, and occasionally prolonged, weather conditions, including, but not limited to, hurricanes, tornadoes, blizzards, extreme heat and extreme cold. Such extreme weather conditions may interrupt our operations and reduce the number of consumers who visit our customers’ facilities in such areas. Furthermore, such extreme weather conditions may interrupt or impede access to our customers’ facilities, all of which could have a material adverse effect on our business, financial condition, or results of operations.

Adverse judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of our business could reduce our profits or limit our ability to operate our business.

In the normal course of our business, we are involved in various legal proceedings. The outcome of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, it could materially and adversely affect our profits or ability to operate our business. Additionally, we could become the subject of future claims by third parties, including our employees, suppliers, customers, and other counterparties, our investors, or regulators. Any significant adverse judgments or settlements would reduce our profits and could limit our ability to operate our business. Further, we may incur costs related to claims for which we have appropriate third-party indemnity, but such third parties may fail to fulfill their contractual obligations.

We rely on trademarks, trade secrets, and other forms of intellectual property protections, however, these protections may not be adequate.

We rely on a combination of trademark, trade secret and other intellectual property laws in the United States. We will or have applied in the United States and in certain countries for registration of a limited number of trademarks, some of which have been registered or issued. We cannot guarantee that our applications will be approved by the applicable governmental authorities, or that third parties will not seek to oppose or otherwise challenge our registrations or applications. We also rely on unregistered proprietary rights, including common law trademark protection. However, third parties may use trademarks identical or confusingly similar to ours, or independently develop trade secrets or know-how similar or equivalent to ours. If our proprietary information is divulged to third parties, including our competitors, or our intellectual property rights are otherwise misappropriated or infringed, our competitive position could be harmed. Lastly, we rely on an exclusive world-wide license for the production and distribution of MagneGas. If our license agreement with Taronis Technologies is terminated or invalidated we could incur significant losses and our business operations could be materially harmed.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or potentially prevent us from selling our products.

We cannot be certain that our products do not and will not infringe intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of intellectual property rights of third parties by us or our customers in connection with their use of our products. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our management and personnel. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and to cease making or selling certain products. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

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Our future success is dependent, in part, on the performance and continued service of Scott Mahoney, Tyler Wilson, Eric Newell and other key personnel. Without their continued service, we may be forced to interrupt our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Scott Mahoney, our Chief Executive Officer and President; Tyler Wilson, our Chief Financial Officer, General Counsel and Secretary; and Eric Newell, our Treasurer and Vice President of Business Operations. The loss of the services of any of our key officers or employees would delay our business operations substantially.

Members of our board of directors and our executive officers will have other business interests and obligations to other entities.

Neither our directors nor our executive officers will be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company, provided that such activities do not compete with the business of the Company or otherwise breach their agreements with the Company. We are dependent on our directors and executive officers to successfully operate our Company. Their other business interests and activities could divert time and attention from operating our business.

Risks Relating to Ownership of Our Common Stock

An active trading market for our common stock may not develop and you may not be able to resell your shares at or above the initial market price following the unregistered Spin-Off. There is no guarantee that our shares of common stock will be quoted on the OTCQX and/or up listed to the NYSE American, and if we do obtain an up listing to NYSE American, there can be no assurance that we will be able to comply with NYSE American’s continued listing standards.

Prior to the spin-off, there has been no public market for shares of our common stock. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial offering price or at the time that they would like to sell.

In connection with the filing of the registration statement of which this information statement forms a part, we will apply to have our common stock quoted on the OTCQX under the symbol “TRNF” but there are no assurances that our common stock will be quoted on the OTCQX or any other quotation service, exchange or trading facility. Assuming our common stock is quoted on the OTCQX, following the distribution date, we intend to apply to up list our common stock to NYSE American exchange under the symbol “TRNF” and expect such up listing to occur within six months of the distribution date, but there is no assurance that our common stock will be listed on the NYSE American. If such quotation and/or listing is approved, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. We cannot provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that such market will continue.

If our common stock is approved for listing on the NYSE American, there is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying NYSE American’s continued listing requirements. Our failure to continue to meet these requirements may result in our securities being delisted from NYSE American.

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the Spin-Off.

We cannot assure you that an active trading market will develop or be sustained for our common stock after the spin-off, nor can we predict the price at which our common stock will trade after the spin-off. The market price of our common stock could fluctuate significantly due to a number of factors, many of which are beyond our control, including:

●	fluctuations in our quarterly or annual earnings results or those of other companies in our industry;

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●	failures of our operating results to meet the estimates of securities analysts or the expectations of our shareholders, or changes by securities analysts in their estimates of our future earnings;

●	announcements by us or our customers, suppliers or competitors;

●	changes in laws or regulations which adversely affect our industry or us;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	general economic, industry and stock market conditions;

●	future sales of our common stock by our shareholders;

●	future issuances of our common stock by us;

●	our ability to pay dividends in the future; and

●	the other factors described in these “Risk Factors” and other parts of this information statement.

A large number of our common stock are or will be eligible for future sale, which may cause the market price for our common stock to decline.

Upon completion of the spin-off, we will have outstanding an aggregate of approximately 90,280,000 shares of common stock, subject to adjustment on the record date. Virtually all of those shares will be freely tradable without restriction or registration under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We are unable to predict whether large amounts of our common stock will be sold in the open market following the spin-off. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. Certain Taronis Technologies shareholders may be required to sell the common stock of Taronis Fuels that they receive in the spin-off. In addition, it is possible that other Taronis Technologies shareholders will sell the common stock of Taronis Fuels they receive in the spin-off for various reasons. For example, such shareholders may not believe that our business profile or level of market capitalization as an independent company fits their investment objectives. We can provide no assurance that there will be sufficient new buying interest to offset the potential sale of common stock of Taronis Fuels. In addition, any funds currently holding Taronis Technologies common stock may be required to sell the Taronis Fuels common stock they receive in the spin-off. Accordingly, our common stock could experience a high level of volatility immediately following the spin-off and, as a result, the price of our common stock could be adversely affected.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the NYSE American, and if the price of our common stock is less than $5.00 per share, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

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FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Becoming a public company is expensive and could adversely affect our ability to attract and retain qualified officers and directors.

Following the completion of the spin-off, we will become a public company and be subject to the reporting requirements of the Securities Exchange Act of 1934. These requirements generate significant accounting, legal, and financial compliance costs, and make some activities more difficult, time consuming or costly than they would otherwise be, and may place significant strain on our personnel and resources. These rules and regulations applicable to public companies, and the risks involved in serving as an officer or director of a public company, may also make it more difficult and expensive for us to obtain director and officer liability insurance, and to recruit and retain qualified officers and directors.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Further, we will be required to report any changes in internal controls on a quarterly basis. In addition, we would be required to furnish a report by management on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We will design, implement, and test the internal controls over financial reporting required to comply with these obligations. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the common stock could be negatively affected. We also could become subject to investigations by the stock exchange on which the securities are listed, the Commission, or other regulatory authorities, which could require additional financial and management resources.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

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In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and warrants and the price of our securities may be more volatile.

As an emerging growth company, our auditor is not required to attest to the effectiveness of our internal controls.

Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting and we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company, we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

We believe we will be considered a “smaller reporting company” and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

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As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

Provisions of our certificate of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our shareholders.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include, among others, when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board may, without shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Fiduciaries investing the assets of a trust or pension or profit-sharing plan must carefully assess an investment in our Company to ensure compliance with ERISA.

In considering an investment in the Company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the Shares are not freely transferable and there may not be a market created in which the Shares may be sold or otherwise disposed; and (iii) whether interests in the Company or the underlying assets owned by the Company constitute “Plan Assets” under ERISA. See “ERISA Considerations.”

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Some forward-looking statements appear under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this information statement, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this Information Statement.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this information statement in the sections captioned “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Some of the factors that we believe could affect our results include:

●	the spin-off, as well as the anticipated effects of restructuring or reorganization of business components;

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●	limitations on our ability to continue operations and implement our business plan;

●	our history of operating losses;

●	the timing of and our ability to obtain financing on acceptable terms;

●	the effects of changing economic conditions;

●	the loss of members of the management team or other key personnel;

●	competition from larger, more established companies with greater economic resources than we have;

●	costs and other effects of legal and administrative proceedings, settlements, investigations and claims, which may not be covered by insurance;

●	costs and damages relating to pending and future litigation;

●	the impact of additional legal and regulatory interpretations and rulemaking and our success in taking action to mitigate such impacts;

●	control by our principal equity holders; and

●	the other factors set forth herein, including those set forth under “Risk Factors.”

There are likely other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us in this Information Statement apply only as of the date of this Information Statement and are expressly qualified in their entirety by the cautionary statements included in this Information Statement. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE SPIN-OFF

General

The Board of Directors of Taronis Technologies regularly reviews the various operations conducted by Taronis Technologies to ensure that resources are deployed and activities are pursued in a manner believed to be in the best interests of its shareholders. On June 24, 2019, following a review by Taronis Technologies’ Board of Directors, Taronis Technologies announced that it had authorized its management to take various actions in contemplation of the distribution of our common stock to Taronis Technologies’ shareholders in a spin-off. This authorization is subject to final approval by the Taronis Technologies Board of Directors, which approval is subject to, among other things, the conditions described below under “Spin-off Conditions and Termination.”

We will be separated from Taronis Technologies and will become an independent, publicly traded company through a spin-off, on or about the day immediately following December 5, 2019, the anticipated distribution date. As a result of the spin-off, each holder of Taronis Technologies common stock as of 5:00 p.m., New York City time, on the effective date of this registration statement, the record date, will be entitled to:

●	Receive five (5) shares of Taronis Fuels common stock for every one (1) share of common stock of Taronis Technologies owned by such holder; and

●	retain such holder’s common stock in Taronis Technologies.

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TARONIS TECHNOLOGIES SHAREHOLDERS WILL NOT BE REQUIRED TO PAY FOR OUR COMMON STOCK RECEIVED IN THE SPIN-OFF OR HAVE TO SURRENDER OR EXCHANGE COMMON STOCK OF TARONIS TECHNOLOGIES IN ORDER TO RECEIVE OUR COMMON STOCK OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE SPIN-OFF. NO VOTE OF TARONIS TECHNOLOGIES SHAREHOLDERS IS REQUIRED OR SOUGHT IN CONNECTION WITH THE SPIN-OFF, AND TARONIS TECHNOLOGIES SHAREHOLDERS HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE SPIN-OFF.

Reasons for the Spin-Off

As a result of a comprehensive evaluation process performed by Taronis Technologies’ Board of Directors, the Board of Directors believes that separating Taronis Technologies into two independent, publicly traded companies is in the best interests of Taronis Technologies and its shareholders, and has concluded that the spin-off will provide each company with certain opportunities and benefits. Such opportunities and benefits include:

-	Investor Perspectives. Improving the market’s understanding of the unique industry-leading business and financial characteristics of both Taronis Technologies and Taronis Fuels and facilitating independent valuation assessments for each company. This is expected to provide investors with a more targeted investment opportunity.

-	Strategic Focus. Enhancing the flexibility of the management team of each company to implement its distinct corporate strategy and make business and operational decisions that are in the best interests of its independent business and shareholders and to allocate capital and corporate resources in a manner that focuses on achieving its own strategic priorities independent of varying business cycles.

-	Management & Employee Incentives. Incentivizing management performance through equity-based compensation that is aligned with the performance of its own operations and designed to attract and retain key employees.

-	Access to Capital. Removing the competition for capital between the businesses. Instead, both companies will have direct access to the debt and equity capital markets to fund their respective growth strategies and to establish an appropriate capital structure for their business needs.

-	Flexibility. Providing each independent company increased strategic and financial flexibility to pursue acquisitions, unencumbered by considerations of the potential impact on the business of the other company.

The Taronis Technologies Board of Directors also considered the probability of successful execution of the spin-off and the risks associated therewith, including the: potential loss of synergies from operating as a consolidated entity; potential loss of joint purchasing power; potential disruptions to the businesses as a result of the spin-off, including information technology or other disruptions; risk of being unable to achieve the benefits expected to be attained by the spin-off; risk that the spin-off might not be completed; potential impact on both companies’ ability to continue to demonstrate civic and charitable leadership in their respective communities; and one-time costs of executing the spin-off. The Board of Directors concluded that, notwithstanding these potentially negative factors, the spin-off would be in the best interests of its shareholders. For more information, see “Risk Factors–Risks Relating to the Spin-Off.”

Results of the Spin-Off

After the spin-off, Taronis Fuels will be an independent, publicly traded company. Taronis Technologies will distribute to the holders of Taronis Technologies common stock five (5) shares of Taronis Fuels common stock for one (1) share of Taronis Technologies common stock held on November 29, 2019, the record date. Based on approximately 90,280,000 shares of Taronis Technologies common stock outstanding as of the record date and assuming a distribution of approximately 100% of Taronis Fuel’s common stock and applying the distribution ratio, Taronis Fuels expects that a total of approximately 90,280,000 shares of Taronis Fuels common stock will be distributed to Taronis Technologies’ shareholders, subject to adjustment on the record date. The actual number of Taronis Fuels common stock to be distributed will be determined based on the number of shares of common stock of Taronis Technologies outstanding as of the record date.

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Taronis Fuels and Taronis Technologies will be parties to a number of agreements that will govern the spin-off and their future relationship. For a more detailed description of these agreements, please see “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us.”

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off will be set forth in a separation and a distribution agreement between Taronis Technologies and us. For a description of the terms of that agreement, see “Relationship with Taronis Technologies Following the Spin-off–Material Agreements Between Taronis Technologies and Us –Separation and Distribution Agreements.” Under the separation and distribution agreements, the spin-off will occur on the anticipated distribution date of December 5, 2019. As a result of the spin-off, each Taronis Technologies shareholder will be entitled to receive five (5) shares of our common stock for every one (1) share of common stock of Taronis Technologies owned on the record date. As discussed under “Trading Between the Record Date and Distribution Date,” if a holder of record of Taronis Technologies common stock sells those shares in the “regular way” market after the record date and before or on the distribution date, that shareholder will be selling the right to receive our common stock in the distribution.

The distribution will be made in book-entry form. For registered Taronis Technologies shareholders, our transfer agent will credit their Taronis Fuels common stock to book-entry accounts established to hold their Taronis Fuels common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For shareholders who own Taronis Technologies common stock through a bank or brokerage firm, their Taronis Fuels common stock will be credited to their accounts by the bank or broker. See “When and How You Will Receive Taronis Fuels Shares” below. Each share of Taronis Fuels common stock that is distributed will be validly issued, fully paid and nonassessable. Holders of Taronis Fuel common stock will not be entitled to preemptive rights. See “Description of Capital Stock.” Following the spin-off, shareholders whose shares are held in book-entry form may request the transfer of their Taronis Fuels common stock to a brokerage or other account at any time, without charge.

When and How You Will Receive Taronis Fuels Shares

On the distribution date, Taronis Technologies will release its Taronis Fuels common stock for distribution by Corporate Stock Transfer, Inc., the distribution agent. The distribution agent will cause the Taronis Fuels common stock to which you are entitled to be registered in your name or in the “street name” of your bank or brokerage firm.

“Street Name” Holders. Many Taronis Technologies shareholders have Taronis Technologies common stock held in an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf. For shareholders who hold their Taronis Technologies common stock in an account with a bank or brokerage firm, our common stock being distributed will be registered in the “street name” of your bank or broker, who in turn will electronically credit your account with the shares that you are entitled to receive in the distribution. We anticipate that banks and brokers will generally credit their customers’ accounts with our common stock on or shortly after the distribution date. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having your shares credited to your account.

Registered Holders. If you are the registered holder of Taronis Technologies common stock and hold your Taronis Technologies common stock either in physical form or in book-entry form, the Taronis Fuels common stock distributed to you will be registered in your name and you will become the holder of record of that number of our common stock. Our distribution agent will send you a statement reflecting your ownership of our common stock.

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Direct Registration System. As part of the spin-off, we will be adopting a direct registration system for book-entry share registration and transfer of our common stock. Our common stock to be distributed in the spin-off will be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing your shares will be mailed to you in connection with the spin-off. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares. If at any time you want to receive a physical certificate evidencing your shares, you may do so by contacting our transfer agent and registrar. Contact information for our transfer agent and registrar is provided under “Description of Capital Stock – Transfer Agent and Registrar.” The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the distribution date. You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock in connection with the spin-off. When calculating the shares to distribute, all fractional shares will be deleted from the shareholders total issuance, creating a “round down” effect.

Transferability of Shares You Receive

Our common stock distributed to Taronis Technologies shareholders will be freely transferable, except for shares received by persons who hold restricted shares of Taronis Technologies common stock on the distribution date (in which case such a shareholder would receive restricted shares of Taronis Fuels) or may be deemed to be our “affiliates” under the Securities Act. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us, and include our directors and certain of our officers. Our affiliates will be permitted to sell their Taronis Fuels common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144.

Under Rule 144, an affiliate may not sell within any three-month period Taronis Fuels common stock in excess of the greater of:

●	1% of the then outstanding number of shares of common stock of Taronis Fuels; and

●	the average reported weekly trading volume of Taronis Fuels common stock on the exchange on which Taronis Fuels shares trade during the four (4) calendar weeks preceding the filing of a notice with the SEC on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and availability of current public information about us.

Stock-Based Plans

Treatment of Equity-Based Compensation

With respect to outstanding Taronis Technologies equity incentive awards held by Taronis Fuels employees, including Taronis Fuels’ “named executive officers” (as described below), that are outstanding on the distribution date and for which the underlying security is Taronis Technologies common stock, we expect that:

●	Each outstanding Taronis Technologies stock options (incentive stock options and non-statutory stock options), stock appreciation rights (“SARS”), restricted stock, performance shares, and restricted stock units will be treated in a manner similar to that experienced by Taronis Technologies shareholders with respect to their Taronis Technologies common stock. More specifically, each of these awards will be deemed bifurcated into two separate awards: (1) an award covering Taronis Technologies common stock; and (2) a new award of the same type and proportional amount covering Taronis Fuels common stock. Each of these two awards will be subject to the same terms and conditions after the spin-off as the terms and conditions applicable to the original Taronis Technologies award prior to the spin-off, except:

○	with respect to each stock option award covering Taronis Technologies common stock and new stock option award covering Taronis Fuels common stock, the per-share exercise price for such award will be adjusted or established, as applicable, so that the two awards, together, will retain, in the aggregate, the same intrinsic value that the original Taronis Technologies stock option award had immediately prior to the spin-off (subject to rounding);

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○	with respect to each new award covering Taronis Fuels common stock, the number of underlying shares subject to such new award will be determined based on application of the distribution ratio to the number of Taronis Technologies common stock subject to the original Taronis Technologies award prior to bifurcation;

○	with respect to any continuous employment requirement associated with any equity incentive awards, such requirement will be satisfied after the spin-off (a) by a Taronis Fuels employee based on his or her continuous employment with Taronis Fuels (for equity incentive awards of either Taronis Fuels or Taronis Technologies) and (b) by a Taronis Technologies employee based on his or her continuous employment with Taronis Technologies (for equity incentive awards of either Taronis Technologies or Taronis Fuels); and

○	to the extent any original Taronis Technologies equity incentive award is subject to accelerated vesting or exercisability in the event of a “change of control,” the corresponding post-spin-off Taronis Technologies and Taronis Fuels equity incentive awards will generally accelerate in the same manner in the event of (a) a change of control of the issuer of the shares underlying such awards, or (b) a change of control of the employer of the grantee.

To the extent that an affected employee is employed in a non-U.S. jurisdiction, and the adjustments or grants contemplated above could result in adverse tax consequences or other adverse regulatory consequences, Taronis Technologies may determine that a different equitable adjustment or grant will apply in order to avoid any such adverse consequences.

We expect that the Compensation Committee of our board of directors will maintain a program to deliver long-term incentive awards to our executives and other employees that is appropriate for our business needs. However, the types of awards provided, the allocation of grant date values among the mix of awards and the performance measures to be used may differ from Taronis Technologies’ past practice.

Taronis Fuels, Inc. 2019 Equity Incentive Award Plan

We have adopted the Taronis Fuels, Inc. 2019 Equity Incentive Award Plan (the “Equity Plan”). The Equity Plan will generally be administered by the Compensation Committee of our board of directors or any other administrator they appoint and will enable the Company to provide equity and incentive compensation to our officers, other key employees and our non-employee directors. Pursuant to the Equity Plan, we may grant stock options (including “non-statutory stock options” and “incentive stock options” as defined in Section 422 of the Code), stock appreciation rights (“SARS”), restricted stock, performance shares, and restricted stock units, subject to certain share and dollar limitations as described in the Equity Plan. The Equity Plan will permit us to grant both awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and awards that are not intended to so qualify.

The Equity Plan will permit the evidence of award with respect to any grant under the Equity Plan to provide for accelerated vesting or exercise, including in the event of the grantee’s retirement, death or disability, or in the event of a “change in control,” as defined in the Equity Plan. Further, it will require the plan’s administrator to make adjustments to outstanding awards in the event of certain corporate transactions or changes in the capital structure of Taronis Fuels.

In connection with the distribution of Taronis Fuels common stock to Taronis Technologies shareholders, our Compensation Committee intends to authorize replacement awards of Taronis Fuels stock options, restricted shares, restricted stock units, deferred shares, and performance shares under the Equity Plan to current holders of corresponding awards covering Taronis Technologies equity, as described above.

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Common stock issued or transferred pursuant to awards granted under the Equity Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the Equity Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Equity Plan, under circumstances further described in the Equity Plan, but will not count against the share limits under the Equity Plan.

The Compensation Committee generally will be able to amend the Equity Plan, subject to shareholder approval in certain circumstances as described in the Equity Plan.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of material U.S. federal income tax consequences of the contribution by Taronis Technologies of assets of the gas and welding supply retail business to Taronis Fuels and the distribution by Taronis Technologies of all of Taronis Fuels’ outstanding common stock to its shareholders. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder and on judicial and administrative interpretations of the Code and the U.S. Treasury regulations, all as in effect on the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect. This summary assumes that the contribution and the distribution will be consummated in accordance with the separation and distribution agreements and as described in this Information Statement. This summary does not purport to be a complete description of all U.S. federal income tax consequences of the contribution and the distribution nor does it address the effects of any state, local or foreign tax laws or U.S. federal tax laws other than those relating to income taxes on the contribution and the distribution. The tax treatment of a Taronis Technologies shareholder may vary depending upon that shareholder’s particular situation, and certain shareholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold common stock in Taronis Technologies, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold their Taronis common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received Taronis Technologies common stock upon the exercise of employee stock options or otherwise as compensation, and shareholders who are subject to alternative minimum tax) may be subject to special rules not discussed below. In addition, this summary addresses the U.S. federal income tax consequences to a Taronis Technologies shareholder who, for U.S. federal income tax purposes, is a U.S. person and not to a Taronis Technologies shareholder who is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate. Finally, this summary does not address the U.S. federal income tax consequences to those Taronis Technologies shareholders who do not hold their Taronis Technologies common stock as capital assets within the meaning of Section 1221 of the Code.

The spin-off is conditioned on Taronis Technologies’ receipt of an opinion from our special tax counsel to Taronis Technologies (or other nationally recognized tax counsel), in form and substance satisfactory to Taronis Technologies, that the distribution of Taronis Fuels common stock in the spin-off will qualify as tax-free to us, Taronis Technologies and Taronis Technologies shareholders for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and related provisions of the Code. Such opinion is expected to be delivered to us by special tax counsel on or prior to the effectiveness of our registration statement on Form 10, of which this Information Statement is a part. The opinion will rely on, among other things, various assumptions and representations as to factual matters made by Taronis Technologies and us which, if inaccurate or incomplete in any material respect, could jeopardize the conclusions reached by such counsel in its opinion. Neither we nor Taronis Technologies is aware of any fact or circumstance that would cause the assumptions or representations that will be relied on in the opinion of counsel to be inaccurate or incomplete in any material respect. The opinion will not be binding on the IRS, or the courts, and there can be no assurance that the qualification of the spin-off as a transaction under Sections 355 and 368(a) of the Code will not be challenged by the IRS or by others in court, or that any such challenge would not prevail.

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If, notwithstanding receipt of the opinion of counsel, the spin-off were determined not to qualify under Section 355 of the Code, each U.S. holder of Taronis Technologies common stock who receives our common stock in the spin-off would generally be treated as receiving a taxable distribution of property in an amount equal to the fair market value of our common stock received. That distribution would be taxable to each such shareholder as a dividend to the extent of such shareholder’s share of Taronis Technologies’ current and accumulated earnings and profits. For each such shareholder, any amount that exceeded its share of Taronis Technologies’ earnings and profits would be treated first as a non-taxable return of capital to the extent of such shareholder’s tax basis in his or her or its Taronis Technologies common stock with any remaining amount being taxed as a capital gain. Taronis Technologies would be subject to tax as if it had sold common stock in a taxable sale for their fair market value and would recognize taxable gain in an amount equal to the excess of the fair market value of such shares over its tax basis in such shares.

EACH SHAREHOLDER IS URGED TO CONSULT THE SHAREHOLDER’S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION TO THAT SHAREHOLDER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

We intend to treat the separation and distribution as a tax-free spin-off for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and accordingly, the following will describe the material U.S. federal income tax consequences to Taronis Technologies, Taronis Fuels and Taronis Technologies shareholders of the contribution and the distribution:

●	subject to the discussion below regarding Section 355(e) of the Code, neither Taronis Fuels nor Taronis Technologies will recognize any gain or loss upon the contribution and the distribution of Taronis Fuels common stock and no amount will be includable in the income of Taronis Technologies or Taronis Fuels as a result of the contribution and the distribution, other than taxable income or gain possibly arising out of internal restructurings undertaken in connection with the contribution and distribution and with respect to any items required to be taken into account under U.S. Treasury regulations relating to consolidated federal income tax returns;

●	a Taronis Technologies shareholder will not recognize any gain or loss and no amount will be includable in income as a result of the receipt of Taronis Fuels common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares of Taronis Fuels common stock (as described below);

●	a Taronis Technologies shareholder’s aggregate tax basis in such shareholder’s Taronis Technologies common stock following the distribution and in Taronis Fuels common stock received in the distribution will equal such shareholder’s tax basis in its Taronis Technologies common stock immediately before the distribution, allocated between the Taronis Technologies common stock and Taronis Fuels common stock in proportion to their fair market values immediately after the distribution; and

●	a Taronis Technologies shareholder’s holding period for Taronis Fuels common stock received in the distribution will include the holding period for that shareholder’s Taronis Technologies common stock.

U.S. Treasury regulations provide that if a Taronis Technologies shareholder holds different blocks of Taronis Technologies common stock (generally Taronis Technologies common stock purchased or acquired on different dates or at different prices), the aggregate basis for each block of Taronis Technologies common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the Taronis Fuels common stock received in the distribution in respect of such block of Taronis Technologies common stock and such block of Taronis Technologies common stock, in proportion to their respective fair market values on the distribution date. The holding period of the Taronis Fuels common stock received in the distribution in respect of such block of Taronis Technologies common stock will include the holding period of such block of Taronis Technologies common stock. If a Taronis Technologies shareholder is not able to identify which particular Taronis Fuels common stock are received in the distribution with respect to a particular block of Taronis Technologies common stock, for purposes of applying the rules described above, the shareholder may designate which Taronis Fuels common stock are received in the distribution in respect of a particular block of Taronis Technologies common stock, provided that such designation is consistent with the terms of the distribution. Taronis Technologies shareholders are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

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U.S. Treasury Regulations require each U.S. holder that immediately before the distribution owned 5% or more (by vote or value) of the total outstanding shares of Taronis Technologies to attach to its U.S. federal income tax return for the year in which shares of our common stock are received a statement setting forth certain information related to the distribution.

Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it could be taxable to Taronis Technologies (but not Taronis Technologies’ shareholders) under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest by vote or value, in Taronis Technologies or Taronis Fuels. For this purpose, any acquisitions of Taronis Technologies common stock or Taronis Fuels common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although Taronis Technologies or Taronis Fuels may be able to rebut that presumption, including pursuant to “safe harbor” provisions of applicable Treasury regulations.

In connection with the distribution, Taronis Fuels and Taronis Technologies will enter into a tax sharing agreement pursuant to which Taronis Fuels will agree to be responsible for certain tax liabilities and obligations following the distribution. For a description of the tax sharing agreement, see “Relationship with Taronis Technologies After the Spin-Off – Material Agreements Between Taronis Technologies and Us – Tax Sharing Agreement.”

The foregoing is a summary of material U.S. federal income tax consequences of the contribution and the distribution under current law and particular circumstances. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of shareholders. Each Taronis Technologies shareholder should consult its own tax advisor as to the particular tax consequences of the distribution to such shareholder, including the application of U.S. federal, state or local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Market for Our Common Stock

There is currently no public market for our common stock. We will file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and apply to have our common stock authorized for quotation on the OTCQX market of the OTC Markets Group, Inc. but there are no assurances that our common stock will be quoted on the OTCQX or any other quotation service, exchange or trading facility. Assuming our application for quotation is approved, we anticipate that trading will commence on a “when-issued” basis approximately two trading days before the record date. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. Generally, common stock may trade on the OTCQX on a when-issued basis after they have been authorized but not yet formally issued, which is often initiated by the OTCQX prior to the record date relating to the issuance of such common stock. When-issued transactions are settled after our common stock have been issued to Taronis Technologies’ shareholders. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and regular way trading will begin. “Regular way” trading refers to trading after a security has been issued. We cannot predict the trading price for our common stock following the spin-off. Following the distribution date, we intend to apply to up list our common stock to NYSE American exchange under the symbol “TRNF” and expect such up listing to occur within six months of the distribution date, but there is no assurance that our common stock will be listed on the NYSE American. See “Risk Factors–Risks Relating to Ownership of Our Common stock.” In addition, we cannot predict any change that may occur in the trading price of Taronis Technologies’ common stock, which will continue to trade on the Nasdaq Capital Market under the symbol “TRNX,” as a result of the spin-off, subject to Taronis Technologies’ continued compliance with the Nasdaq Listing Rules.

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Trading Between the Record Date and Distribution Date

Beginning on the record date and continuing until the time of the distribution, Taronis Technologies expects that there will be two markets in shares of Taronis Technologies common stock: a “regular-way” market and an “ex-distribution” market on the Nasdaq Capital Market. Shares of Taronis Technologies common stock that trade on the “regular-way” market will trade with an entitlement to Taronis Fuels common stock distributed pursuant to the distribution. Shares of Taronis Technologies common stock that trade on the “ex-distribution” market will trade without an entitlement to Taronis Fuels common stock distributed pursuant to the distribution. Therefore, if a shareholder sells shares of Taronis Technologies common stock in the “regular-way” market on or prior to the time of the distribution, such shareholder will be selling the right to receive Taronis Fuels common stock in the distribution. If a shareholder owns shares of Taronis Technologies common stock at the close of business on the record date and sells those shares on the “ex-distribution” market on or prior to the time of the distribution, such shareholder will receive the shares of Taronis Fuels common stock that such shareholder is entitled to receive pursuant to such shareholder’s ownership as of the record date of the shares of Taronis Technologies common stock.

Furthermore, beginning on the record date and continuing until the time of the distribution, Taronis Fuels expects that there will be a “when-issued” market in its common stock on the OTCQX. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market on the OTCQX will be a market for Taronis Fuels common stock that will be distributed to holders of Taronis Technologies common stock on the distribution date. Shareholders who owned Taronis Technologies common stock at the close of business on the record date are entitled to Taronis Fuels common stock distributed pursuant to the distribution. Such a shareholder may trade this entitlement to shares of Taronis Fuels common stock, without the shares of Taronis Technologies common stock such shareholder owns, on the “when-issued” market on the OTCQX. Upon completion of the distribution, “when-issued” trading with respect to Taronis Fuels common stock will end, and “regular-way” trading will begin on the OTCQX.

Spin-Off Conditions and Termination

We expect that the spin-off will be completed on or about the business day immediately following the distribution date, provided that, among other things:

●	the Taronis Technologies Board of Directors will, in its sole and absolute discretion, have authorized and approved the separation and the distribution and will not have withdrawn that authorization and approval;

●	the Taronis Technologies Board of Directors will have declared the distribution of 100% of our outstanding common stock to Taronis Technologies shareholders;

●	Taronis Technologies and we will have executed and delivered the separation and the distribution agreement, transition services agreements, tax sharing agreement and all other ancillary agreements related to the spin-off;

●	the effectiveness of our registration statement on Form 10, under the Exchange Act, with no stop order in effect with respect to the Form 10, and the related information statement shall have been sent to Taronis Technologies shareholders as of the close of business on November 29, 2019, the record date;

●	no order, injunction or decree that would prevent the consummation of the distribution will be threatened, pending or issued (and still in effect) by any governmental entity of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the distribution will be in effect, and no other event outside the control of Taronis Technologies will have occurred or failed to occur that prevents the consummation of the distribution;

●	our common stock shall have been approved for listing on the OTC Markets, subject to official notice of issuance;

●	Taronis Technologies shall have received an opinion from its tax counsel regarding the tax-free status of the spin-off and certain internal restructuring transactions as of the distribution date; and

●	no other events or developments will have occurred that, in the judgment of the board of directors of Taronis Technologies would result in the spin-off having a material adverse effect on Taronis Technologies or its shareholders.

Taronis Technologies may waive one or more of these conditions in its sole and absolute discretion, and the determination by Taronis Technologies regarding the satisfaction of these conditions will be conclusive. The fulfillment of these conditions will not create any obligation on Taronis Technologies’ part to effect the distribution, and Taronis Technologies has reserved the right to amend, modify or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date. Taronis Technologies does not intend to notify its shareholders of any modifications to the terms or the conditions to the separation that, in the judgment of its board of directors, are not material. To the extent that the Taronis Technologies board of directors determines that any such modifications materially change the terms and conditions of the distribution, Taronis will notify its shareholders in a manner reasonably calculated to inform them of such modifications with a press release, Current Report on Form 8-K or other similar means.

Reason for Sending this Information Statement

This Information Statement is being sent solely to provide information to Taronis Technologies shareholders who will receive Taronis Fuels common stock in the spin-off. It is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither we nor Taronis Technologies undertake any obligation to update the information, except to the extent so required by applicable securities laws.

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CAPITALIZATION

The following table sets forth Taronis Fuels’ cash and cash equivalents and capitalization as of June 30, 2019 (i) on a historical basis and (ii) on an as adjusted basis to give effect to the pro forma adjustments included in Taronis Fuels’ unaudited pro forma financial information included elsewhere in this information statement. The information below is not necessarily indicative of what Taronis Fuels’ cash and cash equivalents and capitalization would have been had the spin-off been completed as of June 30, 2019. In addition, this information is not indicative of Taronis Fuels’ future cash and cash equivalents and capitalization.

This table should be read in conjunction with the sections entitled “Selected Historical Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Audited and Unaudited Condensed Combined Carve-Out Financial Statements and corresponding notes included elsewhere in this information statement.

	As of June 30, 2019 (unaudited)
	Actual	As Adjusted
Cash and cash equivalents:	$1,635,862	$1,635,862

Debt, including current and long-term:
Current debt	$1,575,255	$1,575,255
Long-term debt	1,531,491	$1,531,491

Total debt	$3,106,746	$3,106,746

Shareholder’s Equity:
Parent’s net investment	$28,223,386	$-
Common Stock	-	90
Additional Paid in Capital	-	28,223,296

Total equity	$28,223,386	$28,223,386

Total capitalization	$31,330,132	$31,330,132

(1)	We expect to distribute approximately 90,280,000 Taronis Fuels common stock, $0.000001 par value per share, to holders of Taronis Technologies common stock subject to adjustment based on the number of Taronis Technologies common stock outstanding on the record date, November 29, 2019.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended December 31, 2018 and 2017 and the balance sheet data as of December 31, 2018 and 2017 are derived from the audited financial statements included elsewhere in this Information Statement. The selected historical financial data for the six months ended June 30, 2019 and 2018 and the balance sheet data as of June 30, 2019 and 2018 are derived from our unaudited financial statements included elsewhere in this Information Statement. In Taronis Fuel’s management’s opinion, the Unaudited Condensed Combined Carve-Out Financial Statements as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 have been prepared on the same basis as the Audited Combined Carve-Out Financial Statements and include all adjustments, consisting only of normal recurring adjustments and allocations, necessary for a fair presentation of the information for the periods presented.

The selected historical consolidated financial data include certain expenses of Taronis Technologies that were allocated to us for certain corporate functions including information technology, finance, legal, insurance, compliance and human resources activities. These costs may not be representative of the future costs we will incur as an independent, publicly traded company. In addition, Taronis Fuels’ historical financial information does not reflect changes that we expect to experience in the future as a result of our spin-off from Taronis Technologies, including changes in Taronis Fuels’ cost structure, personnel needs, tax structure, capital structure, financing and business operations. Taronis Fuels’ Audited and Unaudited Condensed Combined Carve-Out Financial Statements also do not reflect the allocation of certain assets and liabilities between Taronis Technologies and Taronis Fuels. Consequently, the financial information included here may not necessarily reflect Taronis Fuels’ financial position, results of operations and cash flows in the future or what Taronis Fuels’ financial position, results of operations and cash flows would have been had Taronis Fuels been an independent, publicly traded company during the periods presented.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and corresponding notes and our financial statements and related notes appearing elsewhere in this information statement.

	Year Ended December 31, 2018	Year Ended December 31, 2017	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
			(unaudited)	(unaudited)
Statement of Operations Data
Total revenues	$9,713,183	$3,719,452	$10,773,393	$4,079,464
Total cost of revenues	5,626,483	2,216,773	5,887,250	2,730,459
Total gross profit	4,086,700	1,502,679	4,886,143	1,349,005
Total operating expenses	8,693,136	4,606,930	7,511,221	3,396,838
Loss from operations	(4,606,436)	(3,104,251)	(2,625,078)	(2,047,833)
Total other income (expense)	109,012	(16,462)	79,210	(76,473)
Net loss	$(4,497,424)	$(3,120,713)	$(2,545,868)	$(2,124,306)

Balance Sheet Data (at period end)
Cash and cash equivalents	$1,598,737	$586,824	$1,635,862	$1,147,522
Working capital (1)	$3,386,909	$443,369	$1,384,828	$2,653,067
Total assets	$23,680,053	$10,833,897	$39,181,279	$16,645,609
Total liabilities	$3,171,399	$1,661,069	$10,957,893	$1,798,283
Parent’s net investment	$20,508,654	$9,172,828	$28,223,386	$14,013,965

(1) Working capital represents total current assets less total current liabilities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the Audited Combined Carve-Out Financial Statements for the years ended December 31, 2018 and 2017, and the Unaudited Condensed Combined Carve-Out Financial Statements for the six months ended June 30, 2019 and 2018 and the corresponding notes included elsewhere in this Information Statement. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Statement Regarding Forward-Looking Statements and Business sections in this Information Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Spin-Off

On July 15, 2019, Taronis Technologies announced that its Board of Directors approved a plan to pursue a separation of its gas and welding supply retail business from Taronis Technologies, creating a new independent, publicly traded company. The spin-off is expected to be tax-free to both Taronis Technologies and our shareholders. We expect the spin-off will be completed on the distribution date, provided that the conditions set forth under the caption “The Spin-off Conditions and Termination” have been satisfied in Taronis Technologies’ sole and absolute discretion.

We are currently a wholly owned subsidiary of Taronis Technologies. We were organized as a Delaware limited liability company on February 1, 2017, under the name MagneGas Welding Supply, LLC, to be a holding company for our various subsidiary level welding supply companies. On April 9, 2019, we converted MagneGas Welding Supply, LLC, a Delaware limited liability company, into Taronis Fuels, Inc., a Delaware corporation.

We will be separated from Taronis Technologies and will become an independent, publicly traded company through a spin-off, on or about the day immediately following December 5, 2019, the anticipated distribution date. As a result of the spin-off, each holder of one (1) share of Taronis Technologies common stock as of 5:00 p.m., New York City time, on the effective date of this registration statement, the record date, will be entitled to five (5) shares of Taronis Fuels common stock.

Taronis Technologies shareholders will not be required to pay for our common stock received in the spin-off or to surrender or exchange common stock of Taronis Technologies in order to receive our common stock or to take any other action in connection with the spin-off.

Business Overview

We are a holding company of various gas and welding supply companies, including MagneGas Welding Supply – Southeast, LLC, MagneGas Welding Supply – South, LLC, MagneGas Welding Supply – West, LLC, MagneGas Limited (United Kingdom) and MagneGas Ireland Limited (Republic of Ireland), that sells and distributes gas production Venturi® Plasma Arc units, a full line of industrial gases and welding equipment and services to the retail and wholesale metalworking and manufacturing industries.

In addition to a suite of industrial gases and welding supply equipment offerings, we also create, sell and distribute a synthetic gas called “MagneGas”, which is produced by our wholly owned subsidiary, MagneGas Production, LLC. MagneGas is comprised primarily of hydrogen and created through a patented protected process, which we license from Taronis Technologies under an exclusive worldwide license. The fuel can be used as an alternative to acetylene and other fossil-fuel derived fuels for metal cutting and other commercial uses. After production, the fuel is stored in hydrogen cylinders which are then sold to market on a rotating basis. Independent analyses performed by the City College of New York and Edison Welding Institute have verified that MagneGas cuts metal at a significantly higher temperature and faster than acetylene, which is the most commonly used fuel in metal cutting. The use of MagneGas is substantially similar to acetylene making it easy for end-users to adopt our product with limited training.

Over the last several years we have acquired and maintained a retail distribution network, which allows us to sell and transport MagneGas to customers in various metalworking industries. Since 2017, we have doubled the range we are able to distribute MagneGas and are now able to more efficiently address markets within a 500-mile radius of our production hubs in Florida and Texas. We currently have a Venturi® Plasma Arc gas production unit in Texas that is in the process of being readied for MagneGas production. Within the next year or so, we plan to add one or more production hubs in California to serve the western United States. Finally, we have and intend to continue to acquire complementary gas and welding supply distribution businesses in order to expand the distribution and use of MagneGas, other industrial gases and related equipment. We have sold to over 30,000 customers in the public and private sectors.

As of September 30, 2019, we sell industrial gas and welding equipment and services through our 22 retail locations located throughout California, Texas, Louisiana and Florida. Prior to the proposed spin-off, we have been a wholly-owned subsidiary of Taronis Technologies.

For the fiscal years ended December 31, 2018 and 2017, we generated revenues of $9,713,183, and $3,719,452, respectively, and reported net losses of $4,497,424 and $3,120,713, respectively, and negative cash flow from operating activities of $5,286,174 and $1,664,336, respectively. For the six months ended June 30, 2019, we generated revenues of $10,773,393, reported a net loss of $2,545,868, and had negative cash flow from operating activities of $1,643,419 and parent’s net investment balance of approximately $28,223,386. We anticipate that we will continue to report losses and negative cash flow. These factors raise substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors— We have a relatively limited history of operations and have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

These historical losses and accumulated deficits were primarily the result of a staffing model and a management team that was built for growth, not for the historical revenue levels generated in 2017 and 2018. The Company built its staffing model with a desired goal to grow revenues at above industry trends, and to proactively promote its proprietary product, MagneGas within the markets it serves. As a result, the Company made the decision to add key sales people to many of the recently acquired industrial gas distributors to stimulate anticipated sales growth, not to maximize current profitability. This growth model is beginning to generate data to support the efficacy of the staffing model. The Company’s San Diego operations generated 39.3% revenues growth in the first six months of 2019, as compared to the same period in 2018. The Company’s Flint and Palestine, TX locations, formerly operated as Green Arc Supply, grew 109.5% in the first six months of 2019, ad compared to the same period in 2018.

Management believes that in the coming quarters, the continued growth in revenues across all of the US retail locations should lead the Company towards improved profitability and positive cash flows from operations. The Company has demonstrated the ability to control costs while increasing revenues. For the twelve months ending December 31, 2017, operating margins were negative 83.5%. For the twelve months ending December 31, 2018, operating margins improved to negative 44.5%. This trend in improved margins continued for the first six months ending June 30, 2019, with operating margins of negative 23.98%. In fact, in three of the last four months of this period in 2019, the Company generated operating margins were materially improved as compared to the six month period.

With these trends and the outlook for continued revenue growth, the Company believes that organic revenue growth has the potential to further improve profitability during the remainder of 2019 and thereafter. In addition, the Company has completed the installation of an industrial gas fill plant in Clearwater, FL. This is expected to have a material impact on profitability beginning in August of 2019. The Company is also upgrading its industrial gas fill plant in Tyler, TX, and this is slated to be completed in December of 2019. Lastly, the Company is relocating and upgrading its industrial gas fill plant in Compton, CA. This is expected to be completed in March of 2020.

Management believes that the expected revenue growth, combined with the upgrades to the Company’s industrial gas delivery systems will reduce net loses to near zero as early as the end of the first quarter of 2020.

We anticipate that we will continue to report losses and negative cash flow for the remainder of 2019, albeit in incrementally smaller dollar amounts on a monthly basis. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors— We have a relatively limited history of operations and have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

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Proprietary Product – MagneGas Fuel

In addition to the other industrial gases and welding supplies we sell, we have one proprietary product that we market and sell which is derived from our core licensed technology. “MagneGas” is our clean, renewable alternative cutting fuel which is sold at our various locations to retail end users as an alternative product to acetylene. MagneGas is created by passing the MagneGas feed stock through the patented submerged Venturi® Plasma Arc System, also referred to as our Venturi® Plasma Arc units.

● Our patented (licensed) system enables fluid to efficiently pass through a submerged plasma arc.

● To create synthetic fuel, the fluid must contain hydrogen and oxygen – carbon supply can be facilitated by the electrodes.

● As the fluid passes through the arc, hydrogen, carbon and oxygen molecules are liberated and gasified.

● A wide range of feedstocks can produce different gases, with differing flame and heating properties

● Typically, our fuels are 40-60% ionized hydrogen and 30-40% other synthetic hydrocarbon and carbon compounds.

Strategy

We strive to be a top independent industrial gas and welding supply company. We aim to accomplish this goal through commercialization of our existing proprietary product MagneGas, increasing marketing/sales and awareness of our MagneGas and through increasing our customer base. To help commercialize the use of MagneGas, over the last several years we have acquired and integrated a number of independent welding supply and gas distribution businesses, which now offer MagneGas as an alternative to acetylene in 22 retail locations across the United States. We have also expanded internationally and have aligned ourselves with reputable industry leaders in product application, testing and safety. Finally, we will continue to evaluate potential strategic acquisition targets to enhance our organic based growth model and to market and sell our Venturi® Plasma Arc units abroad.

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Distribution

We distribute and sell our MagneGas fuel, other gases and welding supplies at our retail locations in California, Texas, Louisiana and Florida and through our subsidiaries and in some cases through a select network of independent welding supply distributors. We primarily sell our Venturi® Plasma Arc units directly for commercial application of MagneGas production outside the United States.

Results of Operations

Comparison for the three months ended June 30, 2019 and 2018

Revenues

For the three months ended June 30, 2019 and 2018, revenues were $5,860,061 and $2,907,712, respectively, an increase of approximately 101.5%. The increase in revenue was due primarily to acquisitions made in the fourth quarter of 2018 and the first quarter of 2019. However, these acquisitions mask the impact of organic growth in existing retail locations during the first six months of 2019. The Company’s San Diego operations generated 36.1% revenues growth in the three months ended June 30, 2019, as compared to the same period in 2018. The Company’s Flint and Palestine, TX locations, formerly operated as Green Arc Supply, grew 24.1% in the three months ended June 30, 2018, as compared to the same period in 2018.

Cost of Revenues

For the three months ended June 30, 2019 and 2018, cost of revenues were $3,206,435 and $1,972,586, respectively, an increase of approximately 62.5%. The increase was primarily attributed to the growth in revenues and overall customer related activities related to the four acquisitions made during the three months ended June 30, 2019. Gross margins were 45.3% for the three months ended June 30, 2019 as compared to 32.2% for the same period in 2018. The increase in the gross profit margin was primarily due to a 101.5% increase in revenues from 2018 to 2019 with a 62.5% increase in cost of revenues, primarily attributed to the acquisitions discussed in Revenues. Although cost of revenues increased, they were reduced in relation to revenues from 2018 to 2019 by approximately 13.1%.

Operating Expenses

For the three months ended June 30, 2019 and 2018, operating costs were $3,955,015 compared to $2,010,180, respectively, an increase of approximately 96.7%. The increase in our operating costs in 2019 was primarily attributed to a 99.8% increase in selling, general and administration driven by an increase in salaries, wages and benefits due to additional staff through acquisitions and an increase in rent expense due to the acquisitions discussed in Revenues. The Company grew its employee base from approximately 70 employees as of June 30, 2018 to over 143 employees as of June 30, 2019. The Company also increased its retail locations from 9 to 22 during the same period, causing the related increase in rent.

Net Loss

Loss from operations for the three months ended June 30, 2019 was $1,223,545 compared to a loss of $1,078,523 for the three months ended June 30, 2018, an approximate 13.4% increase. The approximate $200,000 increase was primarily attributed to an increase in operating expenses of approximately $1.8 million, offset by an increase of approximately $1.7 million in gross profit.

Comparison for the six months ended June 30, 2019 and 2018

Revenues

For the six months ended June 30, 2019 and 2018, revenues were $10,773,393 and $4,079,464, respectively. The increase was largely due to three acquisitions made in the fourth quarter of 2018 and three acquisitions made in the first quarter of 2019. Organic growth also played a role in overall revenue growth in select markets. In particular, the Company’s San Diego locations and Green Arc locations in Texas demonstrated organic growth of 24% and 18% respectively under the Company’s management after they were acquired by the Company.

Cost of Revenues

For the six months ended June 30, 2019 and 2018, cost of revenues were $5,887,250 and $2,730,459, respectively. The primary cause for the increase was the growth in revenues and overall customer related activities related to six acquisitions made during the last twelve months ended June 30, 2019. Gross margins were 45.4% for the six month period ended June 30, 2019 as compared to 33.1% for the same period in 2018. Cost of goods sold were also impacted in the first six months of 2018 due to the accounting impact of acquisitions made during the period. This amount of $331,061, and if excluded, gross margins would have been 44.0%.

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Operating Expenses

For the six months ended June 30, 2019 and 2018, operating expenses were $7,511,221 and $3,396,838, respectively, an approximate increase of 121.1%. The increase was attributed to a 126.0% increase in selling, general and administration, which was primarily driven by an increase in salaries, wages and benefits due to additional staff through acquisitions, and an increase in rent expense due to additional locations added through acquisitions made during the fourth quarter of 2018 and the first quarter of 2019. The Company grew its employee base from approximately 70 employees as of June 30, 2018 to over 143 employees as of June 30, 2019. The Company also increased its retail locations from 9 to 22 during the same period, causing the related increase in rent.

Net Loss

For the six months ended June 30, 2019 and 2018, net loss was $2,545,868 and $2,124,306, respectively, an approximate increase of approximately 19.8%. The increase is primarily attributed to the increase in selling general and administration costs of approximately $4 million, and an increase in depreciation of approximately $210,000 due to the addition of PP&E through acquisitions discussed in Revenues, offset by an approximate increase in cost of revenues of $3.5 million.

Comparison for the years ended December 31, 2018 and 2017

Revenues

For the years ended December 31, 2018 and 2017, we generated total revenues of $9,713,183 and $3,719,452, respectively. The 161.1% increase in revenue was due primarily to the acquisition of six industrial gas and welding supply companies in Texas, Louisiana and California in 2018. The Company dedicated virtually all spare financial and operational resources during 2018 to completing, integrating, and implementing growth plans at its acquired businesses in California, Texas and Louisiana.

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Cost of Revenues

For the years ended December 31, 2018 and 2017, costs of revenues were $5,626,483 and $2,216,773, respectively. For the years ended December 31, 2018 and 2017, we generated a gross profit of $4,086,700 and $1,502,679, respectively with gross margins for the years ended December 31, 2018 and 2017 of 42.1% and 40.4%, respectively. The increase in the gross profit margins was primarily due to a 161.1% increase in revenues from 2017 to 2018 with a 153.8% increase in cost of revenues primarily attributed to the acquisitions discussed in Revenues. The Company recorded $534,870 in additional cost of goods sold during the year due to acquisition accounting. If this amount were excluded, gross margins would have been 48.0%.

Operating Expenses

Operating costs for the years ended December 31, 2018 and 2017 were $8,693,136 and $4,606,930, respectively. The increase in our operating costs in 2018 was primarily attributable to the completion of our six acquisitions in 2018. Other non-cash operating expenses were due to depreciation and amortization charges of $694,561 for the year ended December 31, 2018, compared to $608,954 for the year ended December 31, 2017.

Net Loss

Our results have recognized losses in the amount of $4,497,424 compared to $3,120,713 for the years ended December 31, 2018 and 2017, respectively. The increase in our loss was primarily driven by an increase in salaries, wages and benefits due to additional staff through acquisitions, and an increase in rent expense due to additional locations through acquisitions.

Liquidity and Capital Resources

As of June 30, 2019, we had cash of $1,635,862 and restricted cash of $816,466. Net cash used in operating activities was $1,643,419 and $2,498,015 for the six months ended June 30, 2019 and 2018, respectively. Net cash provided by investing activities was $8,969,755 and $3,751,366 for the six months ended June 30, 2019 and 2018, respectively, and consisted primarily of cash paid for acquisitions and the purchase of property and equipment through those acquisitions. Net cash provided by financing activities for the six months ended June 30, 2019 and 2019 were $10,660,299 and $6,810,079, respectively, and consisted primarily of advances from the Parent, Taronis Technologies, Inc.

At June 30, 2019, current assets totaled $7,572,723 and current liabilities totaled $6,187,895, as compared to current assets totaling $5,753,432 and current liabilities totaling $2,366,523 at December 31, 2018. As a result, we had working capital of $1,384,828 at June 30, 2019 compared to working capital of $3,386,909 at December 31, 2018.

Upon completion of the spinoff, our capital structure and sources of liquidity will change significantly from our historical capital structure. Our businesses will no longer participate in cash management and funding arrangements with Taronis Technologies, Inc. Our internally generated cash flow will be used to invest in new product development, fund capital expenditures and fund working capital requirements, and is expected to be adequate to service any future debt, pay expected future dividends, fund any share repurchases and fund future acquisitions, if any. Our ability to fund these capital needs will depend on our ongoing ability to generate cash from operations and to access our borrowing facilities and capital markets. We believe that our future cash from operations, together with our access to cash and cash equivalents, and cash expected to be available through borrowing facilities and capital markets, will provide adequate resources to fund our operating and financing needs for at least the next twelve months.

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The following tables contain several key measures to gauge our financial condition and liquidity as of June 30, 2019, December 31, 2018 and December 31, 2017:

Current Assets	June 30,	December 31,
	2019	2018	2017
Cash and cash equivalents	$1,635,862	$1,598,737	$586,824
Accounts receivable	2,783,345	1,394,681	389,652
Inventories	2,964,341	2,587,254	510,111
Other current assets	189,175	172,760	34,012
Total Current Assets	$7,572,723	$5,753,432	$1,520,599

Accounts receivable, net, including due from related parties as of June 30, 2019 increased $1,388,664 from December 31, 2018, as a result of additional acquisitions in 2019. Inventories increased $377,087 as of June 30, 2019 compared to December 31, 2018 due to additional acquisitions in 2019.

Accounts receivable, net, including due from related parties as of December 31, 2018 increased $1,005,029 from the year ended December 31, 2017 due to 2018 acquisitions. Inventories increased by $2,077,143 due to acquisitions due to 2018 acquisitions.

Property, Plant and Equipment	June 30,	December 31,
	2019	2018	2017
Property, plant and equipment, net	$15,766,081	$9,652,306	$6,852,390

Property, plant and equipment, net increased $6,113,775 for the period ended June 30, 2019 compared to December 31, 2018. Property, plant and equipment, net increased $2,799,916 for the year ended December 31, 2018 from the year ended December 31, 2017. The increase in property, plant and equipment, net, in both periods was primarily due to acquisitions.

Long-term Assets	June 30,	December 31,
	2019	2018	2017
Other assets	15,842,475	8,274,315	2,460,908
Total Assets	$39,181,279	$23,680,053	$10,833,897

Other assets increased $7,598,160 from December 31, 2018 to June 30, 2019, which was due to a $4.4 million increase in goodwill due to acquisitions and a $3.8 million increase to right-of-use assets due to the Company adopting ASC 842 as of January 1, 2019. Other assets increased $5,813,407 for the year ended December 31, 2018 from the year ended December 31, 2017, which was primarily due to a $5 million increase in goodwill due to acquisitions.

Liabilities and Equity	June 30,	December 31,
	2019	2018	2017
Current liabilities	$6,187,895	$2,366,523	$1,077,230
Long term debt	1,531,491	601,582	520,000
Deferred income taxes
Other non-current liabilities	3,238,507	203,294	63,839
Parent’s net investment	28,223,386	20,508,654	9,172,828
Total liabilities and parent’s net investment	$39,181,279	$23,680,053	$10,833,897

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Current liabilities increased to $6,187,895 as of June 30, 2019, up $3,821,372 from December 31, 2018. The increase was driven by an increase in accounts payable due to the additional acquisitions, partially offset by the recognition of ASC 842.

Deferred income taxes increased as of December 31, 2018 to $2,236,620 as compared to $816,948 as of December 31, 2017 primarily due to an increase in net operating loss carryover.

Cash Flows from Operations

The following table reflects the major categories of cash flows for the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017. For additional details, please see the Combined Carve-Out Statements of Cash Flows in the Audited and Unaudited Condensed Combined Carve-Out Statements of Cash Flows contained elsewhere in this information statement.

Cash Flows	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017
Net cash used in operating activities	$(1,643,419)	$(2,498,015)	$(5,286,174)	$(1,520,547)
Net cash used in investing activities	(8,969,755)	(3,751,366)	(8,334,441)	(487,880)
Net cash provided by financing activities	10,660,299	6,810,079	15,438,994	978,841
Increase (decrease) in cash and cash equivalents	$47,125	$560,698	$1,818,379	$(1,029,586)

For the six months ended June 30, 2019 and 2018, we used cash in operations of $1,643,419 and $2,498,015, respectively. Our cash use for the six months ended June 30, 2019 was primarily attributable to cash used to reduce vendor balances, accrued expenses and short-term liabilities. Our cash use for the six months ended June 30, 2018 was primarily attributable to pay down accounts payable. During the six months ended June 30, 2019, cash used by investing activities consisted of $8,969,755 primarily due to acquisitions and purchase of property plant and equipment through the acquisitions. During the six months ended June 30, 2018, cash used by investing activities consisted of $3,751,366, primarily due to acquisitions. Cash provided by financing activities for the six months ended June 30, 2019 was $10,660,299 and consisted primarily of advances from the parent. Cash provided by financing activities for the six months ended June 30, 2018 of $6,810,079 primarily consisted of advances from the parent. The net increase in cash during the six months ended June 30, 2019 was $47,125 as compared to a net increase in cash of $560,698 for the six months ended June, 2018.

For the years ended December 31, 2018 and 2017, we used cash in operations of $5,286,174 and $1,520,547, respectively. Our cash use for 2018 was primarily attributable to cash used to reduce vendor balances, accrued expenses and other short-term liabilities. Our cash use for 2017 was primarily attributable to general corporate needs, personnel restructuring, the overhaul of our capital structure, and organic growth initiatives. During the year ended December 31, 2018, cash used by investing activities consisted of $8,334,441 primarily due to the acquisition of six welding supply establishments. During the year ended December 31, 2017, cash used by investing activities consisted of $487,880 primarily for the purchase of property and equipment and a deposit placed in escrow for an acquisition completed January 19, 2018. Cash provided by financing activities for the year ended December 31, 2018 was $15,438,994 as compared to cash provided by financing activities for the year ended December 31, 2017 of $978,841, primarily consisting of advances from the parent. The net increase in cash during the year ended December 31, 2018 was $1,818,379 as compared to a net decrease in cash of $1,029,586 for the year ended December 31, 2017.

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Going Concern

As of June 30, 2019, the Company had cash and restricted cash of $2,452,328. For the six months ended June, 2019 and for the year ended December 31, 2018, the Company reported a net loss of $2,545,868 and $4,497,424, respectively, and negative cash flows from operating activities of $1,643,419 and $5,286,174, respectively. Partly offsetting our negative cash flows, as of June 30, 2019 the Company had a positive working capital position of $1,384,828, and parent’s net investment balance of $28,223,386. As a result of the Company’s negative cash flow generation, there is substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of the financial statements.

The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of public or private offerings or through the use of indebtedness.

Historically, the Company has financed its operations through equity and debt financing transactions and expects to continue incurring operating losses for the foreseeable future. The Company’s plans and expectations for the next 12 months include raising additional capital to help fund commercial operations, make select acquisitions, and new product development. The Company utilizes cash in its operations of approximately $300,000 per month.

The primary use of cash from operations was to support the growth in our industrial gas and welding sales force and the supporting logistics and fulfillment team in Florida, Texas, Louisiana and California.

If these sources do not provide the capital necessary to fund our operations during the next twelve months from the date of this Information Statement, we may need to curtail certain aspects of our operations or expansion activities, consider the sale of our assets or consider other means of financing. We can give no assurance that we will be successful in implementing our business plan and obtaining financing on terms advantageous to us or that any such additional financing would be available to us.

Recent Accounting Standards

Included in the Company’s financial statements in this Form 10.

Critical Accounting Policies

The significant accounting policies that are most critical and aid in fully understanding and evaluating the reported financial results include the following:

We prepare our financial statements in conformity with U.S. GAAP. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with our Board of Directors (the “Board”); however, actual results could differ from those estimates.

We issue restricted stock to consultants for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, we estimate fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.

The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method which would require a cumulative effect adjustment for initially applying the new revenue standard as an adjustment to the opening balance of retained earnings and the comparative information would not require to be restated and continue to be reported under the accounting standards in effect for those periods.

Based on the Company’s analysis, the Company did not identify a cumulative effect adjustment for initially applying the new revenue standards.

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The Company principally generates revenue through three processes: (1) the sale of MagneGas fuel for metal cutting and through the sales of other industrial and specialty gases and related products through our wholly owned subsidiaries, (2) the sale of our Venturi® Plasma Arc Units and (3) by providing consulting services. The Company’s revenue recognition policy for the year ending December 31, 2018 is as follows:

●	Revenue for metal-working fuel, industrial gases and welding supplies is recognized when performance obligations of the sale are satisfied. The majority of the Company’s terms of sale have a single performance obligation to transfer products. Accordingly, the Company recognizes revenue when control has been transferred to the customer, generally at the time of shipment of products. Under the previous revenue recognition accounting standard, the Company recognized revenue upon transfer of title and risk of loss, generally upon the delivery of goods.

●	The Company applies the five-step process outlined in ASC 606 when recognizing revenue with regards to consulting services:

○	The Company enters into a written consulting agreement with a customer to provide professional services and has an enforceable right to payment for its performance completed to date;

○	All of the promised services are identified to determine whether those services represent performance obligations;

○	In consideration for the services to be rendered, the Company expects to receive incremental payments during the term of the agreement;

○	Payments are estimated for each performance obligation and allocated in accordance with payment terms; and

○	Typically, consulting services contracts will follow a similar pattern of recognition as legacy GAAP. The nature of the consulting services is such that the customer will receive benefits of the Company’s performance only when the customer receives the professional services. Consequently, the entity recognizes revenue over time by measuring the progress toward complete satisfaction of the performance obligation.

The fair value of an embedded conversion option that is convertible into a variable amount of shares and warrants that include price protection reset provision features are deemed to be “down-round protection” and, therefore, do not meet the scope exception for treatment as a derivative under Accounting Standards Codification (“ASC”) ASC 815 “Derivatives and Hedging”, since “down-round protection” is not an input into the calculation of the fair value of the conversion option and warrants and cannot be considered “indexed to the Company’s own stock” which is a requirement for the scope exception as outlined under ASC 815. The accounting treatment of derivative financial instruments requires that we record the embedded conversion option and warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date.

We reassess the classification of our derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As a result of entering into a convertible credit facility for which such instruments contained a variable conversion feature with no floor, we have adopted a sequencing policy in accordance with ASC 815-40-35-12 whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees.

The Black-Scholes option valuation model was used to estimate the fair value of the warrants and conversion options. The model includes subjective input assumptions that can materially affect the fair value estimates. We determined the fair value of the Binomial Lattice Model and the Black-Scholes Valuation Model to be materially the same. The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants. Conversion options are recorded as debt discount and are amortized as interest expense over the life of the underlying debt instrument.

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Goodwill and Indefinite-lived Assets

We have recorded goodwill and other indefinite-lived assets in connection with our acquisitions. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount may not be recoverable.

We analyze goodwill first to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a detailed goodwill impairment test as required. The more-likely-than-not threshold is defined as having a likelihood of more than 50%.

Events and circumstances for an entity to consider in conducting the qualitative assessment are:

●	Macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets.

●	Industry and market considerations such as a deterioration in the environment in which an entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics (considered in both absolute terms and relative to peers), a change in the market for an entity’s products or services, or a regulatory or political development.

●	Cost factors such as increases in raw materials, labor, or other costs that have a negative effect on earnings and cash flows.

●	Overall financial performance such as negative or declining cash flows or a decline in actual or planned revenue or earnings compared with actual and projected results of relevant prior periods.

●	Other relevant entity-specific events such as changes in management, key personnel, strategy, or customers, contemplation of bankruptcy, or litigation.

●	Events affecting a reporting unit such as a change in the composition or carrying amount of its net assets, a more-likely-than-not expectation of selling or disposing of all, or a portion, of a reporting unit, the testing for recoverability of a significant asset group within a reporting unit, or recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

●	If applicable, a sustained decrease in share price (considered in both absolute terms and relative to peers).

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We expect a portion of our borrowings may be at variable rates of interest and expose us to interest rate risks. We will be exposed to the risk of rising interest rates to the extent that we fund our operations with short-term or variable-rate borrowings. We expect that as of the date of the spin-off, we will have approximately 6,345,253 of aggregate debt outstanding, some of which will consist of debt with variable interest rates. Based on the amount of debt with variable rate interest that we expect to be outstanding at the time of the completion of the spin-off, a 2.0% rise in interest rates would result in an increase in interest expense of approximately $2,232 annually, with a corresponding decrease in income from operations before income taxes of the same amount.

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Foreign Currency Exchange Rate Risk

Fluctuations in the value of the U.S. dollar compared to foreign currencies may impact our earnings. Geographically our sales are primarily made to customers in the United States. Currency fluctuations could impact us to the extent they impact the currency or the price of raw materials in foreign countries in which our competitors operate or have significant sales.

BUSINESS

Our Company

We are a holding company of various gas and welding supply companies, including MagneGas Welding Supply – Southeast, LLC, MagneGas Welding Supply – South, LLC, MagneGas Welding Supply – West, LLC, MagneGas Limited (United Kingdom) and MagneGas Ireland Limited (Republic of Ireland), that sells and distributes gas production Venturi® Plasma Arc units, a full line of industrial gases and welding equipment and services to the retail and wholesale metalworking and manufacturing industries.

In addition to a suite of industrial gases and welding supply equipment offerings, we also create, sell and distribute a synthetic gas called “MagneGas”, which is produced by our wholly owned subsidiary, MagneGas Production, LLC. MagneGas is comprised primarily of hydrogen and created through a patented protected process, which we license from Taronis Technologies under an exclusive worldwide license. The fuel can be used as an alternative to acetylene and other fossil-fuel derived fuels for metal cutting and other commercial uses. After production, the fuel is stored in hydrogen cylinders which are then sold to market on a rotating basis. Independent analyses performed by the City College of New York and Edison Welding Institute have verified that MagneGas cuts metal at a significantly higher temperature and faster than acetylene, which is the most commonly used fuel in metal cutting. The use of MagneGas is substantially similar to acetylene) making it easy for end-users to adopt our product with limited training.

Over the last several years we have acquired and maintain a retail distribution network, which allows us to sell and transport MagneGas to customers in various metalworking industries. Since 2017, we have doubled the range we are able to distribute MagneGas and are now able to more efficiently address markets within a 500-mile radius of our production hubs in Florida and Texas. We currently have a Venturi® Plasma Arc gas production unit in Texas that is in the process of being readied for MagneGas production. Within the next year or so, we plan to add one or more production hubs in California to serve the western United States. Finally, we have and intend to continue to acquire complementary gas and welding supply distribution businesses in order to expand the distribution and use of MagneGas, other industrial gases and related equipment. We have sold to over 30,000 customers in the public and private sectors.

As of September 30, 2019, we sell industrial gas and welding equipment and services through our 22 retail locations located throughout California, Texas, Louisiana and Florida. Prior to the proposed spin-off, we have been a wholly-owned subsidiary of Taronis Technologies.

Proprietary Product – MagneGas Fuel

In addition to the other industrial gases and welding supplies we sell, we have one proprietary product that we market and sell which is derived from our core licensed technology. “MagneGas” is our clean, renewable alternative cutting fuel which is sold at our various locations to retail end users as an alternative product to acetylene. MagneGas is created by passing the MagneGas feed stock through the patented submerged Venturi® Plasma Arc System, also referred to as our Venturi® Plasma Arc units.

● Our patented (licensed) system enables fluid to efficiently pass through a submerged plasma arc.

● To create synthetic fuel, the fluid must contain hydrogen and oxygen – carbon supply can be facilitated by the electrodes.

● As the fluid passes through the arc, hydrogen, carbon and oxygen molecules are liberated and gasified.

● A wide range of feedstocks can produce different gases, with differing flame and heating properties

● Typically, our fuels are 40-60% ionized hydrogen and 30-40% other synthetic hydrocarbon and carbon compounds.

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Strategy

We strive to be a top independent industrial gas and welding supply company. We aim to accomplish this goal through commercialization of our existing proprietary product MagneGas, increasing marketing/sales and awareness of our MagneGas and through increasing our customer base. To help commercialize the use of MagneGas, over the last several years we have acquired and integrated a number of independent welding supply and gas distribution businesses, which now offer MagneGas as an alternative to acetylene in 22 retail locations across the United States. We have also expanded internationally and have aligned ourselves with reputable industry leaders in product application, testing and safety. Finally, we will continue to evaluate potential strategic acquisition targets to enhance our organic based growth model and to market and sell our Venturi® Plasma Arc units abroad.

Distribution

We distribute and sell our MagneGas fuel, other gases and welding supplies at our retail locations in California, Texas, Louisiana and Florida and through our subsidiaries and in some cases through a select network of independent welding supply distributors.

Competitive Business Conditions

The competitive landscape in which our welding supply and gas distribution businesses operates is comprised of several major international conglomerates, such as Airgas, Linde, Air Products and Praxair, to name a few, and a number of smaller independent distributors which compete for market share in certain geographical areas. We believe that the superior qualities of MagneGas and our dedicated staff are a market differentiator which allows us to compete with both large conglomerates and smaller distributors.

Governmental Approval

Most of our welding supply products and the applications for which they are used are not subject to governmental approval, although we are subject to state and local licensing requirements.

Governmental Regulations

We are regulated by the United States Department of Transportation and state transportation agencies in the method of storage and transportation of the gases we make and sell. We believe that our current operations are fully compliant with applicable local, state and federal regulations.

Key Factors Affecting Performance

Sales of Gases and Welding Supplies

We generate substantially all of our revenue through the sale of industrial gases and welding equipment for the retail and wholesale metalworking and manufacturing industries. In some cases, we generate revenue from the sale of services.

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Utilization of Our Products

We believe there is significant opportunity to increase awareness and the use of MagneGas as an alternative to acetylene and propane. Our product is green, renewable and burns clean. We believe that as more of our present and future customers realize the potential of MagneGas, as well as the greater market, our sales will continue to grow and diversify.

Investment in Infrastructure and Growth

Our ability to increase our sales of industrial gases and welding equipment and the ancillary services we offer and to further penetrate our target markets is dependent in large part on our ability to invest in our infrastructure and in our sales and marketing efforts. We continue to invest in value-add infrastructure, such as gas fill plants and gas cylinders. In order to drive future growth, we plan to hire additional sales personnel and invest in marketing our products to our target customers both in the United States and internationally. We believe this will lead to corresponding increases in our operating expenses, and thus may negatively impact our operating results in the short term, although we believe that these investments will grow and improve our business and financial condition over the long term.

Increased System Efficiency for Greater Fuel Output

We continue to conduct ongoing research to discover methods to increase efficiency and reduce the cost of the production of our fuels. Since 2012, we have reduced our production costs by 88% and are working diligently to reduce costs by another 50% in the next 12 months, which we believe will enable us to out-price acetylene producers. During the last two fiscal years, we typically had 3 to 6 full-time employees working on research and development projects. We will receive the benefit of continued research and development results and initiatives pursuant to our intellectual property license with Taronis Technologies. For more information, see the section entitled “Material Agreements Between Taronis Technologies and Us”.

Employees

As of September 30, 2019, we employed approximately 145 full-time employees. We have occasionally used temporary employees and independent contractors to perform production and other duties. We consider our relationship with our employees to be excellent.

Properties

In the spring of 2019, we transitioned our executive team to new corporate headquarters located at 16165 N. 83rd Avenue, Suite 200, Peoria, Arizona 85382. We also have a research and development facility located at 11885 44th Street North, Clearwater, Florida.

Nearly all of our retail locations are subject to lease arrangements, some of which provide us the option to purchase the subject real estate in the future. We are planning to or are otherwise in the process of purchasing parcels of real estate encompassing one or more of our retail locations.

Corporate History

We were initially organized as a Delaware limited liability company on February 1, 2017, under the name MagneGas Welding Supply, LLC, to be a holding company for Taronis Technologies welding supply companies, including our subsidiaries. On April 9, 2019, the company was converted from a limited liability company to a corporation in accordance with the Delaware General Corporation Law. In conjunction with the conversion, we changed the name of the company to Taronis Fuels, Inc.

Legal Proceedings

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. There are no legal proceedings currently pending against us directly which we believe would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened. That said, we are aware of two threats of indirect litigation which have been threatened against two of the Company’s wholly owned subsidiaries. On September 4, 2018, our wholly owned subsidiary MagneGas Welding Supply – East, LLC received notice that a law firm representing the estate of an individual who sustained life-ending injuries while working for an end user of our products had made a claim to our insurance carrier. On June 6, 2019, we received a second notice from another individual who witnessed the aforementioned incident who claims to have been injured. The matter is under investigation by the U.S. Department of Transportation and the Occupational Health and Safety Administration. The Company is still investigating the cause of the accident and there have been no conclusive findings as of this time. It is unknown whether the final cause of the accident will be determined and whether those findings will negatively impact Company operations or sales. The Company continues to be fully operational and transparent with all regulatory agencies and has not accrued for any potential liability at this time.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Approval Policy

Our board of directors has adopted a Code of Ethics, which requires that any potential conflicts of interest, such as significant transactions with related parties, be reported to our legal department. The Codes of Ethics requires that employees, officers and directors avoid placing themselves in positions in which their personal interests could interfere in any way with the Company’s interests. The Code of Ethics specifically prohibits the following situations:

●	competing against the Company;

●	holding a significant financial interest in a Company doing business with or competing with the Company;

●	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;

●	using for personal gain any business opportunities that are identified through a person’s position with the Company;

●	using the Company’s property, information or position for personal gain;

●	using the Company’s property other than in connection with our business;

●	maintaining other employment or a business that adversely affects a person’s job performance at the company; and

●	doing business on the Company’s behalf with a relative or another company employing a relative.

The Code of Ethics provides that in the event of any potential conflict of interest, our board of directors will review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders.

Related Party Transactions

None.

RELATIONSHIP WITH TARONIS TECHNOLOGIES FOLLOWING THE SPIN-OFF

Historical Relationship with Taronis Technologies

We are currently a wholly owned subsidiary of Taronis Technologies. We were organized in Delaware on February 1, 2017 under the name MagneGas Welding Supply, LLC. On April 9, 2019, we converted MagneGas Welding Supply, LLC, a Delaware limited liability company to Taronis Fuels, Inc., a Delaware corporation. Prior to the spin-off, Taronis Technologies held and operated all of its assets and generally all the liabilities relating to Taronis Technologies’ gas and welding supply business in Taronis Fuels. As a result of the historical relationship between us and Taronis Technologies, in the ordinary course of our business, we have received various services provided by Taronis Technologies and some of its other subsidiaries, including accounting, treasury, tax, legal, risk management, communications, human resources, procurement, information technology and other services. Our Audited Combined Carve-Out Financial Statements include allocations by Taronis Technologies of a portion of its overhead costs related to those services. These cost allocations have been determined on a basis that we and Taronis Technologies consider to be reasonable reflections of the use of those services.

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Taronis Technologies’ Distribution of Our Shares

Taronis Technologies will be our sole shareholder until completion of the spin-off. In the spin-off, Taronis Technologies is distributing 100% of its equity interest in us to its shareholders in a transaction that is intended to be tax-free to Taronis Technologies, Inc. and its U.S. shareholders. The spin-off will be subject to a number of conditions, some of which are more fully described above under “The Spin-off Conditions and Termination.”

Material Agreements Between Taronis Technologies and Us

In the discussion that immediately follows, we have summarized the terms of material agreements that we intend to enter into with Taronis Technologies in connection with the spin-off and to govern our ongoing relationship with Taronis Technologies following the spin-off. The summaries of these agreements are not complete and are qualified by reference to the terms of the agreements, the forms of which are included as exhibits to the registration statement of which this Information Statement forms a part. We encourage you to read the full text of those agreements. The terms of those agreements have not yet been finalized; changes, some of which may be material, may be made prior to the spin-off.

Separation Agreement and Distribution Agreement

The separation and distribution agreements will contain the key provisions relating to the spin-off, including provisions relating to the principal intercompany transactions required to effect the spin-off, the conditions to the spin-off and provisions governing the relationships between Taronis Technologies and us after the spin-off.

Transfer of Assets and Assumption of Liabilities. The separation and distribution agreements will provide for those transfers of assets and assumptions of liabilities that are necessary in advance of our separation from Taronis Technologies so that each of Taronis Fuels and Taronis Technologies retains the assets necessary to operate its respective business and retains or assumes the liabilities allocated to it in accordance with the reorganization.

Representations and Warranties. In general, neither Taronis Technologies nor we will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the separation and distribution agreement, all assets will be transferred on an “as is,” “where is” basis.

The Distribution. The separation and distribution agreements will govern Taronis Technologies’ and our respective rights and obligations regarding the proposed distribution. Prior to the distribution, Taronis Technologies will deliver all of our issued and outstanding common stock to the distribution agent. On the distribution date, Taronis Technologies will instruct the distribution agent to electronically deliver our common stock to Taronis Technologies’ shareholders based on the distribution ratio. Taronis Technologies will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the distribution.

Conditions. The separation and distribution agreements will also provide that several conditions must be satisfied or waived by Taronis Technologies in its sole and absolute discretion before the distribution can occur. For further information about these conditions, see “The Spin-off Conditions and Termination.” The Taronis Technologies board of directors may, in its sole and absolute discretion, determine the record date, the distribution date and the terms of the spin-off and may at any time prior to the completion of the spin-off decide to abandon or modify the spin-off.

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Termination. The Taronis board of directors, in its sole and absolute discretion, may terminate the separation and distribution agreements at any time prior to the distribution.

Release of Claims. Taronis Technologies and we will each agree to release the other and its affiliates, successors and assigns, and all persons that prior to the distribution have been the other’s shareholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases will be subject to exceptions set forth in the respective separation and distribution agreements.

Indemnification. Taronis Technologies and we will each agree to indemnify the other and each of the other’s past and present directors, officers and employees, and each of their successors and assigns, against certain liabilities incurred in connection with the spin-off and our and Taronis Technologies’ respective businesses. The amount of either Taronis Technologies’ or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The separation and distribution agreements will also specify procedures regarding claims subject to indemnification.

Tax Sharing Agreement

Taronis Fuels and Taronis Technologies will enter into a tax sharing agreement prior to the distribution, which will generally govern Taronis Technologies’ and Taronis Fuels’ respective rights, responsibilities and obligations after the distribution with respect to taxes for any tax period ending on or before the distribution date, as well as tax periods beginning before and ending after the distribution date. Generally, Taronis Fuels will be liable for all pre-distribution U.S. federal income taxes, foreign income taxes and non-income taxes attributable to Taronis Fuels’ business, and all other taxes attributable to Taronis Fuels, paid after the distribution. In addition, the tax sharing agreement will address the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the distribution. The tax sharing agreement will also provide that Taronis Fuels is liable for taxes incurred by Taronis Technologies that arise as a result of Taronis Fuels taking or failing to take, as the case may be, certain actions that result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Code.

Transition Services Agreement

We and Taronis Technologies will enter into a transition services agreement under which we and Taronis Technologies will provide and/or make available various administrative services and assets to each other, expected to be a period of 12 months or less beginning on the distribution date. Services to be provided by Taronis Technologies to us include certain services related to engineering, finance, facilities, information technology and employee benefits. Services to be provided by us to Taronis Technologies include certain services related to engineering, operations, finance, facilities and information technology.

In consideration for such services, we and Taronis Technologies will each pay fees to the other for the services provided, and those fees will generally be in amounts intended to allow the party providing services to recover all of its direct and indirect costs incurred in providing those services.

The personnel performing services under the transition services agreement will be employees and/or independent contractors of the party providing the service and will not be under the direction or control of the party to whom the service is being provided.

The transition services agreement will also contain customary mutual indemnification provisions.

We will be permitted to extend or renew any of the services to be performed under the transition services agreement by sending advance written notice to Taronis Technologies.

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Intellectual Property License Agreement

We have entered into an intellectual property license agreement with Taronis Technologies, under which Taronis Technologies will license certain applications of its patents (specifically related to the creation and distribution of MagneGas and the production and sale of Venturi® units), certain trademarks, trade secrets and copyrights to us in connection with the operations of our business. The license, subject to certain limitations and exceptions is perpetual, irrevocable and worldwide, with limited and qualified rights to sublicense and assign. It includes an industry standard 7% royalty on any good sold by the Company which utilize the intellectual property licensed under the agreement, which we will pay monthly.

Other Commercial Agreements or Arrangements Between Taronis Technologies and Us

In the discussion that immediately follows, we have summarized the terms of other commercial agreements or arrangements that we intend to enter into with Taronis Technologies in connection with the spin-off that we do not deem material in amount or significance. The terms of those agreements and arrangements have not yet been finalized, and changes may be made prior to the spin-off.

Other Agreements or Arrangements

We and Taronis Technologies expect to enter into other commercial agreements or arrangements in connection with splitting the operations of Taronis Fuels and Taronis Technologies.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages, positions and dates of appointment of our current directors and executive officers.

Name	Age	Position	Date Appointed
Scott Mahoney	44	Chief Executive Officer, President and Director	April 9, 2019
Tyler B. Wilson, Esq.	35	Chief Financial Officer, General Counsel and Secretary	August 15, 2019
Eric Newell	45	Treasurer, Vice President of Corporate Operations	September 1, 2019
Kevin Pollack	48	Director	August 15, 2019
William Staunton III	71	Director	August 15, 2019
Robert Dingess	72	Director	August 15, 2019
Peter Molloy	48	Director	August 15, 2019

Significant Employees

Jack Armstrong – Vice President of Business Development

Richard Conz – Vice President of Engineering, Research & Development

Clinton Rafe Dean – Vice President, Chief of Operations

Shelley Kitts – Director of External Controls

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Family Relationships

None.

Business Experience

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Scott Mahoney is our Chief Executive Officer, President and a member of our Board of Directors. He presently holds the same role with Taronis Technologies. He previously served as of Chief Financial Officer and Secretary of Taronis Technologies since December 2016. Mr. Mahoney has 17 years of financial and distressed situation management experience. Prior to joining Taronis, Mr. Mahoney was the Chief Financial Officer of Phoenix Group Metals, LLC, a leading auto core supply and automobile recycling company based in Phoenix, AZ. In addition, Mr. Mahoney has served in several entrepreneurial roles in the oil industry, raising over $200MM in equity and debt capital for previous projects in the Permian Basin, Eagle Ford, Williston Basin, Rockies and Mid-continent. Mr. Mahoney has managed 13 oil and gas acquisitions, and managed or participated in more than 350 oil and gas wells. Prior to co-founding Vast, Mr. Mahoney was the Chief Financial Officer of American Standard Energy Corp, building that company from a start-up to a $400 million market capitalization in two years.

Prior to American Standard, Mr. Mahoney founded Catalyst Corporate Solutions, a financial consulting firm focused on turnaround management in the heavy industrial, business services and oil and gas industries. Under that firm, Mr. Mahoney served as a strategic advisor to XOG Operating, LLC a contract operator in 17 states and Geronimo Holding Corporation, a portfolio of oil and gas assets in the Permian Basin, Williston Basin, Eagle Ford, South Texas, among other holdings. Mr. Mahoney also advised a number of southwest-based companies on restructuring, debt and equity financings, acquisitions and the sale of multiple businesses. He has extensive experience in the technology, heavy manufacturing, recycling and transportation and construction industries through both his banking and consulting client base. Prior to forming Catalyst, Mr. Mahoney spent 13 years in corporate and investment banking with JP Morgan, Wells Fargo and Key Bank. Mr. Mahoney is a Chartered Financial Analyst and has an MBA from the Thunderbird School of Global Management and two Bachelor’s degrees from the University of New Hampshire.

Mr. Mahoney’s qualifications to serve on our Board include his financial and management experience.

Tyler B. Wilson, Esq. is our Chief Financial Officer, General Counsel and corporate Secretary. He presently holds the same roles with Taronis Technologies, Inc. Prior to joining the Company, Mr. Wilson first served as Taronis Technologies, Inc.’s General Counsel beginning 2017 and served as its Executive Vice President, Secretary and General Counsel from 2018-2019, until being promoted to his current roles. Mr. Wilson has extensive experience in corporate finance and management. He played a primary role in advancing Taronis Technologies, Inc.’s turnaround and rebranding beginning in early 2017, including development of its acquisition model, leading capital market financings, managing staff and service providers and advancing international expansion. Prior to joining the Company, Mr. Wilson served as the managing attorney of Wilson Law Group, PLLC, a corporate and securities boutique he founded in 2011. Over the course of his career, Mr. Wilson has founded and co-founded a number of successful start-ups and has extensive experience in business operations, capital markets transactions and operational leadership. Mr. Wilson holds a Bachelor of Arts from the University of Notre Dame and a Juris Doctor from the University of Notre Dame Law School.

Eric Newell is our Treasurer and our Vice President of Corporate Operations. Mr. Newell has more than twenty years of successful business management and hands-on operational experience in several diverse industries. In addition to his role with the Company, Mr. Newell has served as the General Manager of Taronis Technologies, Inc. since the fall of 2018 and previously served Taronis Technologies in a number of other capacities since 2015, including as System Operator Office Manager and Project Manager. Mr. Newell has more than twenty years of successful business management and hands-on operational experience in several diverse industries. He is currently pursuing a Bachelor’s in Business Management at the University of Phoenix.

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Robert L. Dingess is an independent director. He has served as Chairman of our Board of Directors of Taronis Technologies since April 30, 2013. Mr. Dingess has over 35 years of financial and management experience, including working with several large healthcare organizations, owning and operating his own businesses, and serving as a Senior Manager and Partner of Ernst & Young. Mr. Dingess currently is owner and Chief Executive Officer of Ideal Management Services, Inc., d/b/a Ideal Image Central Florida, a med-spa company with four locations in central Florida. From 1992 to 2002, Mr. Dingess served as the Chief Executive and owner of Dingess & Associates, Inc., a private healthcare consulting and management company, which served healthcare clients in multiple states. From 1986 to 1992, Mr. Dingess was a Senior Manager and Partner in Ernst & Young’s Southeast Region Healthcare Operations Business Office Practice, where he advised over 200 healthcare clients in healthcare financial management. Mr. Dingess holds a Master of Business Administration from Virginia Commonwealth University and a Bachelor of Business Administration from Marshall University.

Mr. Dingess’ experience in owning and operating his own businesses, serving as a Partner at E&Y and in advising companies give him the qualifications and skills to serve as a Director of our Company.

Kevin Pollack is an independent director. He has served as an independent director of Taronis Technologies since June 21, 2012. Mr. Pollack served as Chief Financial Officer of Opiant Pharmaceuticals, Inc. (NASDAQ: OPNT), a specialty pharmaceutical company, and as a member of its Board of Directors, from 2012 until 2017, and as an advisor from 2017 until 2018. From 2007 until 2013, Mr. Pollack was a managing director at Paragon Capital LP, a private investment firm focused primarily on U.S.-listed companies. Since 2003, Mr. Pollack has also served as president of Short Hills Capital LLC. Prior to that, Mr. Pollack worked as an investment banker at Banc of America Securities LLC, focusing on mergers and acquisitions and corporate finance. Mr. Pollack started his career at Sidley Austin LLP (formerly Brown & Wood LLP) as a securities attorney. Since 2012, Mr. Pollack has served as a member of the board of directors of PressureBioSciences, Inc. (OTCQB: PBIO). Mr. Pollack graduated magna cum laude from the Wharton School of the University of Pennsylvania and received a dual J.D./M.B.A. from Vanderbilt University, where he graduated with Beta Gamma Sigma honors.

Mr. Pollack’s qualifications to serve on our Board include his financial, legal, investment and management experience, including his experience with other public companies.

William W. Staunton III is an independent director. He has served as an independent director of Taronis Technologies since April 30, 2013. He is the CEO and Chairman of Okika Technologies, an electronics design services company specializing in custom integrated circuit (IC), firmware, and software solutions. He has been the President of Accel–RF Corporation, a provider of RF Reliability Test Systems for compound semiconductor devices from 2011 until 2013. In 2011, Mr. Staunton founded Kokua Executives, LLC, which provides guidance and interim executive level-leadership to companies. From 2000 to 2011, Mr. Staunton served as the Chief Executive Officer and a Director of Ramtron International Corporation, which designs, develops and markets specialized semiconductor memory, microcontroller, and integrated semiconductor solutions. From March 1999 until December 2000, Mr. Staunton served as Chief Operating Officer of Maxwell Technologies, which designs and manufactures multi-chip modules and board products for commercial satellite applications. Previously, Mr. Staunton was executive vice president of Valor Electronics Inc. from April 1996 until February 1999. Mr. Staunton holds a Bachelor of Science degree in electrical engineering from Utah State University.

Mr. Staunton’s extensive experience in the semi-conductor industry, with specific background in Military and Space Contracting, give him the qualifications and skills to serve as a director of our Company.

Peter Molloy is an independent director. Mr. Molloy has 25 years building, advising and investing in public and private companies. He is currently the CEO of Maxsa Group, a strategic advisory company, and the recent founder of a new biotechnology company, Tarus Therapeutics. Peter’s most recent prior role was the founder and CEO of Edison Group where he spent 15 years building the company into one of the largest independent research and advisory companies globally. Prior to this, Peter had a successful career as a portfolio manager, most notably at Hermes Investment Management in London, managing a healthcare, technology and clean tech focused small and mid-cap portfolio, with a close involvement in Hermes’ shareholder activism initiatives. Mr. Molloy holds a Bachelor of Economics from the University of Exeter, numerous financial licenses (including his Series 7) and has done extensive course work at the London Business School.

Mr. Molloy’s qualifications to serve on our Board include his financial, public relations, investment and management experience, including his experience with other public companies.

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Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	Been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Corporate Governance

Director Independence

We make our determination of director independence using the definition of “independence” set forth in NYSE Listing Rule 303A.02, which provides:

(a)(i) No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

(ii) In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the listed company’s board of directors, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

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(A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

(B) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

The NYSE listing rules provide that a director cannot be considered independent if:

(b) In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

We have determined that the following directors of the Company are “independent” directors as defined by applicable SEC rules and NYSE listing standards: Robert Dingess, Kevin Pollack, William Staunton and Peter Molloy.

Board Meetings and Committees; Annual Meeting Attendance

The business and affairs of the company are managed under the direction of our Board of Directors (“Board”). We conduct two formal Board meetings per year. Each of our director is required to attend the meetings either in person or via telephone conference. The Board also conducts monthly telephone calls in which the majority of the independent Board members must be present.

Term of Office

Our directors are appointed for one-year terms to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

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Board Committees

Our Board has established four standing committees: audit, compensation, acquisition and corporate governance and nominating. Actions taken by our committees are reported to the full Board. The Board has determined that all members of each of the audit and compensation committees are independent under the current listing standards of Nasdaq. Our corporate governance and nominating committee is comprised of two independent directors.

Audit Committee	Compensation Committee	Acquisition Committee	Nominating and Corporate Governance Committee	External Communications Committee
Robert Dingess*	William Staunton III*	Kevin Pollack*	Kevin Pollack*	Peter Molloy*
Kevin Pollack	Robert Dingess	William Staunton III	Peter Molloy	Kevin Pollack

* Indicates committee chair

Audit Committee

Our Audit Committee, which currently consists of three directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal controls and compliance functions of the Company. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of the Company and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of our internal controls. In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of our auditors, legal counsel and responsible officers. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing of the NYSE. Our Board has also determined that Mr. Dingess qualifies as an “audit committee financial expert.”

Compensation Committee

Our Compensation Committee, which currently consists of two directors, establishes executive compensation policies consistent with our objectives and our stockholders’ interests. Our Compensation Committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our Compensation Committee generally is responsible for:

●	Establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and other employees;

●	Overseeing our compensation plans, including the establishment of performance goals under the company’s incentive compensation arrangements and the review of performance against those goals in determining incentive award payouts;

●	Overseeing our executive employment contracts, special retirement benefits, severance, change in control arrangements and/or similar plans;

●	Acting as administrator of any company stock option plans; and

●	Overseeing the outside consultant, if any, engaged by the Compensation Committee.

Our Compensation Committee periodically reviews the compensation paid to our non-employee Directors and the principles upon which their compensation is determined. The compensation committee also periodically reports to the Board on how our non-employee Director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

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Outside consulting firms retained by our Compensation Committee and management also will, if requested, provide assistance to the compensation committee in making its compensation-related decisions.

Acquisition Committee

Our Acquisition Committee reviews mergers and acquisitions deemed to be material to provide additional oversight and guidance to Management and the Board. The Acquisition Committee is comprised of not less than three (3) directors. Each Acquisition Committee member is subject to annual reconfirmation and may be removed by the Board at any time. In addition, our Acquisition Committee generally is responsible for:

●	Reviewing acquisition strategies with the Company’s management and investigating acquisition targets on behalf of the Company.

●	Recommending acquisition strategies and candidates to the Company’s Board, as appropriate.

●	Reporting all of its material actions to the Board and keeping the Board apprised of the Company’s proposed material investments and acquisitions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which currently consists of two directors, monitors our corporate governance system, assesses Board membership needs, makes recommendations to the Board regarding potential director candidates for election at the annual meetings of stockholders or in the event of any director vacancy and performs any other functions or duties deemed appropriate by the Board.

Director candidates must have experience in positions with a high degree of responsibility and leadership experience in the companies or institutions with which they are or have been affiliated. Directors are selected based upon contributions that they can make to the Company. We do not maintain a separate policy regarding the diversity of our Board members. However, consistent with its charter, the Corporate Governance and Nominating Committee, and ultimately the Board, seeks directors (including nominees for director) with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve our governance and strategic needs.

External Communications Committee

Our External Communications Committee, which currently consists of two independent directors, is charged with assisting with senior level management with reviewing Company press releases and other external communications and providing content recommendations prior to public dissemination. Members of the External Communications Committee are selected by the Board of Directors based on prior experience or expertise dealing with public relations, investor relations or legal disclosures.

Shareholder Communications

In addition to the contact information in this report, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholders meeting. All communications from stockholders are relayed to the members of the Board.

Board Leadership Structure and Role in Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel and others, as considered appropriate regarding our assessment of risks. The Board focuses on the most significant risks facing the Company and our general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s tolerance for risk. While the Board oversees our risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

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The Audit Committee assists our Board in its general oversight of, among other things, the Company’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the Audit Committee reviews and assesses the Company’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews and assesses the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department, the effectiveness of the Company’s disclosure controls and procedures and the adequacy and effectiveness of the Company’s risk management policies and related practices.

Executive Compensation Table

The following sets forth information with respect to the compensation awarded or paid to our named executive officers during the fiscal years ended December 31, 2018 and 2017 (collectively, the “named executive officers”) for all services rendered in all capacities to us and our subsidiaries in fiscal 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Totals ($)

Scott Mahoney,	2018	$215,000		$16,000	(1)			$52,452	(3)	$283,452
Chief Executive Officer & President	2017	$215,000		$10,000	(2)			$4,000	(3)	$229,000
Tyler B. Wilson, Esq.	2017	$165,000								$165,000
Chief Financial Officer, General Counsel & Secretary	2018	$165,000								$165,000
Eric Newell,
Treasurer, Vice President of Corporate Operations

Narrative to Executive Compensation Table

(1)	In April 2018, the Board authorized the issuance of common stock registered under the Corporation’s Amended and Restated 2014 Equity Incentive Compensation Plan. Scott Mahoney received 1,000 shares of common stock.

(2)	In 2017, the Board authorized the issuance of common stock to Scott Mahoney as part of his employment compensation.

(3)	Represents the payout of accrued earned paid-time-off pursuant to the terms of the executive’s employment agreement.

Director Compensation Table

The following sets forth information with respect to the compensation awarded or paid to our named directors during the fiscal years ended December 31, 2018 and 2017 (collectively, the “named directors”) for all services rendered in all capacities to us and our subsidiaries in fiscal 2018 and 2017. The table excludes directors who are also executive officers, except to the extent the named executive officer’s compensation is not fully reflected under “Executive Compensation Table” above.

Name and Principal Position	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified deferred Compensation Earnings ($)	All Other Compensation ($)	Total

Robert Dingess, Director	2018	$136,250						$136,250

William Staunton, Director	2018	$99,750						$99,750

Kevin Pollack, Director	2018	$115,625						$115,625

Peter Molloy, Director	2018	-						-

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Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of us in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our Certificate of Incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

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The statutory provision cited above also grants the power to us to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article XI of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933. Additionally, we have entered into Indemnification Agreements with our senior executive officers and directors, which are intended to expanding upon the protections afforded by our bylaws and Delaware General Corporation Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the anticipated beneficial ownership of our common stock, following the spin-off, by:

●	each shareholder who is expected to beneficially own more than 5% of our common stock;
●	each of our named executive officers;
●	each person expected to serve on our board of directors; and
●	all of our executive officers and directors expected to serve as a group.

We have based the percentage of class amounts set forth below on each indicated person’s beneficial ownership of Taronis Technologies common stock as of September 30, 2019, unless we indicate some other basis for the share amounts, and based on the distribution of five (5) shares of our common stock for every one (1) share of common stock of Taronis Technologies outstanding on the record date of the spin-off. To the extent our directors and executive officers own Taronis Technologies common stock at the time of the spin-off, they will participate in the distribution of common stock in the spin-off on the same terms as other holders of Taronis Technologies common stock. Immediately after the distribution date, we will have an aggregate of approximately 90,280,000 shares of common stock outstanding, based on approximately 18,057,000 Taronis Technologies common stock outstanding as of September 30, 2019, subject to adjustment on the record date. The number of shares beneficially owned by each shareholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers is c/o: Taronis Fuels, Inc., 16165 N. 83rd Avenue, Suite 200, Peoria, Arizona 85382

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For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of September 30, 2019. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of September 30, 2019 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)		Amount and Nature of Beneficial Ownership of Preferred Stock	Percent of Preferred Stock (2)

Directors and Executive Officers				%	-	-
Scott Mahoney, Chief Executive Officer, President, Director	661,074	(3)	*		-	-

William W. Staunton III, Director	260,755	(4)	*		-	-

Robert L. Dingess, Chairman/Director	374,805	(5)	*		-	-

Kevin Pollack, Director	260,814	(6)	*		-	-

Peter Molloy, Director	-				-	-

Tyler B. Wilson, Esq., Chief Financial Officer, General Counsel, Secretary	345,006	(7)	*		-	-

Eric Newell, Treasurer, Controller and Vice President of Corporate Operations	-				-	-

All directors and officers as a group (7 people)	1,902,454		2.10%		-	-

* The percentage of shares beneficially owned by such director or executive officer is not expected to exceed one percent of our common stock that we expect to be outstanding immediately following the completion of the spin-off.

(1)	Beneficial ownership is determined under the rules and regulations of the SEC, and generally includes voting or dispositive power with respect to such shares. Based on 90,280,000 shares of Taronis Fuels’ common stock outstanding as of September 30, 2019. Shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group. Accordingly, the amounts in the table include shares of common stock that such person has the right to acquire within 60 days of September 30, 2019 by the exercise of stock options.

(2)	The Company does not have any shares of preferred stock issued or outstanding.

(3)	Mr. Mahoney beneficially owns 3,750 shares of common stock underlying 3,750 common stock options and 1,000 shares of free trading common stock and 656,324 shares of restricted common stock.

(4)	Mr. Staunton beneficially owns 205,089 shares of restricted common stock and 55,666 shares of free-trading common stock

(5)	Mr. Dingess beneficially owns 316,627 shares of restricted common stock and 58,178 shares of free trading common stock.

(6)	Mr. Pollack beneficially owns 205,099 shares of restricted common stock and 55,715 shares of free trading common stock.

(7)	Mr. Wilson beneficially owns 1,250 shares of common stock underlying 1,250 common stock options with and 343,765 shares of restricted common stock.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholders as of September 30, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plans approved by our stockholders	-	-	100,000,000
Plans not approved by stockholders	-	-	-

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized the material provisions of our certificate of incorporation and regulations relating to our capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and regulations. You should read the provisions of our articles of incorporation and regulations as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this Information Statement forms a part. See “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of capital stock, par value $0.000001, comprised of 950,000,000 authorized shares of common stock, par value $0.000001 and 50,000,000 authorized shares of preferred stock, par value $0.000001.

Immediately after the distribution date, we expect that approximately 90,280,000 shares of our common stock will be outstanding (subject to adjustment on the record date), based on the distribution of five (5) shares of our common stock for every one (1) share of common stock of Taronis Technologies outstanding and the anticipated number of Taronis Technologies common stock outstanding as of the record date. The actual number of our common stock to be distributed will be determined based on the number of Taronis Technologies common stock outstanding as of the record date. Immediately after the distribution date, none of our preferred shares will be issued and outstanding.

Description of Common Stock

General

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our Common Stock does not have cumulative voting rights. Holders of our Common Stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Although there are no provisions in our certificate of incorporation or by-laws that may delay, defer or prevent a change in control, our board of directors (the “Board”) is authorized, without stockholder approval, to issue shares of Preferred Stock that may contain rights or restrictions that could have this effect. Holders of Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of our Common Stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our Common Stock.

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All of our outstanding shares of Common Stock are, and the shares of Common Stock to be issued in this offering will be, fully paid and nonassessable.

Election of Directors

The holders of shares of common stock shall appoint the members of our board of directors. Each share of common stock is entitled to one vote.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Anti-Takeover Effects of Provisions of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws

Provisions of the Delaware General Corporation Law, or the DGCL, and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.

Section 203 of the DGCL generally defines a “business combination” to include, among other things, any merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets.

In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our voting stock or any entity or person associated or affiliated with or controlling or controlled by such entity or person.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

-	increase or decrease the aggregate number of authorized shares of such class;

-	increase or decrease the par value of the shares of such class; or

-	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

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If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the board of directors. Our bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called at any time by our President whenever so directed in writing by a majority of the entire board of directors. Special meetings can also be called whenever one-third of the number of shares of our capital stock entitled to vote at such meeting shall, in writing, request one. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Description of our Preferred Stock

Upon the closing of this spin-off, no shares of preferred stock will be outstanding, but we will be authorized, subject to limitations prescribed by Delaware law (and subject to the applicable listing requirements of the NYSE American), to issue up to 50,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Limitations on Directors’ Liability; Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, our Certificate of Incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

●	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

●	any transaction from which the director derived an improper personal benefit.

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This provision does not affect a director’s liability under the federal securities laws.

Article XI of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Taronis Fuels, Inc. pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance through in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Listing

Currently, there is no public market for our common stock. We will file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and apply to have our common stock authorized for quotation on the OTCQX market of the OTC Markets Group, Inc. but there are no assurances that our common stock will be quoted on the OTCQX or any other quotation service, exchange or trading facility. Assuming our application for quotation is approved, we anticipate that trading will commence on a “when-issued” basis approximately two trading days before the record date. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. Generally, common stock may trade on the OTCQX on a when-issued basis after they have been authorized but not yet formally issued, which is often initiated by the OTCQX prior to the record date relating to the issuance of such common stock. When-issued transactions are settled after our common stock have been issued to Taronis Technologies’ shareholders. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and regular way trading will begin. “Regular way” trading refers to trading after a security has been issued. We cannot predict the trading price for our common stock following the spin-off. Following the distribution date, we intend to apply to up list our common stock to NYSE American exchange under the symbol “TRNF” and expect such up listing to occur within six months of the distribution date, but there is no assurance that our common stock will be listed on the NYSE American.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. The transfer agent’s address is 3200 Cherry Creek South Drive, Suite 430, Denver, CO 80209, and its telephone number is (303) 282-4800.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and our certificate of incorporation and by-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

Our certificate of incorporation provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

Our by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Additionally, we have entered into Indemnification Agreements with our senior executive officers and directors, which are intended to expanding upon the protections afforded by our bylaws and Delaware General Corporation Law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 under the Exchange Act relating to our common stock, including those being distributed in the spin-off. This Information Statement is a part of that registration statement but does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information relating to us and our common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this Information Statement relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. A copy of the registration statement is available to the public over the Internet at the SEC’s website at http://www.sec.gov.

As a result of the spin-off, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we will file annual, quarterly and special reports, and other information with the SEC. Our SEC filings will available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The website addresses referenced herein are not intended to function as hyperlinks, and the information contained in our website and in the SEC’s website is not incorporated by reference into this Information Statement or incorporated into any other filings we make with the SEC.

No person is authorized to give any information or to make any representations with respect to the matters described in this Information Statement other than those contained in this Information Statement or in the documents incorporated by reference in this Information Statement and, if given or made, such information or representation must not be relied upon as having been authorized by us or Taronis Technologies. Neither the delivery of this Information Statement nor consummation of the spin-off shall, under any circumstances, create any implication that there has been no change in our affairs or those of Taronis Technologies since the date of this Information Statement, or that the information in this Information Statement is correct as of any time after its date.

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Financial Statements and Supplementary Data

INDEX TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS OF TARONIS FUELS, INC. AND SUBSIDIARIES:

UNAUDITED FINANCIAL STATEMENTS OF TARONIS FUELS, INC. AND SUBSIDIARIES:

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

of Taronis Fuels Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying combined carve-out balance sheets of Taronis Fuels Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related combined carve-out statements of operations, changes in parent’s net investment and cash flows for each of the two years in the period ended December 31, 2018 and 2017, and the related notes (Collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying combined carve-out financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The combined carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2016.

New York, New York

September 30, 2019

F-2

Taronis Fuels Inc. and Subsidiaries

Audited Combined Carve-Out Balance Sheets

	December 31, 2018	December 31, 2017

Assets

Current Assets

Cash	$1,598,737	$586,824
Accounts receivable, net of allowance for doubtful accounts of $418,997 and $101,063, respectively	1,394,681	389,652
Inventory	2,587,254	1,373,060
Prepaid expenses and other current assets	172,760	34,012
Total Current Assets	5,753,432	2,283,548

Property and equipment, net of accumulated depreciation of $2,680,226 and $2,024,738, respectively	9,652,306	5,989,441
Deposits on acquisitions	550,000	325,000
Restricted deposit	806,466	-
Security deposits	227,125	27,127
Goodwill	6,690,724	2,108,781

Total Assets	$23,680,053	$10,833,897

Liabilities and Parent’s Net Investment

Current Liabilities

Accounts payable	$1,768,690	$827,574
Accrued expenses	413,522	178,101
Deferred revenue and customer deposits	-	44,095
Capital leases, current	90,303	27,460
Note payable	94,008	-

Total Current Liabilities	2,366,523	1,077,230

Long Term Liabilities
Note payable, net of current	601,582	520,000
Capital leases, net of current	203,294	63,839
Total Liabilities	3,171,399	1,661,069

Commitments and Contingencies

Parent’s net investment	20,508,654	9,172,828

Total Liabilities and Parent’s Net Investment	$23,680,053	$10,833,897

F-3

Taronis Fuels, Inc. and Subsidiaries

Audited Combined Carve-Out Statements of Operations

	For the years ended December 31
	2018	2017

Revenue:
Revenue	$9,713,183	$3,719,452

Cost of Revenues	5,626,483	2,216,773
Gross Profit	4,086,700	1,502,679

Operating Expenses:
Selling, general and administration	8,708,210	4,657,110
Gain on sale and disposal of property and equipment	(15,074)	(50,180)
Total Operating Expenses	8,693,136	4,606,930

Operating Loss	(4,606,436)	(3,104,251)

Other Income and (Expense):
Interest	(179,112)	(14,684)
Other income (expense)	288,124	(1,778)
Total Other Income (Expense)	109,012	(16,462)

Net Loss	$(4,497,424)	$(3,120,713)

F-4

Taronis Fuels, Inc. and Subsidiaries

Audited Combined Carve-Out Statements of Changes in Parent’s Net Investment

	For the years ended December 31,
	2018	2017

Parent’s net investment, beginning of year	$9,172,828	$11,227,564
Net Loss	(4,497,424)	(3,120,713)
Advances from Parent	15,833,250	1,065,977
Parent’s net investment, end of year	$20,508,654	$9,172,828

F-5

Taronis Fuels, Inc. and Subsidiaries

Audited Combined Carve-Out Statements of Cash Flows

	For the years ended December 31,
	2018	2017

Cash Flows from Operations
Net Loss	$(4,497,424)	$(3,120,713)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	694,561	608,954
Provision for slow moving spare parts	-	50,000
Gain on disposal of fixed assets	(15,074)	(50,180)
Gain on acquisition	(253,964)	-
Deferred revenue and customer deposits	(44,095)	19,095
Provision for doubtful accounts	380,216	166,519
Changes in operating assets:
Accounts receivable	(584,566)	(113,616)
Inventory	(456,277)	(35,965)
Prepaid expenses and other current assets	(118,443)	192,294
Accounts payable	(479,783)	600,323
Accrued expenses	88,675	18,953
Net cash used in operating activities	(5,286,174)	(1,664,336)

Cash Flows from Investing Activities
Deposit on acquisition	(225,000)	(325,000)
Cash paid for acquisition of businesses, net of cash acquired	(7,058,546)	-
Purchase of property and equipment	(850,895)	(283,732)
Security deposit	(200,000)	(491)
Proceeds from sale of assets	-	121,343
Net cash used in investing activities	(8,334,441)	(487,880)

Cash Flows from Financing Activities
Advances from parent	15,833,250	1,065,977
Capital lease payments	(107,317)	(25,852)
Net proceeds from capital leases	-	82,505
Notes payable repaid	(286,939)	-
Net cash provided by financing activities	15,438,994	1,122,630

Net increase (decrease) in cash	1,818,379	(1,029,586)

Cash and restricted cash, beginning of year	586,824	1,616,410

Cash and restricted cash, end of year	$2,405,203	$586,824

Supplemental disclosure of cash flow information Cash paid during the year for:
Interest	$186,909	$-

Supplemental disclosures of non-cash investing and financing activities:
Assets acquired in NG Enterprises acquisition	$916,220	$-
Liabilities assumed NG Enterprises acquisition	$(148,720)	$-
Assets acquired in Green Arc Supply acquisition	$2,667,589	$-
Liabilities assumed in Green Arc Supply acquisition	$(154,009)	$-
Assets acquired in Trico Welding Supplies acquisition	$3,612,075	$-
Liabilities assumed in Trico Welding Supplies acquisition	$(1,612,075)	$-
Assets acquired in Paris Oxygen acquisition	$1,340,202	$-
Liabilities assumed in Paris Oxygen acquisition	$(90,202)	$-
Assets acquired in Latex Welding Supplies acquisition	$1,526,491	$-
Liabilities assumed in Latex Welding Supplies acquisition	$(26,491)	$-
Assets acquired in United Welding Specialties acquisition	$815,291	$-
Liabilities assumed in United Welding Specialties acquisition	$(65,291)	$-

F-6

Taronis Fuels, Inc. and Subsidiaries

Notes to the Audited Combined Carve-Out Financial Statements

For the Years Ended December 31, 2018 and 2017

NOTE 1 –DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Taronis Fuels, Inc. (the “Company”) is a leading clean technology company in the renewable resources and environmental conservation industry. The Company is a holding company of various gas and welding supply companies, including MagneGas Welding Supply - Southeast, LLC, MagneGas Welding Supply - South, LLC, MagneGas Welding Supply – West, LLC, MagneGas Limited (United Kingdom) and MagneGas Ireland Limited (Republic of Ireland), that sells and distributes gas production Venturi® Plasma Arc units, a full line of industrial gases and welding equipment and services to the retail and wholesale metalworking and manufacturing industries.

In addition to a suite of industrial gases and welding supply equipment offerings, we also create, sell and distribute a synthetic gas called “MagneGas,” which is produced by our wholly owned subsidiary, MagneGas Production, LLC.

Basis of Presentation

The Company is being presented as a carve out of Taronis Technologies wholly-owned subsidiary Taronis Fuels and collectively presents the Company on a standalone basis.

Taronis Fuels used a centralized approach to cash management and financing its operations, including the operations of the Company. Accordingly, none of the cash and cash equivalents of Taronis Technologies, Inc. have been allocated to the Company in the combined carve-out financial statements. Transactions between Taronis Technologies, Inc and the Company are accounted for in the Parent’s Net Investment.

The accompanying audited combined carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in combination. In the opinion of the Company’s management, the accompanying combined carve-out financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the years ended December 31, 2018 and 2017.

Parent’s Net Investment

The Company’s equity on the Balance Sheet represents Taronis Technologies’ net investment in the Company’s business and is presented as “Parent’s Net Investment” in lieu of stockholder’s equity.

Carve-Out Assumptions and Allocations

The combined financial statements include an allocation of certain Taronis Fuels, Inc. corporate expenses, including administrative expenses. These costs have been allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of expenses, headcount or other systematic measures that reflect utilization of services provided to or benefits received by us. Management considers the expense allocation methodology and results to be reasonable for all periods presented. The Company’s combined financial position, results of operations, comprehensive earnings and cash flows may not be indicative of our results had we been a separate standalone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations, comprehensive earnings, and cash flows may be in the future. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

NOTE 2 - GOING CONCERN AND MANAGEMENTS’ PLAN

As of December 31, 2018, the Company had cash of $1,598,737, plus working capital and Parent investments of $3,386,909 and $20,508,654, respectively. For the years ended December 31, 2018 and 2017, the Company incurred net losses of $4,497,424 and $3,120,713, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these combined financial statements.

Historically, the Company financed its operations through equity and debt financing transactions but does not believe it will need to do so in the immediate future. The Company does not believe it will continue incurring operating losses for the foreseeable future and that it will be cash-flow positive before year-end. In the event the Company continues incurring operating losses, the Company may be required to raise additional capital within the next year to continue funding operations at the current cash expenditure levels.

The accompanying combined carve-out financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The combined carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of the Company’s assets and potential contingent liabilities that may arise if the Company is unable to fulfill various operational commitments.

F-7

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The Company prepares its financial statements in conformity with U.S. GAAP. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results could differ from those estimates. The combined carve-out financial statements presented include significant estimates of intangible assets, goodwill, fair value of assets and liabilities related to acquisitions, recoverability of deferred tax assets, collections of its receivables and the useful life of property, plant and equipment, and allocation of carved-out corporate expenses, including administrative expenses.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”), which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions. Cash in foreign financial institutions as of December 31, 2018 was $806,466. The Company has not experienced any losses and believes it is not exposed to significant credit risk from cash.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments with original maturities of three months or less when purchased. As of December 31, 2018, and 2017, the Company had no cash equivalents.

Restricted cash consists of cash deposited with a financial institution for $806,466.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the combined carve-out balance sheets that sum to the total of the same amounts show in the statement of cash flows.

	December 31,
	2018	2017
Cash	1,598,737	586,824
Restricted deposits	806,466	-
Total cash, cash equivalents and restricted cash in the balance sheet	2,405,203	586,824

Accounts Receivable

Accounts receivable consist of amounts due for the delivery of MagneGas sales to customers with payment terms of generally 30 days. An allowance for doubtful accounts is established for any amounts that may not be recoverable, which is based on an analysis of the Company’s customer credit worthiness, historical estimates, and current economic trends. Receivables are determined to be past due, based on payment terms of original invoices. The Company does not typically charge interest on past due receivables. The allowance for doubtful accounts was $380,216 and $101,063 as of December 31, 2018 and 2017, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. Inventory is comprised of hard goods and gases; consumables used in the production of gas, regulators and tips and work in process. Estimates of lower of cost or net realizable value are based upon economic conditions, historical sales quantities and patterns, and in some cases, the specific risk of loss on specifically identified inventories. The Company evaluates inventories on a regular basis to identify inventory on hand that may be slow moving.

Property and equipment, net

Property and equipment are stated at cost net of accumulated depreciation using the straight–line method at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives, which range from three to thirty-nine and a half years. Leasehold improvements are amortized over the lesser of (a) the useful life of the asset; or (b) the remaining lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures which extend the economic life are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated undiscounted cash flows, the Company records an impairment charge for the difference between the carrying amount of the asset and its fair value.

Based on its assessments, the Company did not record any impairment charges for the year ended December 31, 2018 and 2017.

F-8

Intangible assets, net

The Company’s recorded intangible assets consist of intellectual property, non-compete agreements and customer relationships. Applicable long–lived assets are amortized or depreciated over the shorter of their estimated useful lives, the estimated period that the assets will generate revenue, or the statutory or contractual term. Estimates of useful lives and periods of expected revenue generation are reviewed periodically for appropriateness and are based upon management’s judgment. Intellectual property is amortized on the straight-line method over their useful lives of 15 years, customer relationships are amortized on the straight-line method over their useful lives of 10 years and non-compete agreements are amortized on the straight-line method over the length of the agreements which can range from 1 year to 10 years.

Goodwill and Other Indefinite-lived Assets

The Company records goodwill and other indefinite-lived assets in connection with business combinations. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of acquired companies, is not amortized. Indefinite-lived assets are stated at fair value as of the date acquired in a business combination.

The Company assesses the recoverability of goodwill and certain indefinite-lived intangible assets annually in the fourth quarter and between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Under Financial Accounting Standards Board (“FASB”) guidance for goodwill and intangible assets, a reporting unit is defined as an operating segment or one level below the operating segment, called a component. However, two or more components of an operating segment will be aggregated and deemed a single reporting unit if the components have similar economic characteristics. The Company operates as one reporting unit.

Authoritative accounting guidance allows the Company to first assess qualitative factors to determine whether it is necessary to perform the more detailed two-step quantitative goodwill impairment test. The Company performs the quantitative test if its qualitative assessment determined it is more likely than not that a reporting unit’s fair value is less than its carrying amount. The Company may elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit or asset. The quantitative goodwill impairment test, if necessary, is a two-step process. The first step is to identify the existence of a potential impairment by comparing the fair value of a reporting unit (the estimated fair value of a reporting unit is calculated using a discounted cash flow model) with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the reporting unit’s goodwill is considered not to be impaired and performance of the second step of the quantitative goodwill impairment test is unnecessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step of the quantitative goodwill impairment test is performed to measure the amount of impairment loss to be recorded, if any. The second step of the quantitative goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined using the same approach as employed when determining the amount of goodwill that would be recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of its assets and liabilities as if the reporting unit had been acquired in a business combination and the fair value was the purchase price paid to acquire the reporting unit.

F-9

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”). The new revenue recognition guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five-step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Revenues under Topic 606 are required to be recognized either at a “point in time” or “over time”, depending on the facts and circumstances of the arrangement, and will be evaluated using a five-step model. The adoption of Topic 606 did not have a material impact on the financial statements, either at initial implementation nor will it have a material impact on an ongoing basis.

The Company principally generates revenue through three operating streams: (1) the sale of MagneGas fuel for metal cutting and through the sales of other industrial and specialty gases and related products through the Company’s wholly owned subsidiaries, (2) by providing consulting services and (3) through the sales of the Venturi® Plasma Arc Systems. The Company’s revenue recognition policy for the year ended December 31, 2018 is as follows:

●	Revenue for metal-working fuel, industrial gases and welding supplies is recognized when performance obligations of the sale are satisfied. The majority of the Company’s terms of sale have a single performance obligation to transfer products. Accordingly, the Company recognizes revenue when control has been transferred to the customer, generally at the time of shipment of products. Under the previous revenue recognition accounting standard, the Company recognized revenue upon transfer of title and risk of loss, generally upon the delivery of goods.

●	Consulting Services are earned through various arrangements. The Company applies the five-step process outlined in ASC 606 when recognizing revenue with regards to the consulting services:

○	The Company enters into a written consulting agreement with a customer to provide professional services and has an enforceable right to payment for its performance completed to date;

○	All of the promised services are identified to determine whether those services represent performance obligations;

○	In consideration for the services to be rendered, the Company expects to receive incremental payments during the term of the agreement;

○	Payments are estimated for each performance obligation and allocated in accordance with payment terms; and

○	The nature of the consulting services is such that the customer will receive benefits of the Company’s performance only when the customer receives the professional services. Consequently, the entity recognizes revenue over time by measuring the progress toward complete satisfaction of the performance obligation.

●

Venturi® Plasma Arc Units Revenue generated from sales of each unit is recognized upon delivery and completion of the performance obligation. Significant deposits are required before production commences. These deposits are classified as customer deposits.

F-10

Contract Balances

The timing of revenue recognition may differ from the timing of payment by customers. The Company records a receivable when revenue is recognized prior to payment and there is an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $0 as of December 31, 2018. The Company expects to satisfy its remaining performance obligations for these services and recognize the deferred revenue and related contract costs over the next twelve months.

The following table represents external net sales disaggregated by product category for the year ended December 31,:

	2018	2017
Gas sold	$5,979,409	$3,123,033
Equipment rentals	1,491,220	504,096
Equipment sales	1,992,120	-
Other	250,434	92,323
Total Revenues from Customers	9,713,183	3,719,452

Advertising Costs

The costs of advertising are expensed as incurred. Advertising expenses are included in the Company’s operating expenses. Advertising expense was $76,286 and $4,218 for the years ended December 31, 2018 and 2017, respectively.

Deferred Rent Expense

The Company has operating leases, which contain predetermined increases and rent holidays in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term. The difference between the expense charged to operations in any year and the amount payable under the lease during that year is recorded as deferred rent expense on the Company’s combined carve-out balance sheet, which will reverse to the statement of operations over the lease term.

F-11

Income Taxes

Historically, the Company’s operations have been included in the Parent’s U.S. federal and state income tax returns and all income taxes have been paid by the Parent. Income tax expense and other income tax related information contained in these combined financial statements are presented on a separate tax return approach. Under this approach, the provision for income taxes represents income tax paid or payable for the current year plus the change in deferred taxes during the year calculated as if the Company was a stand-alone taxpayer filing hypothetical income tax returns. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, the Company’s combined carved-out financial statements may not necessarily reflect its income tax expense or tax payments in the future, or what tax amounts would have been if the Company had been a stand-alone company during the years presented.

Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at tax rates in effect when such temporary differences are expected to reverse. The Company generally expects to fully utilize its deferred tax assets; however, when necessary, the Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

In determining the need for a valuation allowance or the need for and magnitude of liabilities for uncertain tax positions, the Company makes certain estimates and assumptions. These estimates and assumptions are based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in certain fields. Due to certain risks associated with the Company’s estimates and assumptions, actual results could differ.

The Tax Cuts and Jobs Act (the Tax Act), which was enacted in December 2017 decreased the corporate income tax rate from 35.0% to 21.0% beginning on January 1, 2018. The Company’s actual effective tax rate for fiscal 2018 may differ from management’s estimate due to changes in interpretations and assumptions and the excess tax benefits impact of share-based payment awards. See Note 12, Income Taxes for further detail.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date, but prior to the date the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the combined carve-out financial statements, except as disclosed in Note 13.

F-12

Recent Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method which would require a cumulative effect adjustment for initially applying the new revenue standard as an adjustment to the opening balance of retained earnings and the comparative information would not require to be restated and continue to be reported under the accounting standards in effect for those periods.

Based on the Company’s analysis, the Company did not identify a cumulative effect adjustment for initially applying the new revenue standards.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230)”, requiring that the statement of cash flows explain the change in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This guidance is effective for fiscal years, and interim reporting periods therein, beginning after December 15, 2017 with early adoption permitted. The provisions of this guidance are to be applied using a retrospective approach which requires application of the guidance for all periods presented. The adoption of this accounting standard did not have a material impact on the combined carve-out financial statements or disclosures.

F-13

Standards Not Yet Adopted

In February 2016, the FASB issued authoritative guidance under ASU 2016-02, Leases (Topic 842). ASU 2016-02 provides new comprehensive lease accounting guidance that supersedes existing lease guidance. Upon adoption of ASU 2016-02, the Company will be required to recognize most leases on its balance sheet at the beginning of the earliest comparative period presented with a corresponding adjustment to stockholders’ equity. ASU 2016-02 requires the Company to capitalize most current operating lease obligations as right-of-use assets with a corresponding liability based on the present value of future operating lease obligations. Criteria for distinguishing leases between finance and operating are substantially similar to criteria for distinguishing between capital leases and operating leases in existing lease guidance. Lease agreements that are 12 months or less are permitted to be excluded from the balance sheet. Topic 842 includes a number of optional practical expedients that the Company may elect to apply. Expanded disclosures with additional qualitative and quantitative information will also be required. The adoption will include updates as provided under ASU 2018-01, Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842 and ASU 2018-10, Codification Improvements to Topic 842, Leases. The Company adopted ASC Topic 842 effective January 1, 2019.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. Subtopic 505-50, Equity — Equity-Based Payments to Non-Employees, addresses aspects of the accounting for nonemployee share based compensation. The amendments are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company is currently evaluating the potential impact of adopting this guidance on its combined carve-out financial statements.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-13, Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The amendments in ASU 2018-13 will be effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. The Company is currently evaluating the potential impact of adopting this guidance on its combined carve-out financial statements.

NOTE 4 – ACQUISITIONS

January 2018 Asset Purchase:

On January 19, 2018, the Company entered into an Amended and Restated Asset Purchase Agreement (“Amended Asset Purchase Agreement”) with GGNG Enterprises Inc. (formerly known as NG Enterprises, Inc.) and Guillermo Gallardo (collectively, the “Seller”) and closed the purchase of certain assets related to the Seller’s welding supply and gas distribution business in San Diego, California. The total purchase price for the Purchased Assets was $767,500. $22,500 was paid as a business broker commission and is included in goodwill. Upon consummation of the closing, on January 19, 2018, the Company commenced business operations in San Diego, California through its wholly owned subsidiary NG Enterprises Acquisition, LLC and is doing business as “Complete Welding San Diego”.

The allocation of the consideration transferred is as follows:

Cash	$767,500
Total purchase price	$767,500

Accounts receivable	$44,349
Inventory	150,000
Cylinders	325,000
Trucks	10,000
Accounts payable assumed	(148,720)
Total purchase price allocation	$380,629

Goodwill	$386,871

February 2018 Asset Purchase:

On February 16, 2018, the Company entered into an Asset Purchase Agreement (“Asset Purchase Agreement”) with Green Arc Supply, L.L.C. (the “Seller”) and closed the purchase of certain assets related to the Seller’s welding supply and gas distribution business located in Louisiana and Texas. The total purchase price for the purchased assets and assumed liabilities was $2,259,616, which was comprised of a $1,000,000 cash payment and the issuance of 961,539 shares of restricted common stock having a fair value of $1,259,616. The Asset Purchase Agreement also included certain conditional and bonus payments to the Seller, subject to certain performance criteria being met, as well as other terms and conditions which are typical in asset purchase agreements.

F-14

Further, in conjunction with the Asset Purchase Agreement, the Company entered into four (4) Assignment, Assumption and Amendment to Lease Agreements (each a “Lease Assumption Agreement”) with the Seller and the landlords of certain real property leased by the Seller for the operation of the Seller’s business locations in Louisiana and Texas. Upon consummation of the closing, the Company commenced operations in Texas and Louisiana through its wholly owned subsidiary MWS Green Arc Acquisition, LLC and is doing business as “Green Arc Supply”.

The allocation of the consideration transferred is as follows:

Cash	$1,000,000
Shares issued in connection with acquisition	1,259,616
Total purchase price	$2,259,616

Cash	$15,749
Accounts receivable	252,116
Inventory	652,336
Cylinders	695,892
Trucks	282,056
Fixed assets	769,440
Accounts payable assumed	(154,009)
Total purchase price allocation	$2,513,580

Gain on acquisition	$(253,964)

The Company recognized a gain on acquisition due to the total assets purchased being greater than the total purchase price. The Seller undervalued total assets due primarily to accounting errors. The gain on acquisition was recorded as other income on the income statement.

April 2018 Stock Purchase:

On April 3, 2018, Taronis Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with Robert Baker, Joseph Knieriem (collectively, the “Sellers”) and Trico Welding Supplies, Inc., a California corporation (“Trico”) for the purchase of all of the issued and outstanding capital stock of Trico by the Company. Under the terms of the SPA, the Company purchased one hundred percent (100%) of Trico’s issued and outstanding capital stock for the gross purchase price of $2,000,000 (“Trico Stock”). $547,810 was paid as consulting fees and is included in operating expenses in the income statement. The SPA included certain other terms and conditions which are typical in securities purchase agreements. On March 21, 2018, the Company made an initial non-refundable deposit for the purchase of the Trico Stock. Upon execution of the SPA, the Company funded the remaining $1,000,000 balance due. Effective at closing, the Company commenced business operations in northern California through its new wholly owned subsidiary Trico Welding Supplies, Inc.

The allocation of the consideration transferred is as follows:

Cash	$2,000,000
Total purchase price	$2,000,000

Cash	$71,742
Accounts receivable	487,951
Inventory	440,786
Customer relationships	468,000
Cylinders and trucks	297,792
Accounts payable assumed	(985,755)
Notes payable assumed	(282,013)
Capital leases	(227,308)
Deferred tax liability	(117,000)
Total purchase price allocation	$154,195

Goodwill	$1,845,805

F-15

October 2018 Stock Purchase:

On October 17, 2018, Taronis Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with Ronald Ruyle, Charlotte Ruyle, Jered Ruyle and Janson Ruyle (collectively, the “Sellers”) and Paris Oxygen Company, a Texas corporation (“Paris”) for the purchase of all of the issued and outstanding capital stock of Paris by the Company. Under the terms of the SPA, the Company purchased one hundred percent (100%) of Paris’ issued and outstanding capital stock for the gross purchase price of $1,250,000 (“Paris Stock”). $3,000 was paid as legal fees and is included in operating expenses in the income statement. The SPA included certain other terms and conditions which are typical in securities purchase agreements. Effective at closing, the Company commenced business operations in Texas through its new wholly owned subsidiary Paris Oxygen Company and is doing business as “Tyler Welders Supply”.

The preliminary allocation of the consideration transferred is as follows:

Cash	$1,250,000
Total purchase price	$1,250,000

Cash	$43,133
Accounts receivable	106,516
Inventory	149,029
Trucks	105,691
Customer relationships	173,475
Accounts payable assumed	(53,772)
Deferred tax liability	(36,430)
Total purchase price allocation	$487,643

Goodwill	$762,357

October 2018 Stock Purchase:

On October 22, 2018, Taronis Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with Melvin E. Ruyle (collectively, the “Seller”) and Latex Welding Supply, Inc., a Louisiana corporation (“Latex”) for the purchase of all of the issued and outstanding capital stock of Latex by the Company. Under the terms of the SPA, the Company purchased one hundred percent (100%) of Latex’s issued and outstanding capital stock for the gross purchase price of $1,500,000 (“Latex Stock”). $3,000 was paid as legal fees and is included in operating expenses in the income statement. The SPA included certain other terms and conditions which are typical in securities purchase agreements. Effective at closing, the Company commenced business operations in Louisiana through its new wholly owned subsidiary Latex Welding Supply, Inc. and is doing business as “Tyler Welders Supply”.

The preliminary allocation of the consideration transferred is as follows:

Cash	$1,500,000
Total purchase price	$1,500,000

Cash	$57,778
Accounts receivable	92,499
Inventory	70,227
Trucks	62,774
Customer relationships	62,562
Accounts payable assumed	(13,353)
Deferred tax liability	(13,138)
Total purchase price allocation	$319,349

Goodwill	$1,180,651

F-16

October 2018 Stock Purchase:

On October 26, 2018, Taronis Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with Tyler Welders Supply, Inc., a Texas corporation (collectively, the “Seller”) and United Welding Specialties of Longview, Inc., a Texas corporation (“United”) for the purchase of all of the issued and outstanding capital stock of United by the Company. Under the terms of the SPA, the Company purchased one hundred percent (100%) of United’s issued and outstanding capital stock for the gross purchase price of $750,000 (“United Stock”). $3,000 was paid as legal fees and is included in operating expenses in the income statement. The SPA included certain other terms and conditions which are typical in securities purchase agreements. Effective at closing, the Company commenced business operations in Texas through its new wholly owned subsidiary United Welding Specialties of Longview, Inc. and is doing business as “Tyler Welders Supply”.

The preliminary allocation of the consideration transferred is as follows:

Cash	$750,000
Total purchase price	$750,000

Cash	$20,552
Accounts receivable	135,180
Inventory	158,487
Cylinders	56,580
Other assets	17,923
Accounts payable assumed	(65,291)
Total purchase price allocation	$323,433

Goodwill	$426,567

All goodwill recorded as part of the purchase price allocations is currently anticipated to be tax deductible.

The following proforma financial information presents the consolidated results of operations of the Company with NG Enterprises Acquisition, LLC, MWS Green Arc Acquisition, LLC, Trico Welding Supplies, Inc., Paris Oxygen Company, Latex Welding Supply, Inc. and United Welding Specialties of Longview, Inc. for the years ended December 31, 2018 and 2017, as if the above discussed acquisitions had occurred on January 1, 2017 instead of January 19, 2018, February 16, 2018, April 3, 2018, October 17, 2018, October 22, 2018 and October 26, 2018, respectively. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

	For the years ended December 31,
	2018	2017
Revenues	12,822,889	11,987,795
Gross Profit	6,145,074	5,295,638
Operating Loss	(14,010,635)	(9,001,576)
Net Loss	(14,387,334)	(8,289,180)

F-17

NOTE 5 - INVENTORY

Inventory, consisting of production material consumables, hard goods, spare components and CIP at December 31 is as follows:

	December 31,
	2018	2017
Raw Materials	$26,568	$24,472
Finished Goods	1,926,576	256,800
CIP	634,110	1,091,788
Total Inventory	$2,587,254	$1,373,060

At December 31, 2017, the Company booked a reserve for obsolescence of $50,000, netted against finished goods.

NOTE 6 – PROPERTY AND EQUIPMENT, NET

	Estimated useful life	December 31, 2018	December 31, 2017

Machinery and equipment	3 – 5 years	$807,859	$482,263
Furniture and office equipment	5 – 7 years	397,779	182,305
Transportation	3 – 5 years	847,753	201,618
Production units	5 – 30 years	8,023,689	4,910,736
Building	39.5 years	2,255,451	2,237,257
		$12,332,531	$8,014,179
Accumulated depreciation		(2,680,225)	(2,024,738)
		$9,652,306	$5,989,441

Depreciation expense was $694,561 and $608,954 for the years ended December 31, 2018 and 2017, respectively.

F-18

NOTE 7 – GOODWILL

Goodwill outstanding as of December 31, 2018 and 2017 consisted of the following:

Goodwill
January 1, 2017	2,108,781
Acquisitions	-
Impairments	-
December 31, 2017	2,108,781
Acquisitions	4,581,943
Impairments	-
December 31, 2018	6,690,724

NOTE 8- CAPITALIZED LEASES

The Company has equipment under various capital leases expiring through August 2024. The assets and liabilities under the capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets.

The assets, with costs of approximately $293,597 and $91,299 as of December 31, 2018 and 2017, and accumulated amortization of approximately $80,595 and $22,725 as of December 31, 2018 and 2017, respectively, are included in machinery and equipment and are amortized over the estimated lives of the assets. Amortization of assets under capital leases is included in depreciation expense.

At December 31, 2018, annual minimum future lease payments under the capital leases are as follows:

For the year ending December 31,	Amount
2019	101,565
2020	91,420
2021	70,820
2022	40,034
2023	11,507
2024	3,730
Total minimum lease payments	319,075
Less amount representing interest	25,478
Present value of minimum lease payments	293,597
Less current portion of minimum lease	90,303
Long-term present value of minimum lease payment	$203,294

The interest rate on the capital leases is approximately 6% and is imputed based on the lower of the Company’s incremental borrowings rate at the inception of each lease or the lessor’s implicit rate of return.

NOTE 9 – NOTES PAYABLE

Promissory Note – Mortgage

On September 30, 2014, the Company entered into a promissory note for a principal sum of $520,000 at an interest rate of 6.5% per annum as part of the mortgage on its corporate headquarters in Clearwater, FL. Payments of interest only are due and payable monthly commencing November 1, 2014 until October 1, 2024, at which time the entire principal balance shall be due and payable. As of December 31, 2018, and 2017, the principal balance payable was $520,000 and $520,000, respectively.

Trico Notes Payable Assumed

On April 3, 2018, in conjunction with the acquisition, the Company assumed $282,013 in promissory notes payable by Trico Welding Supplies, Inc. (“Trico”), when the Company completed the acquisition of Trico. Trico is obligated under seven promissory notes with interest rates ranging between 4.75-6.75%. As of December 31, 2018, the total principal balance payable by Trico was $175,590.

At December 31, 2018, annual minimum future payments under the notes payable are as follows:

For the year ending December 31,	Amount
2019	94,008
2020	49,352
2021	32,230
Total minimum lease payments	175,590

NOTE 10 - RELATED PARTY TRANSACTIONS

Asset Purchase Agreement – Related Parties

On April 4, 2018, the Company entered into a $500,000 asset purchase agreement with LBJ, a California general partnership owned by Joseph Knieriem and Robert Baker. At the time of the asset purchase agreement, Mr. Knieriem and Mr. Baker were full-time employees of the Company and are currently employed to this date with the Company. The transaction closed April 4, 2018.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Litigation

Certain conditions may exist as of the date the combined carve-out financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-19

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s combined carve-out financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

From time to time the Company may be a party to litigation matters or regulatory investigations involving claims against the Company or its wholly-owned subsidiaries. The Company is subject to an increased risk of litigation and regulatory investigation due to the Company’s operation in a highly regulated industry.

It is possible that we may be subject to litigation or claims for indemnification in connection with the sale of our common stock in inadvertent unregistered transactions that occurred in 2018. The SEC may determine to investigate the unregistered transactions in our common stock, which could subject us to potential enforcement actions by the SEC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) and may result in injunctive relief or the imposition of fines. In addition, it is possible that we had other unregistered offers or sales of our common stock, other than the aforementioned inadvertent unregistered transactions that occurred in 2018, and we may be subject to litigation or claims for indemnification in connection with any such offers or sales. If any such claims were to succeed, we might not have sufficient funds to pay the resulting damages. There can be no assurance that the insurance coverage we maintain would cover any such expenses or be sufficient to cover any claims against us. In addition to the monetary value of any claim, any litigation, regulatory action or governmental proceeding to which we are a party could adversely affect us by harming our reputation, diverting the time and attention of management, and causing the Company to incur significant litigation expenses, which would all materially and adversely affect our business.

In addition, we may be a party to litigation matters involving our business, which operates within a highly regulated industry. On September 4, 2018, we received notice that a law firm representing the estate of an individual who sustained life-ending injuries while working for an end user of our products had made a claim to our insurance carrier. The matter is under investigation by the U.S. Department of Transportation and the Occupational Health and Safety Administration. The Company is still investigating the cause of the accident and there have been no conclusive findings as of this time. It is unknown whether the final cause of the accident will be determined and whether those findings will negatively impact Company operations or sales. The Company continues to be fully operational and transparent with all regulatory agencies.

On April 15, 2019, an alleged shareholder filed a purported class action in the United States District Court for the Middle District of Florida against the Company and certain of its officers and directors, captioned Hatten v. Taronis Technologies, Inc., et al., Case No. 8:19-cv-00889 (M.D. Fla.). The complaint purports to be brought on behalf of a class consisting of all persons (other than defendants) who purchased or otherwise acquired securities of the Company between January 28, 2019 and February 12, 2019 and alleges that the Company and the individual defendants violated federal securities laws, including Sections 10(b) and/or 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, by making alleged false and/or misleading statements and failing to disclose certain information regarding the Company’s business with the City of San Diego.

On June 21, 2019, the United States District Court for the Middle District of Florida granted the parties’ joint motion to transfer the case to the United States District Court for the District of Arizona. On July 10, 2019, the Court appointed a Lead Plaintiff. The case is now captioned Zhu, et al. v. Taronis Technologies, Inc., et al., No. CV-19-04529-PHX-GMS (D. Ariz.). On August 2, 2019, the Court established a schedule for the filing of an operative amended complaint and a response thereto.

On August 30, 2019, Lead Plaintiff filed an amended complaint that alleges the same claims and class period as the initial complaint. Defendants’ motion to dismiss the amended complaint is due on October 14, 2019.

On June 25, 2019, a shareholder derivative complaint was filed against certain of the Company’s directors and officers in the United States District Court for the District of Arizona. The case is captioned Falcone v. Dingess, et al., No. CV-19-04547-PHX-DJH (D. Ariz.). The complaint alleges, among other things, that the defendants violated federal securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, by making alleged false and/or misleading statements and failing to disclose certain information regarding the Company’s business with the City of San Diego. The complaint further alleges breaches of fiduciary duties, waste of corporate assets, and gross mismanagement. The factual allegations upon which these claims are based are similar to the factual allegations made in the Securities Class Action Litigation, described above. The complaint seeks, among other things, unspecified damages for the Company from the individual defendants, the payment of costs and attorneys’ fees, and that the Company be directed to reform certain governance and internal procedures.

On September 20, 2019, a shareholder derivative complaint was filed against certain of the Company’s directors and officers in the United States District Court for the District of Arizona. The case is captioned Manley v. Mahoney, et al., No. 2:19-cv-05233-DLR (D. Ariz.). The complaint alleges breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets. The factual allegations upon which these claims are based are similar to the factual allegations made in the Securities Class Action Litigation, described above. The complaint seeks, among other things, unspecified damages for the Company from the individual defendants, the payment of costs and attorneys’ fees, and that the Company be directed to reform certain governance and internal procedures.

As of June 30, 2019, the Company has not accrued for any litigation contingency.

Operating Leases

The Company leases facilities located in various states in the United States for its office and operations under non-cancelable operating leases that expire at various times through 2028. The total amount of rent expense under the leases is recognized on a straight-line basis over the term of the leases. Rent expense under the operating leases for the years ended December 31, 2018 and 2017 was $503,089 and $174,100, respectively.

●	On September 1, 2006, the Company entered into a lease for an operating facility in Sacramento, CA, through a wholly owned subsidiary. The lease agreement has a term of 5 years with minimum monthly payments of $4,700 ($56,400 per annum). Upon the expiration of the initial term of the lease, the lease converted to a month to month tenancy and the Company continues to pay rent and occupy the premises set forth in the lease.

●	On August 1, 2012, the Company entered into a lease for an operating facility in Shreveport, LA, through a wholly owned subsidiary. The lease agreement has a term of 5 years with minimum monthly payments of $4,750 ($57,000 per annum). Upon the expiration of the initial term of the lease, the lease converted to a month to month tenancy and the Company continues to pay rent and occupy the premises set forth in the lease.

F-20

●	On August 13, 2015, the Company entered into a lease for an operating facility in Palestine, TX, through a wholly owned subsidiary. The lease agreement has a term of 5 years with minimum monthly payments of $1,800 ($21,600 per annum).

●	On August 24, 2015, the Company entered into a lease for an operating facility in Flint, TX, through a wholly owned subsidiary. The lease agreement has a term of 5 years with minimum monthly payments of $5,550 ($66,600 per annum).

●	On December 1, 2015, the Company entered into a lease for an operating facility in Shreveport, LA, through a wholly owned subsidiary. The lease agreement has a term of 66 months with minimum monthly payments of $2,846 ($34,152 per annum).

●	On April 5, 2016, the Company entered into a lease for an operating facility in Lakeland, FL, through a wholly owned subsidiary. The lease agreement has a term of 3 years with minimum monthly payments of $2,200 ($26,400 per annum). The lease was subsequently renewed for an additional one-year term with a minimum month payment of approximately $2,750 ($33,000 per year).

●	On August 1, 2016, the Company entered into a lease for an operating facility in Flint, TX, through a wholly owned subsidiary. The lease agreement has a term of 4 years with minimum monthly payments of $900 ($10,800 per annum).

●	On August 4, 2016, the Company entered into a lease for an operating facility in Sarasota, FL, through a wholly owned subsidiary. The lease agreement has a term of 5 years with minimum monthly payments of $1,700 ($20,400 per annum).

●	On November 16, 2017, the Company entered into a lease for a testing facility in Bowling Green, FL, through a wholly owned subsidiary. The lease agreement has a term of 1 year with minimum monthly payments of $3,000 ($36,000 per annum). Upon the expiration of the initial term of the lease, the lease converted to a month to month tenancy and the Company continues to pay rent and occupy the premises set forth in the lease.

●	On April 4, 2018, the Company entered into a lease for an operating facility in Woodland, CA, through a wholly owned subsidiary. The lease agreement has a term of 1 year with minimum monthly payments of $14,000 ($168,000 per annum). Upon the expiration of the initial term of the lease, the lease converted to a month to month tenancy and the Company continues to pay rent and occupy the premises set forth in the lease.

●	On May 1, 2018, the Company entered into a lease for an operating facility in Spring Hill, FL, through a wholly owned subsidiary. The lease agreement has a term of 1 year with minimum monthly payments of $1,250 ($15,000 per annum). Upon the expiration of the initial term of the lease, the lease converts to a month to month tenancy and the Company will continue to pay rent and occupy the premises set forth in the lease.

●

On September 1, 2018, the Company entered into a lease for an operating facility in Clearwater, FL, through a wholly owned subsidiary. The lease agreement has a term of 10 years with minimum monthly payments of $6,728.40 escalating over the term of the lease ($80,740.80 per annum straight-line basis).

●	On October 18, 2018, the Company entered into a lease for an operating facility in Paris, TX, through a wholly owned subsidiary. The lease agreement has a term of 2 years with minimum monthly payments of $3,000 ($36,000 per annum).

●	On October 27, 2018, the Company entered into a lease for an operating facility in Longview, TX, through a wholly owned subsidiary. The lease agreement has a term of 2 years with minimum monthly payments of $2,000 ($24,000 per annum).

At December 31, 2018, annual minimum future lease payments under these operating leases are as follows:

For the year ending December 31,	Amount
2019	683,588
2020	663,259
2021	664,859
2022	664,859
2023	664,858
Total minimum lease payments	3,341,423

F-21

NOTE 12 - INCOME TAX

Effective January 1, 2018, the Tax Act reduced the corporate rate from 35.0% to 21.0%. The Company has adopted ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraph Pursuant to SEC Staff Accounting Bulletin No. 118, which allows the Company to record provisional amounts during the period of enactment. Any changes to the provisional amounts are recorded as adjustments to the provision for income taxes in the period the amounts are determined.

During the year ended December 31, 2017, the Company recognized a provisional reduction to income tax expense of $315 to reflect the revaluation of the Company’s net deferred tax liabilities based on the U.S. federal tax rate of 21%.

The provision for income taxes on continuing operations for the years ended December 31, 2018 and 2017

	Years Ended December 31,
	2018	2017
Current:
Federal	$-	$-
State	4,396	-

	4,396	-

Deferred:
Federal	-	(420,000)
State	-	(100,000)

	4,396	(520,000)

Change in valuation allowance	-	520,000

Total	$4,396	$-

A reconciliation of the federal statutory rate to the effective tax rate for income from continuing operations for the years ended December 31, 2018, 2017 and 2016, respectively, is comprised as follows:

	Years Ended December 31,
	2018	2017
U.S. federal statutory rate	21.00%	34.00%
State income taxes, net of federal benefit	5.07	3.69
Other permanent items	(0.10)	(0.17)
Effect of federal tax rate change	-	(10.36)
Effect of state tax rate change	-	(13.31)
Return to provision true-up	-	0.75
Change in valuation allowance	(31.57)	(14.60)
Other	5.52	-

Total income tax provision	(0.08)%	0.00%

The Company’s deferred tax assets and liabilities as of December 31, 2018 and 2017 are summarized below. The deferred taxes in 2018 and 2017 reflect the federal tax rate of 21.0%.

	December 31,
	2018	2017
Deferred tax assets:
Net Operating Loss carryover	$1,862,423	$776,354
Business interest limitation	48,720	-
Charitable contribution carryforward	225	-
Bad debt allowance	325,252	27,874
Inventory reserve	-	12,720

Total deferred tax assets	2,236,620	816,948

Less reserve for allowance	(2,236,620)	(816,948)

Total deferred tax assets net of valuation allowance	$-	$-

As of December 31, 2018 and 2017 the Company did not have any unrecognized tax benefits, net of their state benefits, that would affect the Company’s effective tax rate. The Company classifies interest and/or penalties on income tax liabilities or refunds as additional income tax expense or income.

The tax loss carry-forwards of the Company may be subject to limitation by Section 382 of the Internal Revenue Code with respect to the amount utilizable each year. This limitation reduces the Company’s ability to utilize net operating loss carry-forwards. The Company has performed an analysis of its Section 382 ownership changes and has determined that the utilization of all of its federal net operating loss carry forward is limited by Section 382. All of net operating loss carry forwards as of December 31, 2018, are subject to the limitations under Section 382 of the Internal Revenue Code. Federal net operating loss carry forwards will expire, if unused, between 2031and 2029.

The Company files income tax returns in the U.S. federal and various state jurisdictions. As of December 31, 2018, and 2017, the Company has federal and state net operating loss carryforwards each of $1,862,423 and $776,354, respectively. Federal net operating loss carry forwards recorded prior to 2017 will expire, if unused, between 2031 and 2029. Federal net operating loss carry forwards recorded in 2018, in the amount of $1,086,069, has an indefinite life, subject to an 80% limitation.

 As of December 31, 2018, the tax returns for the years from 2014 through 2017 remain open to examination by the Internal Revenue Service and various state authorities. ASC 740, “Income Taxes” requires that a valuation allowance is established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be recognized. A review of all available positive and negative evidence needs to be considered, including the Section 382 limitation, the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to the future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2018, and 2017. For the year ended December 31, 2018, the change in valuation allowance was $(46.17).

The Company entered into a restructuring transaction under Sections 355 and 368(a)(1)(D). This reorganization transaction was treated as a tax-free spin-off for U.S. federal income tax purposes.

As of December 31, 2018, and 2017, the Company has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements. The Company’s policy is to classify assessments, if any, for tax-related interest as income tax expenses. No interest or penalties were recorded during the years ended December 31, 2018, and 2017. The Company does not expect its unrecognized tax benefit position to change during the next twelve months.

F-22

NOTE 13 – SUBSEQUENT EVENTS

Acquisitions

On January 16, 2019, the Company entered into a Securities Purchase Agreement (“SPA”) with Melvin Ruyle Family Living Trust and Tyler Welders Supply, Inc., a Texas corporation (“Tyler”) for the purchase of all of the issued and outstanding capital stock of Tyler by the Company. Under the terms of the SPA, the Company purchased one hundred percent (100%) of Tyler’s issued and outstanding capital stock for the gross purchase price of $2,500,000. The SPA includes certain other terms and conditions which are typical in securities purchase agreements. Effective at closing, the Company commenced business operations at its new locations in Texas.

On February 15, 2019, the Company entered into a Securities Purchase Agreement (“SPA”) with Melvin Ruyle, Jered Ruyle and Janson Ruyle and Cylinder Solutions, Inc., a Texas corporation (“CS”) for the purchase of all of the issued and outstanding capital stock of CS by the Company. Under the terms of the SPA, the Company purchased one hundred percent (100%) of CS’s issued and outstanding capital stock for the gross purchase price of $1,500,000. The SPA includes certain other terms and conditions which are typical in securities purchase agreements. Effective at closing, the Company commenced business operations at its new location in Texas.

On February 22, 2019, the Company entered into an Asset Purchase Agreement (“APA”) with Complete Cutting & Welding Supplies, Inc. and closed the purchase of certain assets related to the Seller’s welding supply and gas distribution business located in California. The total purchase price for the purchased assets and assumed liabilities was $2,500,000. The APA included certain other terms and conditions which are typical in asset purchase agreements. On October 22, 2018, the Company made an initial non-refundable deposit of $250,000 for the purchase of the assets. Upon execution of the APA, the Company funded the remaining $2,250,000 balance due. Effective at closing, the Company commenced business operations in California through its wholly owned subsidiary MagneGas Welding Supply – Complete LA, LLC and is doing business as “Complete Welding”.

On July 16, 2019, the Company entered into a Distribution and License Agreement (“License Agreement”) with Taronis Technologies, Inc. (“Taronis Technologies”). Under the terms of the License Agreement, Taronis Technologies granted the Company an exclusive worldwide manufacturing and distribution rights to its proprietary metal cutting fuel “MagneGas” as well as any other gases created using the equipment and methods claimed by Taronis Technologies’ patents. The License Agreement also grants the Company certain other rights related to the Company’s trademarks, patents and other intellectual property, including the ability to commercially manufacture and sell Venturi® Plasma Arc gasification systems for the creation of gases. The Company will pay to Taronis Technologies, a seven percent (7%) royalty on any net cash proceeds received by the Company in relation to the use of the license in any form or fashion. To date the royalties due under the License Agreement were limited to a small portion of MagneGas sales, such that had the License Agreement been in effect for all periods present, any royalty payments owing would have had an immaterial impact on the Company’s combined carve-out financial statements.

On August 30, 2019, Timothy Hauck notified Taronis Technologies, Inc. (the “Company”) of his resignation as the Company’s interim Chief Financial Officer and Treasurer. Mr. Hauck also resigned from his positions with the Company’s subsidiary Taronis Fuels, Inc. Mr. Hauck’s resignation is not the result of any disagreement with the policies, practices or procedures of the Company, but was due to not wanting to relocate his family to the Company’s new corporate headquarters in Phoenix, Arizona.

On September 1, 2019, the Company appointed Tyler B. Wilson, Esq. as its new Chief Financial Officer to fill the vacancy left by Mr. Hauck’s resignation. Mr. Wilson has served as the Company’s General Counsel since mid-2017 and served as corporate Secretary and as its Executive Vice President since December 2018. He will continue to serve as the Company’s Secretary and General Counsel in addition to his role as Chief Financial Officer. Mr. Wilson has extensive experience in corporate finance and management. He played a primary role in advancing the Company’s turnaround and rebranding beginning in early 2017, including development of the Company’s acquisition model, leading capital market financings, managing staff and service providers and advancing international expansion. Prior to joining the Company, Mr. Wilson served as the managing attorney of Wilson Law Group, PLLC, a corporate and securities boutique he founded in 2011. Over the course of his career, Mr. Wilson has founded and co-founded a number of successful start-ups and has extensive experience in business operations, capital markets transactions and operational leadership. Mr. Wilson holds a Bachelor of Arts from the University of Notre Dame and a Juris Doctor from the University of Notre Dame Law School.

On September 1, 2019, the Company appointed Eric Newell as its new Treasurer to fill the vacancy left by Mr. Hauck’s resignation. Mr. Newell has served as the Company’s General Manager since the fall of 2018 and previously served the Company in a number of other capacities including System Operator (March 2015-August 2015), Office Manager (August 2015-April 2016) and Project Manager (April 2016-September 2018). Mr. Newell has more than twenty years of successful business management and hands-on operational experience in several diverse industries. He is currently pursuing a Bachelor’s in Business Management at the University of Phoenix.

Subsidiary Dissolution

On April 2, 2019, the Company filed a certificate of cancellation with the State of Delaware for the subsidiaries MagneGas Energy Solutions, LLC and MagneGas Europe, LLC. These entities were dormant with immaterial business operations. The Company opted to dissolve the entities to avoid incurring administrative filing fees.

F-23

Taronis Fuels Inc. and Subsidiaries

Unaudited Condensed Combined Carve-Out Balance Sheets

	June 30, 2019	December 31, 2018
	(unaudited)	(audited)
Assets

Current Assets

Cash	$1,635,862	$1,598,737
Accounts receivable, net of allowance for doubtful accounts of $800,082 and $418,997, respectively	2,783,345	1,394,681
Inventory	2,964,341	2,587,254
Prepaid expenses and other current assets	189,175	172,760
Total Current Assets	7,572,723	5,753,432

Property and equipment, net of accumulated depreciation of $3,214,063 and $2,680,226, respectively	15,766,081	9,652,306
Deposits on acquisitions	-	550,000
Restricted deposit	816,466	806,466
Security deposits	152,358	227,125
Right-of-use assets, net of accumulated amortization of $391,589 and $0, respectively	3,750,420	-
Goodwill	11,123,231	6,690,724

Total Assets	$39,181,279	$23,680,053

Liabilities and Parent’s Net Investment

Current Liabilities

Accounts payable	$3,333,347	$1,768,690
Accrued expenses	518,935	413,522
Financing lease liability, current	90,303	-
Operating leases liability, current	670,055	90,303
Notes payable	1,575,255	94,008

Total Current Liabilities	6,187,895	2,366,523

Long Term Liabilities
Notes payable, net of current	1,531,491	601,582
Financing leases liability, net of current	158,142	-
Operating leases liability, net of current	3,080,365	203,294
Total Liabilities	10,957,893	3,171,399

Commitments and Contingencies

Parent’s net investment	28,223,386	20,508,654

Total Liabilities and Parent’s Net Investment	$39,181,279	$23,680,053

F-24

Taronis Fuels, Inc. and Subsidiaries

Unaudited Condensed Combined Carve-Out Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018

Revenue:
Revenue	$5,860,061	$2,907,712	$10,773,393	$4,079,464

Cost of Revenues	3,206,435	1,972,586	5,887,250	2,730,459
Gross Profit	2,653,626	935,126	4,886,143	1,349,005

Operating Expenses:
Selling, general and administration	3,955,015	2,010,180	7,511,221	3,396,838
Total Operating Expenses	3,955,015	2,010,180	7,511,221	3,396,838

Operating Loss	(1,301,389)	(1,075,054)	(2,625,078)	(2,047,833)

Other Income and (Expense):
Interest	28,169	(23,011)	38,069	(96,016)
Other income	49,675	19,542	41,141	19,543
Total Other Income (Expense)	77,844	(3,469)	79,210	(76,473)

Net Loss	$(1,223,545)	$(1,078,523)	$(2,545,868)	$(2,124,306)

F-25

Taronis Fuels, Inc. and Subsidiaries

Unaudited Condensed Combined Carve-Out Statements of Changes in Parent’s Net Investment

	For the six months ended June 30,
	2019	2018

Parent’s net investment, beginning of year	$20,508,654	$9,172,828
Net Loss	(2,545,868)	$(2,124,306)
Advances from Parent	10,260,600	6,965,443
Parent’s net investment, end of year	$28,223,386	$14,013,965

F-26

Taronis Fuels, Inc. and Subsidiaries

Unaudited Condensed Combined Carve-Out Statements of Cash Flows

(Unaudited)

	For the six months ended June 30,
	2019	2018

Cash Flows from Operations
Net Loss	$(2,545,868)	$(2,124,306)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	530,765	321,103
Gain on disposal of fixed assets	-	(15,074)
Deferred revenue and customer deposits	-	(44,095)
Amortization of right-of-use assets	381,085	-
Provision for (recovery of) doubtful accounts	391,589	(14,432)
Changes in operating assets:
Accounts receivable	(727,878)	294,143
Inventory	194,612	(95,221)
Prepaid and other current assets	(18,278)	(560,555)
Accounts payable	554,834	(174, 542)
Accrued expenses	105,411	(85,036)
Payments on lease liabilities	(509,691)	-
Net cash used in operating activities	(1,643,419)	(2,498,015)

Cash Flows from Investing Activities
Deposit on acquisition	(550,000)	-
Cash acquired in acquisition of businesses, net of cash acquired	(5,930,675)	(3,698,500)
Purchase of property and equipment	(3,663,847)	16,878
Security deposit	1,174,767	(69,744)
Proceeds from sale of assets	-
Net cash used in investing activities	(8,969,755)	(3,751,366)

Cash Flows from Financing Activities
Advances from parent	10,260,600	6,965,443
Financing lease payments	(45,152)	(13,730)
Notes payable repaid	(193,387)	(384,625)
Notes proceeds notes payable	638,238	242,991
Net cash provided by financing activities	10,660,299	6,810,079

Net increase in cash	47,125	560,698

Cash and restricted cash, beginning of year	2,405,203	586,824

Cash and restricted cash, end of year	$2,452,328	$1,147,522

Supplemental disclosure of cash flow information Cash paid during the year for:
Interest	$2,175	$96,015

Supplemental disclosures of non-cash investing and financing activities:
Assets acquired in NG Enterprises acquisition	-	$916,220
Liabilities assumed NG Enterprises acquisition	-	$(148,720)
Assets acquired in Green Arc Supply acquisition	-	$2,667,589
Liabilities assumed in Green Arc Supply acquisition	-	$(154,009)
Assets acquired in Trico Welding Supplies acquisition	-	$3,612,075
Liabilities assumed in Trico Welding Supplies acquisition	-	$(1,612,075)
Assets acquired in Paris Oxygen acquisition	-	$1,340,202
Liabilities assumed in Paris Oxygen acquisition	-	$(90,202)
Assets acquired in Latex Welding Supplies acquisition	-	$1,526,491
Liabilities assumed in Latex Welding Supplies acquisition	-	$(26,491)
Assets acquired in United Welding Specialties acquisition	-	$815,291
Liabilities assumed in United Welding Specialties acquisition	-	$(65,291)
Assets acquired in Tyler Welders Supply acquisition	$1,619,905	$-
Liabilities assumed in Tyler Welders Supply acquisition	$(652,578)	$-
Assets acquired in Cylinder Solutions, Inc. acquisition	$375,915	$-
Liabilities assumed in Cylinder Solutions, Inc. acquisition	$(40,911)	$-
Assets acquired in Complete Cutting & Welding Supplies, Inc. acquisition	$1,083,360	$-
Liabilities assumed in Complete Cutting & Welding Supplies, Inc. acquisition	$(316,333)	$-

F-27

Taronis Fuels, Inc. and Subsidiaries

Notes to the Unaudited Condensed Combined Carve-Out Financial Statements

For the Six Months Ended June 30, 2019 and 2018

NOTE 1 –DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Taronis Fuels, Inc. (the “Company”) is a leading clean technology company in the renewable resources and environmental conservation industry. The Company is holding company of various gas and welding supply companies, including MagneGas Welding Supply - Southeast, LLC, MagneGas Welding Supply - South, LLC, MagneGas Welding Supply – West, LLC, MagneGas Limited (United Kingdom) and MagneGas Ireland Limited (Republic of Ireland), that sells and distributes gas production Venturi® Plasma Arc units, a full line of industrial gases and welding equipment and services to the retail and wholesale metalworking and manufacturing industries.

In addition to a suite of industrial gases and welding supply equipment offerings, we also create, sell and distribute a synthetic gas called “MagneGas,” which is produced by our wholly owned subsidiary, MagneGas Production, LLC.

Basis of Presentation

The Company is being presented as a carve out of Taronis Technologies wholly-owned subsidiary Taronis Fuels and collectively presents the Company on a standalone basis.

Taronis Fuels used a centralized approach to cash management and financing its operations, including the operations of the Company. Accordingly, none of the cash and cash equivalents of Taronis Technologies, Inc. have been allocated to the Company in the unaudited condensed combined carve-out financial statements. Transactions between Taronis Technologies, Inc and the Company are accounted for in the Parent’s Net Investment.

The accompanying unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information and include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying unaudited condensed combined carve-out financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the interim periods ended June 30, 2019 and 2018. As this is an interim period financial statement, certain adjustments are not necessary as with a financial period of a full year. Although management believes that the disclosures in these unaudited condensed combined carve-out financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements that have been prepared in accordance U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC. These interim unaudited condensed combined financial statements should be read in conjunction with the Company’s audited financial statements and notes for the years ended December 31, 2018 and 2017 included elsewhere herein.

Parent’s Net Investment

The Company’s equity on the Balance Sheet represents Taronis Technologies’ net investment in the Company’s business and is presented as “Parent’s Net Investment” in lieu of stockholder’s equity.

Carve-Out Assumptions and Allocations

The combined financial statements include an allocation of certain Taronis Fuels, Inc. corporate expenses, including administrative expenses. These costs have been allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of expenses, headcount or other systematic measures that reflect utilization of services provided to or benefits received by us. Management considers the expense allocation methodology and results to be reasonable for all periods presented. The Company’s combined financial position, results of operations, comprehensive earnings and cash flows may not be indicative of our results had we been a separate standalone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations, comprehensive earnings, and cash flows may be in the future. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

NOTE 2 - GOING CONCERN AND MANAGEMENTS’ PLAN

As of June 30, 2019, the Company had cash of $1,635,862 and reported a net loss of $2,545,868 and used cash in operations of $1,643,419 for the six months ended June 30, 2019. In addition, as of June 30, 2019, the Company had working capital of $1,384,828 and parent’s net investment of $28,223,386. The Company utilizes cash in its operations of approximately $300,000 per month. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these combined financial statements.

Historically, the Company financed its operations through equity and debt financing transactions but does not believe it will need to do so in the immediate future. The Company does not believe it will continue incurring operating losses for the foreseeable future and that it will be cash-flow positive before year-end. In the event the Company continues incurring operating losses, the Company may be required to raise additional capital within the next year to continue funding operations at the current cash expenditure levels.

The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of public or private offering. The Company does not believe it will continue incurring operating losses for the foreseeable future and that it will be cash-flow positive before year-end. The unaudited condensed combined carve-out financial statements do not include any adjustments relating to the recovery and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed combined carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information and include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying unaudited condensed combined carve-out financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the interim periods ended June 30, 2019 and 2018. Although management believes that the disclosures in these unaudited condensed combined carve-out financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements that have been prepared in accordance U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC.

The accompanying unaudited condensed combined carve-out financial statements should be read in conjunction with the Company’s audited combined carve-out financial statements for the year ended December 31, 2018, which contains the audited financial statements and notes thereto, for the years ended December 31, 2018 and 2017 included elsewhere herein. The interim results for the three and six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the year ended December 31, 2019 or for any future interim periods.

Use of Estimates

The Company prepares its financial statements in conformity with U.S. GAAP. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results could differ from those estimates. The unaudited condensed combined carve-out financial statements presented include significant estimates for intangible assets, goodwill, fair value of assets and liabilities related to acquisitions, recoverability of deferred tax assets, collection of its receivables and the useful life of property, plant and equipment, and allocation of carved-out corporate expenses, including administrative expenses.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”), which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions. Cash in foreign financial institutions as of June 30, 2019 was $816,466. The Company has not experienced any losses and believes it is not exposed to significant credit risk from cash.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments with original maturities of three months or less when purchased. As of June 30, 2019, and 2018 the Company had no cash equivalents.

Restricted cash consists of cash deposited with a financial institution for $816,466 held in an escrow account.

F-29

The following table provides a reconciliation of cash and restricted cash reported in the unaudited condensed combined carve-out balance sheets that sum to the total of the same amounts show in the statement of cash flows.

	June 30,
	2019	2018
Cash	1,635,862	1,147,522
Restricted deposits	816,466	-
Total cash and restricted cash in the balance sheet	2,452,328	1,147,522

Revenue Recognition

The Company follows the guidance of ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”). The revenue recognition guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five-step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

F-30

Revenues under Topic 606 are required to be recognized either at a “point in time” or “over time”, depending on the facts and circumstances of the arrangement, and will be evaluated using a five-step model.

The Company principally generates revenue through three operating streams: (1) the sale of MagneGas fuel for metal cutting and through the sales of other industrial and specialty gases and related products through the Company’s wholly owned subsidiaries, (2) by providing consulting services and (3) through the sales of the Venturi® Plasma Arc Systems. The Company’s revenue recognition policy is as follows:

●	Revenue for metal-working fuel, industrial gases and welding supplies is recognized when performance obligations of the sale are satisfied. The majority of the Company’s terms of sale have a single performance obligation to transfer products. Accordingly, the Company recognizes revenue when control has been transferred to the customer, generally at the time of shipment of products. Under the previous revenue recognition accounting standard, the Company recognized revenue upon transfer of title and risk of loss, generally upon the delivery of goods.

●	Consulting Services are earned through various arrangements. The Company applies the five-step process outlined in ASC 606 when recognizing revenue with regards to the consulting services:

○	The Company enters into a written consulting agreement with a customer to provide professional services and has an enforceable right to payment for its performance completed to date;

○	All of the promised services are identified to determine whether those services represent performance obligations;

○	In consideration for the services to be rendered, the Company expects to receive incremental payments during the term of the agreement;

○	Payments are estimated for each performance obligation and allocated in accordance with payment terms; and

○	The nature of the consulting services is such that the customer will receive benefits of the Company’s performance only when the customer receives the professional services. Consequently, the entity recognizes revenue over time by measuring the progress toward complete satisfaction of the performance obligation.

●

Venturi® Plasma Arc Units Revenue generated from sales of each unit is recognized upon delivery and completion of the performance obligation. Significant deposits are required before production commences. These deposits are classified as customer deposits.

Contract Balances

The timing of revenue recognition may differ from the timing of payment by customers. The Company records a receivable when revenue is recognized prior to payment and there is an unconditional right to payment.

The following table represents external net sales disaggregated by product category for the six months ended June 30,

	2019	2018
Gas sold	$7,692,546	$2,520,106
Equipment rentals	473,067	135,058
Equipment sales	2,371,461	1,398,533
Other	236,319	25,767
Total Revenues from Customers	10,773,393	4,079,464

F-31

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date, but prior to the date the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the unaudited condensed combined carve-out financial statements, except as disclosed in Note 8.

Recently Adopted Accounting Standards

In February 2016, the FASB issued authoritative guidance under ASU 2016-02, Leases (Topic 842). ASU 2016-02 provides new comprehensive lease accounting guidance that supersedes existing lease guidance. Upon adoption of ASU 2016-02, the Company will be required to recognize most leases on its balance sheet at the beginning of the earliest comparative period presented with a corresponding adjustment to stockholders’ equity. ASU 2016-02 requires the Company to capitalize most current operating lease obligations as right-of-use assets with a corresponding liability based on the present value of future operating lease obligations. Criteria for distinguishing leases between finance and operating are substantially similar to criteria for distinguishing between capital leases and operating leases in existing lease guidance. Lease agreements that are 12 months or less are permitted to be excluded from the balance sheet. Topic 842 includes a number of optional practical expedients that the Company may elect to apply. Expanded disclosures with additional qualitative and quantitative information will also be required. The adoption will include updates as provided under ASU 2018-01, Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842 and ASU 2018-10, Codification Improvements to Topic 842, Leases. The Company adopted ASC Topic 842 effective January 1, 2019 using the prospective approach. As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2019 (a) a lease liability of $3,824,919, which represents the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate of 8.0%, and (b) a right-of-use asset of approximately $3,824,919. The most significant impact was the recognition of right-of-use assets and lease obligations for operating leases.

Standards Not Yet Adopted

In August 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-13, Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The amendments in ASU 2018-13 will be effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In April 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. ASU 2019-04 provides further Updates related to financial instruments, following Updates 2016-01, 2016-13 and 2017-12. The amendments in ASU 2019-04 will be effective as of the beginning of the first annual reporting period beginning after April 25, 2019. Early adoption is permitted, including adoption on any date on or after April 25, 2019. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In May 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-05, Financial Instruments – Credit Losses (Topic 362): Targeted Transition Relief. ASU 2019-05 is an update to ASU 2016-13, Financial Instruments – Credit Losses (Topic 362): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2019-05 will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim period after the issuance of this Update as long as an entity has adopted the amendments in Update 2016-13. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In July 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-07, Codification Updates to SEC Sections. ASU 2019-07 provides amendments to SEC paragraphs pursuant to SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization and other miscellaneous updates. FASB has not provided an effective date as of the date of this filing.

NOTE 4 – ACQUISITIONS

January Stock Purchase:

On January 16, 2019, the Company entered into a Securities Purchase Agreement (“SPA”) with Melvin Ruyle Family Living Trust (the “Seller”) and Tyler Welders Supply, Inc., a Texas corporation (“TWS”) for the purchase of all of the issued and outstanding capital stock of TWS by the Company (“Transaction”). Under the terms of the SPA, the Company purchased one hundred percent (100%) of TWS’s issued and outstanding capital stock for the gross purchase price of $2,500,000 (“TWS Stock”). Effective at closing, the Company will assume business operations at its new location in Texas.

The preliminary allocation of the consideration transferred is as follows:

Cash	$2,500,000
Total purchase price	$2,500,000

Accounts receivable	$572,264
Cash	43,394
Inventory	571,699
Customer relationships	250,000
Cylinders and trucks	182,549
Accounts payable assumed	(652,578)
Total purchase price allocation	$967,327

Goodwill	$1,532,673

February Stock Purchase:

On February 15, 2019, the Company entered into a Securities Purchase Agreement (“SPA”) with Melvin Ruyle, Jered Ruyle and Janson Ruyle (collectively, the “Seller”) and Cylinder Solutions, Inc., a Texas corporation (“CS”) for the purchase of all of the issued and outstanding capital stock of CS by the Company (“Transaction”). Under the terms of the SPA, the Company purchased one hundred percent (100%) of CS’s issued and outstanding capital stock for the gross purchase price of $1,500,000 (“CS Stock”). Effective at closing, the Company assumed business operations at its new location in East Texas.

The preliminary allocation of the consideration transferred is as follows:

Cash	$1,500,000
Total purchase price	$1,500,000

Accounts receivable	$13,902
Cash	25,931
Cylinders and trucks	336,081
Accounts payable assumed	(40,911)
Total purchase price allocation	$335,004

Goodwill	$1,164,996

F-32

February Asset Purchase:

On February 22, 2019, Taronis Technologies, Inc. (the “Company”) entered into an Asset Purchase Agreement (“Agreement”) with Complete Cutting and Welding Supplies, Inc., a California corporation (the “Seller”) for the purchase of substantially all of the Seller’s tangible and intangible business assets (“Transaction”). Under the terms of the Agreement, the Company purchased from the Seller substantially all of the Seller’s right, title an interest to the Seller’s business assets and certain other assumed liabilities. The total purchase price paid was $2,500,000 cash. The Agreement includes certain other terms and conditions which are typical in asset purchase agreements.

The allocation of the consideration transferred is as follows:

Cash	$2,500,000
Total purchase price	$2,500,000

Accounts receivable	$455,705
Customer relationships	250,000
Cylinders and trucks	377,655
Accounts payable assumed	(316,333)
Total purchase price allocation	$767,027

Goodwill	$1,732,973

All goodwill recorded as part of the purchase price allocations is currently anticipated to be tax deductible.

F-33

The following unaudited proforma financial information presents the consolidated results of operations of the Company with NG Enterprises Acquisition, LLC, MWS Green Arc Acquisition, LLC, Trico Welding Supplies, Inc., Paris Oxygen Company, Latex Welding Supply, Inc., United Welding Specialties of Longview, Inc., Tyler Welders Supply, Cylinder Solutions, Complete Cutting and Welding Supplies and Water Pilot, LLC for the three and six months ended June 30, 2019 and 2018, as if the above discussed acquisitions had occurred on January 1, 2018 instead of January 19, 2018, February 16, 2018, April 3, 2018, October 17, 2018, October 22, 2018, October 26, 2018, January 16, 2019, February 15, 2019, February 22, 2019 and May 31, 2019, respectively. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Revenues	5,803,945	5,656,244	11,279,238	11,245,774
Gross Profit	2,649,752	2,531,265	5,208,232	4,635,668
Operating Loss	(4,871,623)	(3,485,788)	(13,944,138)	(7,023,886)
Net Loss	(4,811,602)	(3,413,974)	(13,863,590)	(7,213,808)

NOTE 5 – NOTES PAYABLE

On February 22, 2019, the Company entered into a Cylinder Purchase Agreement with Guillermo Gallardo to purchase 10,000 gas cylinders. The Company made an initial purchase of 1,000 cylinders on October 18, 2018 for $300,000. The Company purchased an additional 2,334 cylinders upon execution of this agreement for $700,200. The Company agreed to purchase the remaining 6,666 cylinders for $1,999,800 over a period of two years. There is no interest associated with this agreement. The balance due as of June 30, 2019 was $1,899,800.

On June 6, 2019, the Company entered into a non-recourse Agreement for the Purchase and Sale of Future Receipts with C6 Capital Funding, LLC. The Company sold $600,000 in future receipts at a purchase price of $828,000 with weekly payments of $24,645 until the sold amount is delivered. The balance due as of June 30, 2019 was $803,355. The Company made one payment of $24,645 during the six months ended June 30, 2019.

NOTE 6- COMMITMENTS AND CONTINGENCIES

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

It is possible that we may be subject to litigation or claims for indemnification in connection with the sale of our common stock in inadvertent unregistered transactions that occurred in 2018. The SEC may determine to investigate the unregistered transactions in our common stock, which could subject us to potential enforcement actions by the SEC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) and may result in injunctive relief or the imposition of fines. In addition, it is possible that we had other unregistered offers or sales of our common stock, other than the aforementioned inadvertent unregistered transactions that occurred in 2018, and we may be subject to litigation or claims for indemnification in connection with any such offers or sales. If any such claims were to succeed, we might not have sufficient funds to pay the resulting damages. There can be no assurance that the insurance coverage we maintain would cover any such expenses or be sufficient to cover any claims against us. In addition to the monetary value of any claim, any litigation, regulatory action or governmental proceeding to which we are a party could adversely affect us by harming our reputation, diverting the time and attention of management, and causing the Company to incur significant litigation expenses, which would all materially and adversely affect our business.

In addition, we may be a party to litigation matters involving our business, which operates within a highly regulated industry. On September 4, 2018, we received notice that a law firm representing the estate of an individual who sustained life-ending injuries while working for an end user of our products had made a claim to our insurance carrier. The matter is under investigation by the U.S. Department of Transportation and the Occupational Health and Safety Administration. The Company is still investigating the cause of the accident and there have been no conclusive findings as of this time. It is unknown whether the final cause of the accident will be determined and whether those findings will negatively impact Company operations or sales. The Company continues to be fully operational and transparent with all regulatory agencies.

On April 15, 2019, an alleged shareholder filed a purported class action in the United States District Court for the Middle District of Florida against the Company and certain of its officers and directors, captioned Hatten v. Taronis Technologies, Inc., et al., Case No. 8:19-cv-00889 (M.D. Fla.). The complaint purports to be brought on behalf of a class consisting of all persons (other than defendants) who purchased or otherwise acquired securities of the Company between January 28, 2019 and February 12, 2019 and alleges that the Company and the individual defendants violated federal securities laws, including Sections 10(b) and/or 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, by making alleged false and/or misleading statements and failing to disclose certain information regarding the Company’s business with the City of San Diego.

On June 21, 2019, the United States District Court for the Middle District of Florida granted the parties’ joint motion to transfer the case to the United States District Court for the District of Arizona. On July 10, 2019, the Court appointed a Lead Plaintiff. The case is now captioned Zhu, et al. v. Taronis Technologies, Inc., et al., No. CV-19-04529-PHX-GMS (D. Ariz.). On August 2, 2019, the Court established a schedule for the filing of an operative amended complaint and a response thereto.

On August 30, 2019, Lead Plaintiff filed an amended complaint that alleges the same claims and class period as the initial complaint. Defendants’ motion to dismiss the amended complaint is due on October 14, 2019.

On June 25, 2019, a shareholder derivative complaint was filed against certain of the Company’s directors and officers in the United States District Court for the District of Arizona. The case is captioned Falcone v. Dingess, et al., No. CV-19-04547-PHX-DJH (D. Ariz.). The complaint alleges, among other things, that the defendants violated federal securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, by making alleged false and/or misleading statements and failing to disclose certain information regarding the Company’s business with the City of San Diego. The complaint further alleges breaches of fiduciary duties, waste of corporate assets, and gross mismanagement. The factual allegations upon which these claims are based are similar to the factual allegations made in the Securities Class Action Litigation, described above. The complaint seeks, among other things, unspecified damages for the Company from the individual defendants, the payment of costs and attorneys’ fees, and that the Company be directed to reform certain governance and internal procedures.

On September 20, 2019, a shareholder derivative complaint was filed against certain of the Company’s directors and officers in the United States District Court for the District of Arizona. The case is captioned Manley v. Mahoney, et al., No. 2:19-cv-05233-DLR (D. Ariz.). The complaint alleges breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets. The factual allegations upon which these claims are based are similar to the factual allegations made in the Securities Class Action Litigation, described above. The complaint seeks, among other things, unspecified damages for the Company from the individual defendants, the payment of costs and attorneys’ fees, and that the Company be directed to reform certain governance and internal procedures.

As of June 30, 2019, the Company has not accrued for any litigation contingency.

F-34

NOTE 7 – LEASES

The Company adopted ASC Topic 842 effective January 1, 2019 using the prospective approach. In addition, the Company elected not to apply ASC Topic 842 to arrangements with lease terms of 12 months or less. On January 1, 2019, upon adoption of ASC Topic 842, the Company recorded right-of-use asset of $4,037,472, lease liability of $4,037,472. The Company determined the lease liability using the Company’s estimated incremental borrowing rate of 8.0% to estimate the present value of the remaining monthly lease payments.

The Company has entered into various operating and finance lease agreements. The finance lease agreements include equipment and vehicles for the use in daily operations and range from five to six-year terms.

The Company currently has seventeen office leases and are outlined below:

●	The first operating lease is for its welding supply store in Clearwater, FL, effective September 1, 2018, for ten years. The initial lease rate was $6,728 per month with 2% annual rent increases.

●	The second lease is a short-term lease for its welding supply store in Spring Hill, FL. This lease was effective May 1, 2018 and will end on April 30, 2019. The current lease rate is $1,338 per month.

●	The third operating lease is for its welding supply store in Lakeland, FL, from March 31, 2016 through March 31, 2020. The initial lease rate was $2,100 per month with escalating payments.

●	The fourth operating lease is for its welding supply store in Sarasota, FL, from August 1, 2016 through July 31, 2021. The current lease rate is $1,700 per month.

●	The fifth operating lease is for its welding supply store in Sulphur Springs, TX, from February 1, 2019 through January 31, 2020. The current lease rate is $2,000 per month.

●	The sixth lease is a short-term lease for its welding supply store in Woodland, CA, from April 4, 2018 through April 3, 2019. The current lease rate is $14,000 per month.

●	The seventh operating lease is for its gas fill plant in Flint, TX, from August 24, 2015 through August 23, 2020. The current lease rate is $900 per month.

●	The eighth operating lease is for its storage facility in Flint, TX, from August 1, 2016 through August 23, 2020. The current lease rate is $5,500 per month.

●	The ninth operating lease is for its welding supply store in Shreveport, LA, from December 1, 2015 through May 31, 2021. The initial lease rate was $2,846 per month with escalating payments.

●	The tenth operating lease is for its welding supply store in Palestine, TX, from August 13, 2015 through August 12, 2020. The current lease rate is $1,800 per month.

●	The eleventh operating lease is for its welding supply store in Paris, TX, from October 18, 2018 through October 17, 2020. The current lease rate is $3,000 per month.

●	The twelfth operating lease is for its welding supply store in Longview, TX, from October 27, 2018 through October 26, 2020. The current lease rate is $2,000 per month.

●	The thirteenth operating lease is for its cylinder repair shop in Tyler, TX, from February 16, 2019 through February 15, 2020. The current lease rate is $2,500 per month.

●	The fourteenth operating lease is for its welding supply store in Tyler, TX, from January 17, 2019 through January 16, 2020. The current lease rate is $6,500 per month.

●	The fifteenth operating lease is for its welding supply store in Compton, CA, from February 22, 2019 through October 31, 2026. The current lease rate is $29,400 per month.

●	The sixteenth operating lease is for its welding supply store in Pomona, CA, from February 22, 2019 through October 31, 2026. The current lease rate is $11,200 per month.

●	The seventeenth operating lease is for its welding supply store in Oxnard, CA, from February 22, 2019 through February 1, 2020. The initial lease rate was $3,394 per month with escalating payments.

●	The eighteenth operating lease is for its welding supply store in Lynwood, CA, from April 1, 2019 through September 30, 2023. The initial lease rate was $2,000 per month with escalating payments. The Company has no other operating with terms greater than 12 months.

Supplemental balance sheet information related to leases was as follows:

Operating Leases:
Operating lease right-of-use assets	$3,750,420

Current portion included in current liabilities	$670,055
Long-term portion included in non-current liabilities	3,080,365
Total operating lease liabilities	$3,750,420

Finance Leases:
Property and equipment, gross	$414,685
Accumulated depreciation	(166,240)
Property and equipment, net	$248,445

Other current liabilities	$90,303
Other long-term liabilities	158,142
Total finance lease liabilities	$248,445

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Supplemental lease expense related to leases was as follows:

	For the Three Months Ended 6/30/2019	For the Six Months Ended 6/30/2019
Operating lease expense	$319,935	$473,566

Finance lease expense:
Amortization of right-of-use assets	$19,068	$38,136
Interest on lease liabilities	2,930	6,083
Total finance lease expense	$21,998	$44,219

Total lease expense	$341,933	$517,785

Other information related to leases where the Company is the lessee is as follows:

For the Six Months Ended 6/30/2019
Weighted average remaining lease term:
Operating leases	6.5 years
Finance leases

Weighted average discount rate:
Operating leases	2.5%
Finance leases	4.7%

Supplemental cash flow information related to leases was as follows:

	For the Three Months Ended 6/30/2019	For the Six Months Ended 6/30/2019
Cash paid for amounts included in the measurement of lease liabilities:

Operating cash flows from operating leases	$261,248	$509,691
Operating cash flows from finance leases (interest payments)	2,930	6,083
Financing cash flows from finance leases	22,576	45,152

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$104,537	$3,024,084
Finance leases	-	-

Maturities of lease liabilities were as follows:

	Operating Leases	Finance Leases
Remainder of 2019	$509,798	$50,330
2020	801,911	91,420
2021	626,571	70,820
2022	595,541	40,034
2023	604,241	11,507
Thereafter	1,757,190	3,730
Total lease payments	4,895,252	267,840
Less: Present value adjustment	(1,144,832)	(19,395)
Total liability	$3,750,420	$248,445
Less: Current portion	(670,055)	(90,303)
Long term portion	$3,080,365	$158,142

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NOTE 8 – SUBSEQUENT EVENTS

License Agreement

On July 16, 2019, the Company entered into a Distribution and License Agreement (“License Agreement”) with Taronis Technologies, Inc. (“Taronis Technologies”). Under the terms of the License Agreement, Taronis Technologies granted the Company an exclusive worldwide manufacturing and distribution rights to its proprietary metal cutting fuel “MagneGas” as well as any other gases created using the equipment and methods claimed by Taronis Technologies’ patents. The License Agreement also grants the Company certain other rights related to the Company’s trademarks, patents and other intellectual property, including the ability to commercially manufacture and sell Venturi® Plasma Arc gasification systems for the creation of gases. The Company will pay to Taronis Technologies, a seven percent (7%) royalty on any net cash proceeds received by the Company in relation to the use of the license in any form or fashion. To date the royalties due under the License Agreement were limited to a small portion of MagneGas sales, such that had the License Agreement been in effect for all periods present, any royalty payments owing would have had an immaterial impact on the Company’s financial statements.

On August 30, 2019, Timothy Hauck notified Taronis Technologies, Inc. (the “Company”) of his resignation as the Company’s interim Chief Financial Officer and Treasurer. Mr. Hauck also resigned from his positions with the Company’s subsidiary Taronis Fuels, Inc. Mr. Hauck’s resignation is not the result of any disagreement with the policies, practices or procedures of the Company, but was due to not wanting to relocate his family to the Company’s new corporate headquarters in Phoenix, Arizona.

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